Exhibit 99.1
Execution Copy

CREDIT AGREEMENT
dated as of December 15, 2011,

among

VULCAN MATERIALS COMPANY,
as the Parent and a Borrower,

THE OTHER BORROWERS FROM TIME TO TIME PARTY HERETO,

The GUARANTORS FROM TIME TO TIME PARTY HERETO,
The LENDERS FROM TIME TO TIME PARTY HERETO,
SUNTRUST BANK,

as the Administrative Agent and an Issuing Bank,

with

SUNTRUST ROBINSON HUMPHREY, INC.,
as Left Lead Arranger and Bookrunner,

and

WELLS FARGO CAPITAL FINANCE, LLC,
as Joint Lead Arranger and Bookrunner,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Bookrunner,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agent,

and

BANK OF AMERICA, N.A., REGIONS BUSINESS CAPITAL, a division of Regions Bank, and U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Base Certificate
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Bank Products Letter Agreement
Exhibit F	-	Form of Notice of Conversion/Continuation
Exhibit G	-	Form of Request for Loan
Exhibit H	-	Form of Request for Issuance of Letter of Credit
Exhibit I	-	Form of Revolving Loan Note
Exhibit J	-	Form of Joinder Supplement

-i-

(continued)

SCHEDULES

Schedule 1.1(a)	-	Commitment Ratios
Schedule 1.1(b)	-	Permitted Liens
Schedule 1.1(c)	-	Existing Letters of Credit
Schedule 5.1(c)-1	-	Subsidiaries
Schedule 5.1(c)-2	-	Partnerships/Joint Ventures
Schedule 5.1(d)	-	Outstanding Equity Interest Ownership
Schedule 5.1(h)	-	Material Contracts
Schedule 5.1(i)	-	Labor Matters
Schedule 5.1(m)	-	Investments/Guaranties as of the Agreement Date
Schedule 5.1(o)	-	ERISA
Schedule 5.1(p)	-	Intellectual Property; Licenses and Certifications
Schedule 5.1(v)	-	Insurance
Schedule 5.1(x)	-	Leased and Owned Real Property
Schedule 5.1(y)	-	Environmental Matters
Schedule 5.1(aa)	-	Prior Names/Trade Names
Schedule 5.1(ff)	-	Surety, Performance and Reclamation Bonds
Schedule 6.15	-	Bank and Investment Accounts
Schedule 6.23	-	Post-Closing Matters
Schedule 8.1(b)	-	Scheduled Permitted Indebtedness
Schedule 8.6	-	Affiliate Transactions

-ii-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of December 15, 2011, is by and among VULCAN MATERIALS COMPANY, a New Jersey corporation (the “Parent”), each of the Persons party hereto from time to time as Borrowers (together with the Parent, each, a “Borrower,” and, collectively, the “Borrowers”), the Persons party hereto from time to time as Guarantors, the financial institutions party hereto from time to time as Lenders, SUNTRUST BANK, as the Issuing Bank, and SUNTRUST BANK, as the Administrative Agent, with SUNTRUST ROBINSON HUMPHREY, INC., as Left Lead Arranger and Bookrunner and WELLS FARGO CAPITAL FINANCE, LLC, as a Joint Lead Arranger and Bookrunner and Syndication Agent.

WITNESSETH:

WHEREAS, the Borrowers have requested that the Administrative Agent, the Issuing Bank and the Lenders make available to them the Commitments, on the terms and conditions set forth herein, to, among other things, (a) refinance certain existing Indebtedness on the Agreement Date, (b) fund transaction fees, costs and expenses in connection with the execution, delivery, and performance of this Agreement, and (c) provide for working capital and general corporate needs of the Borrowers (including, without limitation, pursuant to the issuance of Letters of Credit); and

WHEREAS, the Administrative Agent, the Issuing Bank and the Lenders are willing to make the Commitments and Loans available to the Borrowers upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS, ACCOUNTING PRINCIPLES AND
OTHER INTERPRETIVE MATTERS

Section 1.1       Definitions.  For the purposes of this Agreement:

“Account Debtor” shall mean any Person who is obligated to make payments in respect of an Account.

“Accounts” shall mean all “accounts,” as such term is defined in the UCC, of each Credit Party whether now existing or hereafter created or arising, including, without limitation, (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by chattel paper (as defined in the UCC) or instruments (as defined in the UCC)) (including any such obligations that may be characterized as an account or contract right under the UCC), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to a Credit Party arising out of the use of a credit card or charge card or for services rendered or to be rendered by such Credit Party; and (e) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“ACH Transactions” shall mean any automated clearinghouse transfer of funds by a Lender Group member (or any Affiliate of a Lender Group member) for the account of any Credit Party pursuant to agreement or overdrafts.

“Acquired Company” shall mean the Person (or the assets thereof) which is acquired pursuant to an Acquisition.

“Acquisition Consideration” shall mean the total consideration paid or payable (including, without limitation, any earn-out obligations) by any Credit Party or any Subsidiary of a Credit Party with respect to, and all Indebtedness assumed by any Credit Party or any Subsidiary of a Credit Party in connection with, an Acquisition.

“Acquisition” shall mean (whether by purchase, exchange, issuance of stock or other equity or debt securities, merger, reorganization, amalgamation or any other method) (a) any acquisition by the Parent or any of its Subsidiaries of any other Person, which Person shall then become consolidated with the Parent or any such Subsidiary in accordance with GAAP, (b) any acquisition by the Parent or any of its Subsidiaries of all or any substantial part of the assets of any other Person, or (c) any acquisition by the Parent or any of its Subsidiaries of any assets that constitute a division or operating unit of the business of any Person.

“Acquisition Pro Forma” shall have the meaning specified in the definition of Permitted Acquisition.

“Additional amount” shall have the meaning specified in Section 2.8(b)(i).

“Additional Collateral Requirements Date” shall have the meaning specified in Section 6.16.

 “Administrative Agent” shall mean SunTrust Bank, acting as administrative agent for the Lender Group, and any successor Administrative Agent appointed pursuant to Section 10.12.

“Administrative Agent Indemnified Person” shall have the meaning specified in Section 10.10.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, 23rd Floor, Atlanta, Georgia 30308, Attention:  Group Portfolio Manager, or such other office as may be designated by the Administrative Agent pursuant to the provisions of Section 11.1.

“Administrative Questionnaire” shall mean a questionnaire substantially in the form of Exhibit A.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or that is a director, officer, manager or partner of such Person.  For purposes of this definition, “control”, when used with respect to any Person, includes, without limitation, the direct or indirect beneficial ownership of ten percent (10%) or more of the outstanding Equity Interests of such Person or the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent Loans” shall have the meaning specified in Section 2.1(e).

“Aggregate Commitment Ratio” shall mean, with respect to any Lender, the ratio, expressed as a percentage, of (a) the unutilized portion of the Revolving Loan Commitment of such Lender plus Loans (other than Swing Loans and Agent Loans) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Loans outstanding of such Lender, divided by (b) the sum of the aggregate unutilized Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Loans) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Loans of all Lenders, which, as of the Agreement Date, are set forth (together with Dollar amounts thereof) on Schedule 1.1(a).

“Aggregate Revolving Credit Obligations” shall mean, as of any particular time, the sum of (a) the aggregate principal amount of all Revolving Loans then outstanding, plus (b) the aggregate principal amount of all Swing Loans then outstanding, plus (c) the aggregate principal amount of all Agent Loans then outstanding, plus (d) the aggregate amount of all Letter of Credit Obligations then outstanding.

“Aggregates” shall mean all stone, sand, gravel, limestone and similar minerals, including, but not limited to, all such materials that constitute As-Extracted Collateral under the UCC (but excluding oil and gas).

“Agreement” shall mean this Credit Agreement, together with all Exhibits and Schedules hereto in each case, as amended, restated, supplemented, or otherwise modified from time to time.
“Agreement Date” shall mean December 15, 2011.

“Agreement Date Collateral Account” shall mean any one or more deposit or securities accounts maintained at the Administrative Agent or any of its Affiliates and under the sole dominion and Control of the Administrative Agent, in each case on terms and conditions acceptable to the Administrative Agent, as contemplated in Sections 4.1(a)(xv) and 6.25.

“Anti-Terrorism Laws” shall mean any Applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations, and orders of governmental bodies or regulatory agencies applicable, whether by law or by virtue of contract, to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Margin” shall mean the percentage per annum determined from time to time from the following table and corresponding to the Average Excess Availability during each fiscal quarter of the Borrowers as determined by reference to Borrowing Base Certificates:

	Average Excess Availability	Eurodollar Loans	Base Rate Loans
Tier I	Less than 33.00% of the Revolving Loan Commitment	2.25%	1.25%
Tier II	Greater than or equal to 33.00% of the Revolving Loan Commitment, but less than 66.00% of the Revolving Loan Commitment	2.00%	1.00%
Tier III	Greater than or equal to 66.00% of the Revolving Loan Commitment	1.75%	0.75%

	Average Excess Availability	Unused Line Fee
Tier I	Greater than or equal to 50% of the Revolving Loan Commitment	0.375%
Tier II	Less than 50% of the Revolving Loan Commitment	0.25%

From and after the Agreement Date until March 31, 2012, the Applicable Margin for Eurodollar Loans and Base Rate Loans shall be set at Tier III as set forth in the table above and the Applicable Margin for the Unused Line Fee shall be set at Tier I as set forth in the table above.  Thereafter, the Applicable Margin shall be determined and adjusted on each Determination Date.  Except as otherwise provided in this paragraph, any increase or reduction in the Applicable Margin provided for herein shall be effective on each Determination Date.  Without limiting the Administrative Agent’s and the Lenders’ rights to invoke the Default Rate, if (A) any Borrowing Base Certificate required to be delivered pursuant to Section 7.5(a) for any calendar month has not been received by the Administrative Agent by the date required pursuant to Section 7.5(a) or (B) an Event of Default occurs and the Administrative Agent or the Majority Lenders so elect, then, in each case, the Applicable Margin shall be set at Tier I (with respect to Eurodollar Loans and Base Rate Loans) and shall be at Tier I with respect to the Unused Line Fee) until such time such Borrowing Base Certificate is received by the Administrative Agent and any Event of Default (whether resulting from a failure to timely deliver such Borrowing Base Certificate or otherwise) is waived in writing by the applicable Lenders in accordance with Section 11.12.

In the event that any Borrowing Base Certificate required by Section 7.5(a) is shown to be inaccurate (regardless of whether this Agreement or the Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall promptly (but in any event within three (3) Business Days or such longer period the Administrative Agent may agree to in its sole discretion) deliver to the Administrative Agent a correct certificate for such Applicable Period, (ii) the Applicable Margin for such Applicable Period shall be determined by reference to such certificate, and (iii) the Borrower shall promptly pay the Administrative Agent for the account of the Lenders, on demand, the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean that certain form of Assignment and Acceptance attached hereto as Exhibit B, pursuant to which each Lender may, as further provided in Section 11.5, sell a portion of its Loans or its portion of the Revolving Loan Commitment.

“Authorized Signatory” shall mean, with respect to any Credit Party, such senior personnel of such Credit Party as may be duly authorized and designated in writing to the Administrative Agent by such Credit Party to execute documents, agreements, and instruments on behalf of such Credit Party.

“Available Letter of Credit Amount” shall mean, at any time of determination, an amount equal to the lesser of (a) the Letter of Credit Commitment at such time less the aggregate amount of all Letter of Credit Obligations then outstanding and (b) Excess Availability at such time.

“Available Liquidity” shall mean, at any time of determination, the sum of (a) Unrestricted Cash plus (b) Excess Availability at such time.

“Average Excess Availability” shall mean, for any period, Excess Availability for each day of such period, divided by the number of days in such period.

“Bank Products” shall mean all bank, banking, financial, and other similar or related products and services extended to any Credit Party by any Bank Products Provider, including, without limitation, (a) merchant card services, credit or stored value cards, debit cards, and corporate purchasing cards; (b) cash management, treasury management, or related services, including, without limitation, ACH Transactions, remote deposit capture services, electronic funds transfer, e-payable, stop payment services, account reconciliation services, lockbox services, depository and checking services, overdraft, information reporting, deposit accounts, securities accounts, controlled disbursement services, and wire transfer services; (c) bankers’ acceptances, drafts, letters of credit (other than Letters of Credit) (and the issuance, amendment, renewal, or extension thereof), documentary services, foreign currency exchange services; and (d) all Hedge Agreements between such Persons.

“Bank Products Documents” shall mean all instruments, agreements and other documents entered into from time to time by the Credit Parties in connection with any of the Bank Products.

“Bank Products Letter Agreement” shall mean a letter agreement in substantially the form attached hereto as Exhibit E, in form and substance reasonably satisfactory to the Administrative Agent, duly executed by the applicable Bank Products Provider, the Borrowers, and the Administrative Agent.

“Bank Products Obligations” shall mean (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by any Credit Party to any Bank Products Provider pursuant to or evidenced by a Bank Products Document and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and (b) all amounts that the Administrative Agent or any Lender is obligated to pay to a Bank Products Provider as a result of the Administrative Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Products Provider with respect to the Bank Products provided by such Bank Products Provider to a Credit Party.

“Bank Products Provider” shall mean any Lender Group member that extends to any Credit Party a Bank Product.

“Bank Products Reserves” shall mean all reserves that the Administrative Agent from time to time establishes in its Permitted Discretion with respect to Bank Products Obligations, including, without limitation, Noticed Bank Product Obligations, then provided or outstanding.

“Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as now or hereafter amended, and any successor statute.

“Base Rate” shall mean the highest of (a) the per annum rate which the Administrative Agent publicly announces from time to time as its “prime lending rate” or “prime rate,” as in effect from time to time, (b) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (c) the Eurodollar Basis for a Eurodollar Loan Period of one month, which rate shall be determined on a daily basis (any changes in such rates to be effective as of the date of such changes).  The Administrative Agent’s “prime lending rate” or “prime rate” is a reference rate and does not necessarily represent the lowest or best rate of interest actually charged to customers of the Administrative Agent, and the Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below such “prime lending rate” or “prime rate.”  Each change in the Administrative Agent’s “prime lending rate” or “prime rate” shall be effective from and including the opening of business on the date such change is publicly announced as being effective.

“Base Rate Loan” shall mean a Loan which the Borrower requests to be made as a Base Rate Loan or which is converted to a Base Rate Loan, in accordance with the provisions of Section 2.2.

“Blocked Person” shall have the meaning specified in Section 5.1(cc)(ii).

“Borrower” shall have the meaning specified in the preamble.

“Borrower Representative” shall mean the Parent in its capacity as Borrower Representative pursuant to the provisions of Section 11.19.

“Borrowing Base” shall mean, at any time of determination, the sum of:

(a)	85% of Eligible Accounts;plus

(b)	the lesser of (i) 85% of the NOLV Percentage of Eligible Inventory and(ii) 75% of the Value of Eligible Inventory;plus

(c)
until (but not including) the earlier of (i) the date that is one-hundred twenty (120) days after the Agreement Date and (ii) the Collateral Account Release Date, the Eligible Collateral Account Amount; minus

(d)	any Bank Products Reserves; minus

(e)	all other Reserves.

“Borrowing Base Certificate” shall mean a certificate of an Authorized Signatory of the Borrower Representative substantially in the form of Exhibit C.

“Business Day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Georgia or the State of New York or is a day on which banking institutions located in such state are closed; provided, however, that when used with reference to a Eurodollar Loan (including the making, continuing, prepaying or repaying of any Eurodollar Loan), the term “Business Day” shall also exclude any day in which banks are not open for dealings in deposits of Dollars on the London interbank market.

“Capital Expenditures” shall mean, as determined for any period, on a consolidated basis for the Parent and its consolidated Subsidiaries in accordance with GAAP, the aggregate of all expenditures made by the Parent and its consolidated Subsidiaries that, in conformity with GAAP, are required to be included in or reflected on the consolidated balance sheet as a capital asset, including, without limitation, Capitalized Lease Obligations of the Parent and its consolidated Subsidiaries.

“Capitalized Lease Obligation” shall mean that portion of any obligation of a Person (in its capacity as lessee under a lease) which, at any time of determination and in accordance with GAAP, would be required to be capitalized on such Person’s balance sheet.

“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars, with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Cash Dominion Condition” shall mean the occurrence of any one or more of the following: (a) Excess Availability is at any time less than the greater of (i) $75,000,000 and (ii) 12.5% of the lesser of (A) the Borrowing Base and (B) the Revolving Loan Commitment or (b) any Default or Event of Default.  After the occurrence of a Cash Dominion Condition described in clause (a) above, such Cash Dominion Condition shall be deemed to be continuing until the date that Average Excess Availability for a period of sixty (60) consecutive days is greater than the greater of (i) $75,000,000 and (ii) 12.5% of the lesser of (A) the Borrowing Base and (B) the Revolving Loan Commitment, so long as on such date Excess Availability is greater than the greater of (1) $75,000,000 and (2) 12.5% of the lesser of (x) the Borrowing Base and (y) the Revolving Loan Commitment.  After the occurrence of a Cash Dominion Condition described in clause (b) above, such Cash Dominion Condition shall be deemed to be continuing until such time as the applicable Event of Default is waived by the applicable Lenders in accordance with Section 11.12.

“Cash Equivalents” shall mean, collectively, (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof; (ii) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six (6) months from the date of acquisition thereof; (iii) certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of the Administrative Agent or by any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; (v) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (vi) securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (ii) of this definition; and (vii) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (i) through (vi) of this definition or money market funds that (x) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (y) are rated AAA by S&P and Aaa by Moody’s and (z) have portfolio assets of at least $5,000,000,000.

“Change in Control” shall mean the occurrence of one or more of the following events:  (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the SEA), becomes the beneficial owner (as defined in Rule 13d-3 under the SEA), directly or indirectly, of 30%, or more, of the Equity Interests of the Parent having the right to vote for the election of members of the board of directors of the Parent; (b) as of any date a majority of the board of directors of the Parent consists (other than vacant seats) of individuals who were not either (i) directors of the Parent as of the Agreement Date, (ii) selected or nominated to become directors by the board of directors of the Parent of which a majority consisted of individuals described in clause (i), or (iii) selected or nominated to become directors by the board of directors of the Parent of which a majority consisted of individuals described in clause (i) and individuals described in clause (ii), or (c) any “change of control” occurs under any document evidencing any Material Indebtedness of the Parent or its Subsidiaries.

“Change in Law” shall mean the occurrence, after the Agreement Date or, in the case of an assignee of a Lender (other than an Affiliate of an existing Lender), after the date on which such assignee becomes a party to this Agreement and, in the case of a Participant (other than an Affiliate of an existing Lender), after the date on which it acquires its participation, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, to the extent not prohibited by Applicable Law, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all Property pledged as collateral security for the Obligations pursuant to the Security Documents, and all other property of a type described in Section 2 of the Security Agreement of any Credit Party that is now or hereafter in the possession or control of any member of the Lender Group, or on which any member of the Lender Group has been granted a Lien to secure the Obligations, including, without limitation, all of each Credit Party’s Accounts, Inventory, As-Extracted Collateral, and deposit accounts, all books and records of the Credit Parties relating to the foregoing, and all proceeds thereof.

“Collateral Delivery Requirements” shall have the meaning given such term in Section 6.24.

“Collections Account” shall have the meaning given such term in Section 6.15(c).

“Commercial Letter of Credit” shall mean a documentary Letter of Credit issued by the Issuing Bank in respect of the purchase of goods or services by a Borrower in the ordinary course of its business.

“Commitments” shall mean the Revolving Loan Commitment, which includes the Letter of Credit Commitment.

“Compliance Certificate” shall mean a certificate executed by the chief financial officer or treasurer of the Borrower Representative substantially in the form of Exhibit D.

“Control” shall mean, with respect to any asset, right, or property with respect to which a security interest therein is perfected by a secured party’s having “control” thereof (whether pursuant to the terms of an agreement or through the existence of certain facts and circumstances), that the Administrative Agent has “control” of such asset, right, or property in accordance with the terms of Article 9 of the UCC.

“Controlled Account Agreement” shall mean any agreement executed by a depository bank, securities intermediary, or commodities intermediary and the Administrative Agent and acknowledged and agreed to by the applicable Credit Party, in form and substance reasonably acceptable to the Administrative Agent, which, among other things, provides for the Administrative Agent’s Control, for the benefit of the Lender Group, of a deposit account, securities account, commodities account, or other bank or investment account, as amended, restated, supplemented, or otherwise modified from time to time.

“Controlled Deposit Account” shall have the meaning specified in Section 6.15(b).

“Controlled Disbursement Account” shall have the meaning specified in Section 2.2(f).

“Credit Parties” shall mean, collectively, the Borrowers and the Guarantors; and “Credit Party” shall mean any one of the foregoing Credit Parties.

“Credit Party Payments” has the meaning specified in Section 2.8(b)(i).

“Date of Issue” shall mean the date on which the Issuing Bank issues a Letter of Credit pursuant to Section 2.15 and, subject to the terms of Section 2.15(a), the date on which any such Letter of Credit is renewed.

“Default” means an event, condition or default which, with the giving of notice, the passage of time or both would become an Event of Default.

“Default Rate” shall mean a simple per annum interest rate equal to, with respect to all outstanding Obligations, the sum of (a) the applicable Interest Rate Basis, if any, with respect to the applicable Obligation, plus (b) the Applicable Margin for such Interest Rate Basis, plus (c) two percent (2.00%); provided, however, that (i) as to any Eurodollar Loan outstanding on the date that the Default Rate becomes applicable, the Default Rate shall be based on the then applicable Eurodollar Basis until the end of the current Eurodollar Loan Period and thereafter the Default Rate shall be based on the Base Rate as in effect from time to time, and (ii) as to any Base Rate Loan outstanding on the date that the Default Rate becomes applicable, the Default Rate shall be based on the Base Rate as in effect from time to time.

“Defaulting Lender” shall mean any Lender that (a) has failed to (i) fund all or any portion of the Revolving Loans within two (2) Business Days of the date such loans were required to be funded unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit, Swing Loans or Agent Loans) within two (2) Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent or the Issuing Bank or Swing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Revolving Loan and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations under the Revolving Loan Commitment (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, at any time after the Agreement Date, (i) become the subject of a proceeding under the Bankruptcy Code or any other bankruptcy law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental entity so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental entity) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Determination Date” shall mean the second Business Day immediately following the date that the Administrative Agent receives the Borrowing Base Certificate required to be delivered pursuant to Section 7.5(a) for the calendar month ending on March 31, June 30, September 30, and December 31 of each year.

“Dilution” shall mean, as of any date of determination, a percentage, based upon the experience of the immediately prior three (3) month period (or, at the Administrative Agent’s Permitted Discretion, a period of up to twelve (12) months), that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Borrowers’ Accounts during such period, by (b) the Borrowers’ gross billings with respect to Accounts during such period.

“Dilution Reserve” shall mean, as of any date of determination, an amount determined from time to time by the Administrative Agent in its Permitted Discretion and based on the Administrative Agent’s analysis of the Borrowers’ Dilution and other matters affecting the Borrowers and their Accounts and Account Debtors.

“Disqualified Equity Interests” shall mean, with respect to any Person, any Equity Interest that by its terms (or by the terms of any other Equity Interest into which it is convertible or exchangeable) or otherwise (a) matures (other than as a result of a voluntary redemption or repurchase by the issuer of such Equity Interest) or is subject to mandatory redemption or repurchase (other than solely for Equity Interests that are not Disqualified Equity Interests) pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holder thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior payment in full of the Obligations (other than any Obligations which expressly survive termination) and termination of the Commitments); or (b) is convertible into or exchangeable or exercisable for Indebtedness or any Disqualified Equity Interest at the option of the holder thereof; or (c) may be required to be redeemed or repurchased at the option of the holder thereof (other than solely for Equity Interests that are not Disqualified Equity Interests), in whole or in part, in each case specified in (a), (b) or (c) above on or prior to the date that is one hundred twenty (120) days after the Maturity Date; or (d) provides for mandatory payments of dividends to be made in cash.

“Dividends” shall mean any direct or indirect distribution, dividend, or payment to any Person on account of any Equity Interests of any Credit Party or any of their Subsidiaries.

“Dollars” or “$” shall mean the lawful currency of the United States of America.

 “Domestic Subsidiary” shall mean any direct or indirect Subsidiary of any Credit Party that is organized and existing under the laws of the US or any state or commonwealth thereof or under the laws of the District of Columbia.

“Earnout Obligations” shall mean any earnout obligations or similar deferred or contingent purchase price obligations incurred or created in connection with a Permitted Acquisition (or in an Acquisition consummated prior to the Agreement Date) where the amounts of such obligations are based upon, and are dependent upon, the business acquired pursuant to such Acquisition achieving meaningful revenue, earnings or other performance target levels agreed upon in good faith by the applicable Credit Party or Subsidiary and the seller in such Acquisition.

“EBITDA” shall mean, as determined for any period on a consolidated basis for the Parent and its consolidated Subsidiaries, an amount equal to the sum of (a) Net Income plus (b) to the extent deducted in determining Net Income, and without duplication, the sum of (i) Interest Expense, (ii) income tax expense (but not credits), (iii) depreciation, depletion, accretion and amortization, (iv) changes to LIFO reserves, (v) non-recurring charges not to exceed 10% of EBITDA (determined without giving effect to this clause (v)), (vi) all other non-cash charges, excluding any non-cash charge relating to write-offs, write-downs, or reserves with respect to Accounts and Inventory, and (v) any loss from the early extinguishment or modification of debt minus (c) to the extent added in determining Net Income, and without duplication, the sum of (i) income tax credits, (ii) all non-cash items increasing Net Income (other than, for the avoidance of doubt, non-cash amortization of interest rate swap gains), (iii) non-recurring gains, and (iv) any income from the early extinguishment or modification of debt.

For purposes of any determination of the Fixed Charge Coverage Ratio, EBITDA shall, subject to the limitations set forth in this paragraph, be adjusted for any period during which one or more Permitted Acquisitions or dispositions of Property (for the purposes of this definition, each, a “Specified Transaction”) occurs such that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) and the following adjustments in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement: income statement items (whether positive or negative) attributable to the Property or Person subject to such Specified Transaction, (1) in the case of a disposition of assets, shall be excluded, and (2) in the case of a Permitted Acquisition, shall be included; provided that the foregoing pro forma adjustments may be applied to any such definition, test or financial covenant solely to the extent that such adjustments (A) with respect to cost savings and synergies are reasonably expected to be realized within twelve (12) months of such Specified Transaction as set forth in reasonable detail on a certificate of the chief financial officer of the Borrower Representative delivered to the Administrative Agent, (B) are calculated on a basis consistent with GAAP, (C) in the case of dispositions of Property, are based upon historical EBITDA as set forth in financial statements reasonably acceptable to the Administrative Agent with respect to the Person or Property subject to such disposition, (D) in the case of Permitted Acquisitions, are based upon Target Financials (as defined in the definition of Permitted Acquisitions), and (E) are approved in advance by the Administrative Agent in its Permitted Discretion.

“Eligible Accounts” shall mean, at any time of determination, all Accounts (valued at the face amount of the applicable invoice therefor, minus the maximum discounts, credits, and allowances set forth on the face of such invoice which may be taken by Account Debtors on such Accounts, any general ledger accruals or unreconciled differences (to the extent such accruals and differences reduce the aging of any such Account), and net of any sales tax, finance charges, or late payment charges included in the amount invoiced and adjusted for revenue recognition) arising in the ordinary course of a Borrower’s business from the rendition of services or the sale of Inventory by a Borrower, that the Administrative Agent determines in its Permitted Discretion to be Eligible Accounts; provided, however, that, without limiting the right of the Administrative Agent to establish other criteria of ineligibility in its Permitted Discretion, Eligible Accounts shall not include any of the following Accounts:

(a)           any Account which is more than ninety (90) days past its invoice date or sixty (60) days past its due date;

(b)           Accounts not evidenced by a paper invoice or an electronic equivalent acceptable to the Administrative Agent;

(c)           Accounts with respect to which any of the representations, warranties, covenants and agreements contained in Section 5.2 are not or have ceased to be complete and correct or have been breached;

(d)           Accounts (or any other Account due from the same Account Debtor), with respect to which, in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;

(e)           Accounts as to which the applicable Borrower has not performed, as of the applicable date of determination, all of its obligations then required to have been performed, applicable to such Accounts;

(f)           Accounts as to which any one or more of the following events has occurred with respect to the Account Debtor on such Accounts:  death or judicial declaration of incompetency of such Account Debtor who is an individual; the filing by or against such Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the US, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by such Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for such Account Debtor or for any of the assets of such Account Debtor, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in Bankruptcy Code; the institution by or against such Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the US or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, such Account Debtor; the sale, assignment, or transfer of all or substantially all of the assets of such Account Debtor unless the obligations of such Account Debtor in respect of the Accounts are assumed by and assigned to such purchaser or transferee; the nonpayment generally by such Account Debtor of its debts as they become due; or the cessation of the business of such Account Debtor as a going concern;

(g)           those Accounts of an Account Debtor for whom fifty percent (50%) or more of the aggregate Dollar amount of such Account Debtor’s outstanding Accounts are classified as ineligible under clause (a) above;

(h)           Accounts owed by an Account Debtor which: (i) does not maintain its primary business delivery locations, payment centers, and chief executive office in the US or Canada; or (ii) is not organized under the laws of the US or Canada or any province, state or territory thereof; or (iii) is the government of any foreign country or sovereign state, or of any state, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Accounts are secured or payable by a letter of credit or acceptance, or insured under foreign credit insurance in each case, on terms and conditions satisfactory to the Administrative Agent in its sole and absolute discretion; or (iv) is the government of the US, or any department, agency, public corporation, or other instrumentality thereof or any State or territory of the US, unless all required procedures for the effective collateral assignment of the Accounts under the Federal Assignment of Claims Act of 1940 (or other Applicable Law) and any other steps necessary to perfect the Administrative Agent’s security interest, for the benefit of the Lender Group, in such Accounts have been complied with to the Administrative Agent’s sole satisfaction with respect to such Accounts; or (v) is a Blocked Person;

(i)           Accounts owed by an Account Debtor which is an Affiliate or employee of a Borrower;

(j)           Accounts which are owed by an Account Debtor to which a Borrower is indebted in any way (including, without limitation, creditors and suppliers of a Borrower), or which are subject to any right of setoff by the Account Debtor, including, without limitation, for co-op advertising, rebates, incentives and promotions, to the extent of such indebtedness or right of setoff;

(k)           Accounts which the Account Debtor disputes the liability therefor or are otherwise in dispute or are otherwise subject to any potential counterclaim, deduction, discount, recoupment, reserve, defense, dispute, chargeback, credit, allowance, contra-account, volume rebate, cooperative advertising accrual, deposit, or offset (but only to the extent of the amount in dispute);

(l)           Accounts which represent price adjustments related to oil index billing or sales on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis;

(m)           Accounts which are evidenced by a promissory note or other instrument or by chattel paper;

(n)           Accounts as to which the applicable Account Debtor has not been sent an invoice or which are partially billed;

(o)           Accounts with respect to which the Account Debtor is located in a state or jurisdiction (including, without limitation, Alabama, New Jersey, Minnesota, and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that the applicable Borrower may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by the Administrative Agent to be significant in amount, and such later qualification cures any bar to access to such courts to enforce payment of such Account;

(p)           Accounts which are not a bona fide, valid and enforceable obligation of the Account Debtor thereunder;

(q)           Accounts (i) which are not subject to a valid and continuing, duly perfected, first-priority Lien in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents, or (ii) in which the applicable Borrower does not have good and marketable title, free and clear of any Liens (other than Liens in favor of the Administrative Agent, for the benefit of the Lender Group, Liens described in clause (f) of the definition of Permitted Liens, and, so long as the Administrative Agent has imposed a Reserve with respect to such Permitted Lien in an amount determined by the Administrative Agent in its Permitted Discretion, other Permitted Liens granted by Persons (other than any Credit Party or Subsidiary) on the Real Property comprising a Quarry Site that may extend to such Accounts), or as to which all action necessary or advisable to perfect such security interest has not been taken, it being acknowledged and agreed that, prior to any Account that constitutes As-Extracted Collateral becoming an Eligible Account, the Borrowers shall have provided such evidence as the Administrative Agent may require, including to determine the accuracy of the matters described in clauses (i) and (ii) above; provided that it shall not be required that such evidence include the items described in clauses (1), (2), (3), and (4) of Section 6.16(c) until the date required by Section 6.16(c); provided that, from and after the Additional Collateral Requirements Date, no Account that constitutes As-Extracted Collateral that arose from the sale of goods at a Quarry Site that is not an Eligible Quarry Site shall be an Eligible Account;

(r)           Accounts which are owed by an Account Debtor to the extent that such Accounts, together with all other Accounts owing by the same Account Debtor and its Affiliates, exceed in the aggregate ten percent (10%) of the sum of all Eligible Accounts (or such higher percentage as the Administrative Agent may establish for any such Account Debtor from time to time);

(s)           Accounts which represent rebates, refunds or other similar transactions, but only to the extent of the amount of such rebate, refund or similar transaction;

(t)           Accounts which consist of progress billings (such that the obligation of the Account Debtors with respect to such Accounts is conditioned upon the applicable Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto) or retainage invoices;

(u)           Accounts which relate to any contract, project or services for which a performance, surety, or completion bond or financial guaranty or similar assurance has been issued or is otherwise subject to a bonding contract, other than any bonds or similar assurances issued or entered into solely with respect to Reclamation;

(v)           Accounts with respect to which the Administrative Agent believes that such Accounts may not be collectible by reason of the Account Debtor’s creditworthiness;

(w)           Accounts which are not denominated in Dollars;

(x)           Accounts which represent any obligation that must be collected from the Account Debtor and paid by the Borrowers to a third party as a “pass-through” item, but only to the extent of the amount of such pass-through;

(y)           Accounts which represent the remaining obligations for partially paid invoices;

(z)           Accounts arising from a sale on a cash-on-delivery or cash-in-advance basis or cash or credit card sale receivables; or

(aa)           Accounts as to which a security agreement, financing statement, equivalent security or Lien instrument or continuation statement is on file or of record in any public office, except as may have been filed in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents.

To the extent applicable, “Eligible Accounts” shall not include aged credit balances outstanding for longer than ninety (90) days past the date of the original invoice or sixty (60) days past the original due date.

“Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) any other Person approved by (i) the Administrative Agent, (ii) with respect to any proposed assignee of all or any portion of the Revolving Loan Commitment, the Issuing Bank and, (iii) unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) a Default or Event of Default exists, the Borrower Representative, such approvals not to be unreasonably withheld or delayed; provided, however, that if the consent of the Borrower Representative to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in Section 11.5(b)), the Borrower Representative shall be deemed to have given its consent five (5) Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower Representative prior to such fifth Business Day.  None of the Borrowers, any of their Subsidiaries, any of their Affiliates, or any Defaulting Lender shall be an Eligible Assignee.

“Eligible Collateral Account Amount” shall mean, at any time of determination, 50% of all cash and Specified Investments on deposit or in the Agreement Date Collateral Account (determined by the Administrative Agent); provided, however, that the Eligible Collateral Account Amount shall never exceed $31,250,000.

“Eligible Deposit Account” shall mean any deposit account in the continental United States subject to a Controlled Account Agreement.

“Eligible Inventory” shall mean, as of any particular date, the portion of a Borrower’s Inventory consisting of construction Aggregates, cement, concrete, asphalt, and additives that are finished goods or raw materials (including Aggregates that have been extracted from Real Property and are readily available for processing, but excluding, for the avoidance of doubt, any Aggregates prior to extraction from Real Property) and clinker and that the Administrative Agent determines to be Eligible Inventory in its Permitted Discretion; provided, however, that without limiting the right of the Administrative Agent to establish other criteria of ineligibility in its Permitted Discretion, Eligible Inventory shall not include any of the following Inventory:

(a)           Inventory that is not owned solely by the applicable Borrower;

(b)           Inventory that does not conform to all of the warranties, and representations regarding the same which are set forth in this Agreement, including, without limitation Section 5.3, or any of the other Loan Documents;

(c)           Inventory that is not located at a Permitted Location;

(d)           Inventory that is located at a Permitted Location not owned and controlled by a Borrower or that is located at a Permitted Location where the access to such Permitted Location by the Administrative Agent may require the consent of a third party, unless (i) the Administrative Agent has received a Third Party Agreement from the Person owning or in control of such Permitted Location and all Persons owning or in control of other locations with respect to which access may be required with respect to a Permitted Location or (ii) the Administrative Agent has instituted a Rent Reserve with respect thereto, which the Administrative Agent shall institute in the absence of an acceptable Third Party Agreement;

(e)           Inventory that is (i) subject to any claim of reclamation, Lien (other than Liens in favor of the Administrative Agent, for the benefit of the Lender Group, and Liens described in clause (f) of the definition of Permitted Liens, and, so long as the Administrative Agent has imposed a Reserve with respect to such Permitted Lien in an amount determined by the Administrative Agent in its Permitted Discretion, other Permitted Liens granted by Persons (other than any Credit Party or Subsidiary) on the Real Property comprising a Quarry Site that may extend to such Inventory), adverse claim, interest or right of any other Person; or (ii) not personal property in which the applicable Borrower has granted a valid and continuing first priority Lien in favor of the Administrative Agent, for the benefit of the Lenders, pursuant to the Security Documents, or as to which all action necessary or advisable to perfect such security interest has not been taken, it being acknowledged and agreed that, prior to any Inventory that is As-Extracted Collateral as to any Person becoming Eligible Inventory, the Borrowers shall have provided such evidence as the Administrative Agent may require, including to determine the accuracy of the matters described in clauses (i) and (ii) above; provided that, from and after the Additional Collateral Requirements Date, no Inventory that constitutes As-Extracted Collateral shall be Eligible Inventory unless such Inventory was extracted from an Eligible Quarry Site;

(f)           Inventory that is on consignment from any Borrower, as consignor, to any other Person (other than a Credit Party), as consignee, and any Inventory which is on consignment to any Borrower, as consignee, from any other Person (other than a Credit Party), as consignor;

(g)           Inventory that is not in good condition or does not meet all standards imposed by any Person having regulatory authority over such goods or their use and/or sale, or Inventory that is not currently saleable in the normal course of the applicable Borrower’s business;

(h)           Inventory consisting of parts, components, or supplies or that constitutes work-in-process (other than clinker) or capitalized labor;

(i)           Inventory scheduled for return to vendors, Inventory which is obsolete or slow-moving (for purposes of this subsection, what constitutes “obsolete or slow-moving” Inventory shall be determined by the Administrative Agent in its Permitted Discretion), display items, packaging materials, labels or name plates or similar supplies;

(j)           Inventory that is subject to any license or agreement with any Person that limits or restricts the applicable Borrower’s or the Administrative Agent’s right to sell or otherwise dispose of such Inventory (unless such Person has entered into a Third Party Agreement in form and substance satisfactory to the Administrative Agent);

(k)           Inventory that is commingled with the goods of any other Person (other than a Credit Party);

(l)           which is subject to any negotiable Document;

(m)           Inventory located at any location with respect to which business operations (including, without limitation, the sale of remaining Inventory) of the Credit Parties have been discontinued;  or

(n)           Inventory that is covered, in whole or in part, by any security agreement, financing statement, equivalent security or Lien instrument or continuation statement which is on file or of record in any public office, except such as may have been filed in favor of the Administrative Agent, for the benefit of the Lenders, pursuant to the Security Documents.

“Eligible Quarry Site” shall mean any Quarry Site (including any Quarry Site that is not a Specified Quarry Site) with respect to which the actions described in Section 6.16 have been satisfied.

“Environmental Laws” shall mean, collectively, any and all applicable Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct or requirements concerning environmental protection matters, including without limitation, Hazardous Materials and their effects on human health, as now or may at any time during the term of this Agreement be in effect, including, without limitation, the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq. and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Marine Protection, Research and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; those portions of the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. concerning Hazardous Materials exposure; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right to Know Act (“CERCLA”), the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101 et seq., and Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq., and the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq.

“Environmental or Mining Permit” shall mean any permit, license, approval, consent or other authorization by or from a Governmental Authority required for surface or subsurface mining, quarrying, dredging, drilling and similar or related operations and activities, or Reclamation or otherwise required under Environmental Laws or Mining Laws

“Equity Interests” shall mean, as applied to any Person, any capital stock, membership interests, partnership interests or other equity interests of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect on the Agreement Date and as such Act may be amended thereafter from time to time.

“ERISA Affiliate” shall mean, with respect to any Credit Party, any trade or business (whether or not incorporated) that together with such Credit Party, are treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean, with respect to any Credit Party or any ERISA Affiliate, (a) a “reportable event” within the meaning of Section 4043 of ERISA with respect to a Title IV Plan for which the 30-day notice period has not been waived; (b) a withdrawal by any Credit Party or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA or the termination of any such Title IV Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (c) the incurrence by any Credit Party or any ERISA Affiliate of any liability with respect to a complete or partial withdrawal by any Credit Party or any ERISA Affiliate from a Multiemployer Plan or notification received by a Credit Party or an ERISA Affiliate that a Multiemployer Plan is, or is expected to be, in reorganization or insolvency within the meaning of Title IV of ERISA or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Title IV Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (e) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums not yet due or premiums due but not yet delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate; (g) with respect to a Title IV Plan, the failure by any Credit Party or any ERISA Affiliate to satisfy the minimum funding standard of Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA, whether or not waived, or the failure to make by its due date a required installment under Section 430(j) of the Code or  Section 303(j) of ERISA or the failure by any Credit Party or any ERISA Affiliate to make any contribution to a Multiemployer Plan; (h) the imposition of a Lien pursuant to Section 401(a)(29) or 430(k) of the Code or  pursuant to Section 303(k) or Title IV of ERISA or a violation of Section 436 of the Code with respect to any Title IV Plan; (i) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA); (j) a Title IV Plan is, or is reasonably expected to be, in “at-risk” status within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; or (k) a Multiemployer Plan to the knowledge of a Credit Party or an ERISA Affiliate, (x) is in “endangered status” (under Section 432(b)(1) of the Code or Section 305(b)(1) of ERISA) or (y) is in “critical status” (under Section 432(b)(2) of the Code or Section 305(b)(2) of ERISA).

“Eurodollar Loan” shall mean a Loan which a Borrower requests to be made as a Eurodollar Loan or which is continued as or converted to a Eurodollar Loan, in accordance with the provisions of Section 2.2.

“Eurodollar Loan Period” shall mean, for each Eurodollar Loan, each one (1), two (2), three (3), or six (6) month period, as selected by a Borrower pursuant to Section 2.2, during which the applicable Eurodollar Rate (but not the Applicable Margin) shall remain unchanged.  Notwithstanding the foregoing, however, (a) any applicable Eurodollar Loan Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Eurodollar Loan Period shall end on the next preceding Business Day; (b) any applicable Eurodollar Loan Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Eurodollar Loan Period is to end shall (subject to clause (i) above) end on the last day of such calendar month; and (c) no Eurodollar Loan Period shall extend beyond the Maturity Date or such earlier date as would interfere with the repayment obligations of the Borrower under Section 2.6.

“Eurodollar Basis” shall mean, with respect to each Eurodollar Loan Period for a Eurodollar Loan, a simple per annum interest rate equal to the quotient of (a) the Eurodollar Rate divided by (b) one (1) minus the Eurodollar Reserve Percentage, stated as a decimal.  The Eurodollar Basis shall remain unchanged during the applicable Eurodollar Loan Period, except for changes to reflect adjustments in the Eurodollar Reserve Percentage.

“Eurodollar Rate” shall mean, for any applicable Eurodollar Loan Period with respect to any Eurodollar Loan, the British Bankers’ Association Interest Settlement Rate per annum for deposits in Dollars for a period equal to such Eurodollar Loan Period appearing on the display designated as Reuters Screen LIBOR01 Page (or such other page on that service or such other service designated by the British Bankers’ Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two (2) Business Days prior to the first day of the Eurodollar Loan Period or if such Reuters Screen LIBOR01 Page is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Eurodollar Loan Period, LIBOR shall mean the rate of interest reasonably determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such Eurodollar Loan Period by leading banks in the London interbank market as of 10:00 a.m. (Atlanta, Georgia time) for delivery on the first day of such Eurodollar Loan Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Loan of the Administrative Agent.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next one one-hundredth of one percent (1/100th of 1%)) in effect on any day to which the Administrative Agent is subject with respect to the Eurodollar Basis, pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) (“Regulation D”) with respect to Eurocurrency Liabilities (as that term is defined in Regulation D).  Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Administrative Agent under Regulation D.  The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.  The Eurodollar Basis for any Eurodollar Loan shall be adjusted as of the effective date of any changes in the Eurodollar Reserve Percentage.

“Event of Default” shall mean any of the events specified in Section 9.1.

“Excess Availability” shall mean, at any time of determination, the amount (if any) by which (a) the lesser of (i) the Revolving Loan Commitment minus Reserves and (ii) the Borrowing Base (taking into account any Reserves which may have been implemented or modified since the date of the most recent Borrowing Base Certificate) exceeds (b) the Aggregate Revolving Credit Obligations.

“Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Excluded Accounts” shall mean (a) deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Credit Party’s employees, (b) any zero balance account or disbursement only account, and (c) any other deposit accounts having less than $100,000 of funds on deposit therein in the aggregate for all such deposit accounts.

“Existing Letters of Credit” shall mean those letters of credit listed on Schedule 1.1(c).

“FATCA” shall mean Section 1471-1474 of the Code and any regulations or guidance issued thereunder.

“Federal Funds Rate” shall mean, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 12:00 noon (Atlanta, Georgia time) on that day by each of three (3) leading brokers of Federal funds transactions in New York, New York selected by the Administrative Agent.

“Financial Covenants” shall mean the financial covenants applicable to the Credit Parties from time to time pursuant to Section 8.8.

“Fixed Charge Coverage Ratio” shall mean, at any time of determination, with respect to the Parent and its Subsidiaries on a consolidated basis for the then most recently ended period of four (4) fiscal quarters for which the Administrative Agent has received financial statements pursuant to Section 7.1(b), the ratio of (a) (i) EBITDA minus (ii) the sum of (1) Capital Expenditures made in cash (other than Capital Expenditures made with the proceeds of the issuance of Equity Interests (other than Disqualified Equity Interests) of (including any capital contribution to) the Parent that were received during such period, but after the Agreement Date, or financed with Indebtedness (other than Revolving Loans) permitted to be incurred hereunder) and (2) tax payments made in cash (excluding cash taxes paid in connection with gains on asset sales permitted hereunder), to (b) LTM Fixed Charges.

“Fixed Charge Coverage Ratio Condition” shall mean at any time that Excess Availability is less than the greater of (a) $60,000,000 and (b) ten percent (10%) of the lesser of (i) the Borrowing Base and (ii) the Revolving Loan Commitment.  After the occurrence of a Fixed Charge Coverage Ratio Condition, such Fixed Charge Coverage Ratio Condition shall be deemed to be continuing on any date of determination until the date that Average Excess Availability for a period of sixty (60) consecutive days is greater than the greater of (a) $60,000,000 and (b) ten percent (10%) of the lesser of (i) the Borrowing Base and (ii) the Revolving Loan Commitment, so long as on such date Excess Availability is greater than the greater of (A) $60,000,000 and (B) ten percent (10%) of the lesser of (1) the Borrowing Base and (2) the Revolving Loan Commitment.

“Fixed Charges” shall mean, with respect to the Parent and its Subsidiaries on a consolidated basis for any period, the sum (without duplication) of (a) Interest Expense paid or payable in cash, (b) scheduled principal payments paid or payable on outstanding Indebtedness (other than payments due and paid at the final stated maturity of such Indebtedness), (c) dividends and distributions paid to holders of Equity Interests of the Parent or any other Subsidiary that is not a Credit Party, and (d) payments on Earnout Obligations.

“Foreign Lender” shall have the meaning specified in Section 2.8(b).

“Foreign Plan” shall mean any employee benefit plan maintained or contributed to by any Credit Party or any Subsidiary of a Credit Party that provides pension benefits to employees employed outside the United States.

“Foreign Subsidiary” shall mean any Subsidiary of a Credit Party that is not a Domestic Subsidiary.

“Fund” shall mean any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the US accounting profession).

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government.

“Guarantors” shall mean, collectively, the Subsidiary Guarantors and any other Person that has executed a Joinder Supplement or other document guaranteeing all or any portion of the Obligations, and “Guarantor” shall mean any one of the foregoing Guarantors.

“Guaranty” or “guaranteed,” as applied to an obligation (each a “primary obligation”), shall mean and include (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit, and any obligation of any Person, whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of such primary obligation or (B) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof or (iv) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof.  All references in this Agreement to “this Guaranty” shall be to the Guaranty provided for pursuant to the terms of Article 3.  The amount of any Guaranty shall be the maximum amount for which the Person may be liable pursuant to the terms of the instrument embodying such Guaranty; and if such amounts are not determinable, the maximum reasonably anticipated liability in respect thereof, as determined by such Person in good faith.

“Hazardous Materials” shall mean any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), and friable asbestos containing materials defined or regulated as such in or under any Environmental Law.

“Hedge Agreement” shall mean any and all transactions, agreements or documents now existing or hereafter entered into between or among any Credit Party or any of their Subsidiaries, on the one hand, and any other Person, on the other hand, which provides for an interest rate, credit or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, commodity hedges or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Credit Party’s or such Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations, or commodity prices.

“Hedge Obligations” shall mean any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of any Credit Party arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Bank Products Providers.

“Immaterial Subsidiary” shall mean any Subsidiary (other than a Borrower) whose assets constitute less than one percent (1%) of the total consolidated net tangible assets of the Parent and its Subsidiaries on a consolidated basis as determined at the end of the most recent fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Sections 7.1(b) or 7.2; provided that no Subsidiary that owns or operates all or any portion of a Quarry Site or other Permitted Location, in each case, at which Collateral is located shall be an Immaterial Subsidiary.

“Increase Notice” shall have the meaning specified in Section 2.1(f)(i).

“Increase Effective Date” shall have the meaning specified in Section 2.1(f)(iv).

“Indebtedness” of any Person shall mean, without duplication, (a) any obligation of such Person for borrowed money, including, without limitation, the Obligations, (b) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) any obligation of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade), (d) any obligation of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (e) any Capitalized Lease Obligations of such Person, (f) any obligation, contingent or otherwise, of such Person in respect of letters of credit, acceptances, surety bonds or similar extensions of credit, (g) any Guaranty by such Person of the type of indebtedness described in clauses (a) through (f) above, (h) all indebtedness of a third party secured by any lien on property owned by such Person, whether or not such indebtedness has been assumed by such Person, (i) any obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Equity Interests of such Person, (j) any off-balance sheet liability retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of a borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries, and (k) any obligation under any Hedge Agreement (calculated as the amount of net payments such Person would have to make under such agreements if an early termination thereof occurred on the date the Indebtedness of such Person was being determined); provided, however, that, notwithstanding anything in GAAP to the contrary, the amount of all obligations shall be the full face amount of such obligations, except with respect to the obligations in clause (k), which shall be calculated in the manner set forth in clause (k).  Notwithstanding the foregoing, Earnout Obligations shall not constitute Indebtedness.

“Indemnified Person” shall mean each Administrative Agent Indemnified Person, each member of the Lender Group, each Affiliate thereof and each of their respective employees, representatives, officers, members, partners, directors, agents, consultants, counsel, accountants, and advisors.

“Information and Collateral Disclosure Certificate” shall mean each Information and Collateral Disclosure Certificate executed and delivered from time to time by a Credit Party pursuant to this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Intellectual Property” shall mean all intellectual and similar Property of a Person including (a) inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software, and databases; (b) all embodiments or fixations thereof and all related documentation, applications, registrations, and franchises; (c) all licenses or other rights to use any of the foregoing; and (d) all books and records relating to the foregoing.

“Interest Expense” shall mean, as determined for any period on a consolidated basis for the Parent and its consolidated Subsidiaries in accordance with GAAP, the total interest expense, including, without limitation, the interest component of any payments in respect of capital leases capitalized or expensed during (whether or not actually paid) and the net amount payable (or minus the net amount receivable) under Hedge Agreements (whether or not actually paid or received).

“Interest Rate Basis” shall mean the Base Rate or the Eurodollar Basis, as applicable.

“Inventory” shall mean all “inventory,” as such term is defined in the UCC, of each Credit Party, whether now existing or hereafter acquired, created or produced wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of a Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, goods that are leased by a Credit Party as lessor, or that constitute raw materials (including Aggregates that have been extracted from Real Property and are readily available for processing), samples, work-in-process, finished goods, returned goods, promotional materials or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment” shall mean, with respect to any Person, any loan, advance or extension of credit by such Person to, or any Guaranty with respect to the Equity Interests, Indebtedness or other obligations of, or any contributions to the capital of, any other Person, or any ownership, purchase or other acquisition by such Person of any Equity Interests of any other Person, other than any Acquisition.  In determining the aggregate amount of Investments outstanding at any particular time, (a) the amount of any Investment represented by a Guaranty shall be the maximum amount for which the guarantor may be liable pursuant to the terms of the instrument embodying such Guaranty; and if such amounts are not determinable, the maximum reasonably anticipated liability in respect thereof, as determined by the Person providing such Guaranty in good faith; (b) there shall be deducted in respect of each such Investment any amount received as a return of principal or capital (including by repurchase, redemption, retirement, repayment, liquidating or other dividend or distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (d) there shall not be deducted from or added to the aggregate amount of Investments any decrease or increases, as the case may be, in the market value thereof.

“Issuing Bank” shall mean SunTrust Bank, Bank of America, N.A., and Wells Fargo Bank, National Association, each of the other Lenders listed as Issuing Banks on the signature pages hereof on the Agreement Date, and any other Lender designated by the Borrower Representative and approved by the Administrative Agent that hereafter may be designated as the Issuing Bank.

“Joinder Supplement” shall have the meaning specified in Section 6.20.

“Lead Arrangers” shall mean SunTrust Robinson Humphrey, Inc., and Wells Fargo Capital Finance, LLC.

“Lender Group” shall mean, collectively, the Administrative Agent (for itself and on behalf of any of its Affiliates party to a Bank Products Document), the Issuing Bank, the Swing Bank, and the Lenders (for themselves and on behalf of any their Affiliates party to a Bank Products Document).  In addition, if SunTrust Bank ceases to be the Administrative Agent or if any Lender ceases to be a Lender, then for any Bank Products Document entered into by any Credit Party with SunTrust Bank or any of its Affiliates while SunTrust Bank was the Administrative Agent, or such Lender or any of its Affiliates while such Lender was a Lender, then SunTrust Bank, such Lender, or any such Affiliate, as applicable, shall be deemed to be a member of the Lender Group for purposes of determining the secured parties under any Security Documents.

“Lenders” shall mean those lenders whose names are set forth on the signature pages to this Agreement under the heading “Lenders” and any assignees of the Lenders who hereafter become parties hereto pursuant to and in accordance with Section 11.5 or 11.16; and “Lender” shall mean any one of the foregoing Lenders.

“Letter of Credit Commitment” shall mean, as of any date of determination, the obligation of the Issuing Bank to issue Letters of Credit as of such date.  As of the Agreement Date, the Letter of Credit Commitment is $300,000,000, and may be reduced or increased pursuant to the terms of this Agreement.

“Letter of Credit Obligations” shall mean, at any time, the sum of (a) one hundred percent (100%) of the aggregate undrawn and unexpired stated amount (including the amount to which any such Letter of Credit can be reinstated pursuant to its terms) of the then outstanding Letters of Credit, plus (b) one hundred percent (100%) of the aggregate drawn, but unreimbursed drawings of any Letters of Credit.

“Letter of Credit Reserve Account” shall mean any account maintained by the Administrative Agent the proceeds of which shall be applied as provided in Section 9.2(d).

“Letters of Credit” shall mean either Standby Letters of Credit or Commercial Letters of Credit issued by the Issuing Bank on behalf of a Borrower from time to time in accordance with Section 2.15, including, without limitation, the Existing Letters of Credit.

“Licensor” shall mean any Person from whom a Credit Party obtains the right to use any Intellectual Property.

“Lien” shall mean, with respect to any property, any mortgage, lien, pledge, negative pledge agreement, assignment, charge, option, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, or other encumbrance of any kind in respect of such property, whether or not choate, vested, or perfected.

“Loan Account” shall have the meaning specified in Section 2.7.

“Loan Documents” shall mean this Agreement, any Revolving Loan Notes, the Security Documents, the Controlled Account Agreements, the Joinder Supplements, all reimbursement agreements relating to Letters of Credit issued hereunder, all Third Party Agreements, all Information and Collateral Disclosure Certificates, all Compliance Certificates, all Requests for Loan, all Requests for Issuance of Letters of Credit, all Notices of Conversion/Continuation, all Borrowing Base Certificates, all fee letters executed in connection with this Agreement, all documents executed in connection with the Federal Assignment of Claims Act of 1940 (if any), all subordination agreements, all intercreditor agreements, and all other documents, instruments, certificates, and agreements executed or delivered in connection with or contemplated by this Agreement, including, without limitation, any security agreements or guaranty agreements from any Credit Party’s Subsidiaries to the Lender Group, or any of them, all of the foregoing, as amended, restated, supplemented or otherwise modified from time to time; provided, however, that, notwithstanding the foregoing, none of the Bank Products Documents shall constitute Loan Documents.

“Loans” shall mean, collectively, the Revolving Loans, the Swing Loans and the Agent Loans.

“LTM Fixed Charges” shall mean, as of any time of determination, Fixed Charges for the most recently completed four (4) consecutive fiscal quarters, provided that for each fiscal quarter ending on, or prior to, September 30, 2011, dividends paid by the Parent are deemed to have been made at the rate of 1 cent per share per fiscal quarter.

“Majority Lenders” shall mean, as of any date of calculation, Lenders (other than Defaulting Lenders) the sum of whose unutilized portion of the Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Loans) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Loans outstanding on such date of calculation exceeds fifty percent (50%) of the sum of the aggregate unutilized portion of the Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Loans) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Loans outstanding of all of the Lenders (other than Defaulting Lenders) as of such date of calculation, provided that, without limiting the foregoing, (a) at any time when there are only two Lenders, the consent of both Lenders (unless one of the Lenders is a Defaulting Lender) shall be required to effect any amendment, waiver, or consent that requires the vote of Majority Lenders, and (b) at any time when there are more than two Lenders, at least three Lenders (that are not Defaulting Lenders) must vote in favor of such amendment, waiver, or consent to constitute the vote of Majority Lenders (it being agreed that any Lender and its Affiliates and Approved Funds shall be deemed to be one Lender for the purposes of this proviso).

“Margin Stock” shall have the meaning specified in Section 5.1(t).

“Master Collections Account” shall have the meaning specified in Section 6.15.

“Material Contracts” shall mean, collectively, (a) the Senior Note Indenture, (b) the documents evidencing any Material Indebtedness, and (c) all other contracts, leases, instruments, guaranties, licenses or other arrangements (other than the Loan Documents) to which any Credit Party or any Subsidiary of a Credit Party is or becomes a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could have a Materially Adverse Effect.

“Material Indebtedness” shall mean any Indebtedness of any Credit Party or any Subsidiary of a Credit Party in an aggregate principal amount outstanding in excess of $25,000,000.

“Materially Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), a material adverse change in, or a material adverse effect on: (a) the business, financial condition, results of operations, or Properties of the Credit Parties and their Subsidiaries, taken as a whole; (b) the ability of any Credit Party or any of their Subsidiaries to perform any of its obligations under any Loan Document; or (c) (i) the validity, binding effect or enforceability of any Loan Document, (ii) the rights, remedies or benefits available to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document or (iii) the attachment, perfection or priority of any Lien of the Administrative Agent under the Security Documents on a material portion of the Collateral.  In determining whether any individual event, act, condition or occurrence of the foregoing types would result in a Materially Adverse Effect, notwithstanding that a particular event, act, condition or occurrence does not itself have such effect, a Materially Adverse Effect shall be deemed to have occurred if the cumulative effect of such event, act, condition or occurrence and all other events, acts, conditions or occurrences of the foregoing types which have occurred would result in a Materially Adverse Effect.

“Maturity Date” shall mean the earliest to occur of (a) December 15, 2016, (b) a Specified Maturity Date, and (c) such earlier date as payment of the Loans shall be due (whether by acceleration or otherwise).

“Maximum Guaranteed Amount” shall have the meaning specified in Section 3.1(g).

“Mining Laws” shall mean any and all Applicable Laws governing surface or subsurface mining, quarrying, dredging, drilling and similar or related operations and activities.

“MNPI” shall have the meaning specified in Section 11.17(a).

“Moody’s” shall mean Moody’s Investor Service, Inc., or any successor thereto.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions.

“Necessary Authorizations” shall mean all authorizations, consents, permits, approvals, licenses, and exemptions from, and all filings and registrations with, and all reports to, any Governmental Authority whether Federal, state, local, and all agencies thereof, which are required for the incurrence or maintenance of the Obligations and any other transactions contemplated by the Loan Documents and the conduct of the businesses and the ownership (or lease) of the properties and assets of the Credit Parties and each of their Subsidiaries, including, without limitation, Environmental or Mining Permits.

“Net Cash Proceeds” shall mean, with respect to any sale, lease, transfer, casualty loss or other disposition or loss of assets by any Credit Party or any issuance by any Credit Party of any Equity Interests or the incurrence by any Credit Party of any Indebtedness (other than the Obligations), the aggregate amount of cash received, net of reasonable and customary transaction costs properly attributable to such transaction (not to exceed seven percent (7%) thereof) and payable by such Credit Party to a non-Affiliate, including, without limitation, sales commissions and underwriting discounts, to the extent applicable.

“Net Income” shall mean, as determined for any period on a consolidated basis for the Parent and its consolidated Subsidiaries, the Parent’s and its consolidated Subsidiaries’ net income (or loss) for such period determined in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (a) any extraordinary gains or losses, (b) any gains attributable to write-ups of assets, (c) any equity interest of the Parent or any of its Subsidiaries in the unremitted earnings of any Person that is not a Subsidiary, and (d) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Parent or any of its Subsidiaries or on the date that such Person’s assets are acquired by the Parent or any of its Subsidiaries.

“NOLV Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount that is estimated to be recoverable in an orderly liquidation of Inventory that is the subject of a Qualified Appraisal, as determined from time to time in a Qualified Appraisal, net of all liquidation costs, discounts, and expenses and (b) the denominator of which is the applicable Value of the Inventory that is the subject of such Qualified Appraisal.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Non-Operating Assets” shall mean Property (other than Collateral) that, within the six (6) consecutive month period immediately preceding the sale or other disposition thereof, has not been used in the Credit Parties’ or their Subsidiaries’ business and has not generated any revenue related to the Borrowers’ primary lines of business.

“Noticed Bank Product Obligations” shall mean (a) all Bank Product Obligations of the Administrative Agent and its Affiliates and (b) those Bank Product Obligations of other Bank Products Providers for which the Administrative Agent has received a Bank Products Letter Agreement within ten (10) Business Days after the date of the provision of such Bank Product to a Credit Party or its Subsidiaries, as such Noticed Bank Product Obligations may be adjusted from time to time pursuant to a written report delivered in accordance with the applicable Bank Products Letter Agreement; provided that (i) no Noticed Bank Product Obligations may be established (A) at any time that an Event of Default exists or (B) if a reserve in the amount of such established Bank Products Obligations would cause an Overadvance and (ii) for any Bank Products Obligations existing on the Agreement Date, the Administrative Agent shall have received a Bank Products Letter Agreement within ten (10) days after the Agreement Date.

“Notice of Conversion/Continuation” shall mean a notice in substantially the form of Exhibit F.

“Obligations” shall mean (a) all payment and performance obligations as existing from time to time of the Credit Parties to the Lender Group, or any of them, under this Agreement and the other Loan Documents (including any interest, fees and expenses that, but for the provisions of the Bankruptcy Code, would have accrued), or as a result of making the Loans or issuing the Letters of Credit, (b) the obligation to pay the amount of any and all damages which the Lender Group, or any of them, may suffer by reason of a breach by any Credit Party of any obligation, covenant, or undertaking with respect to this Agreement or any other Loan Document, and (c) any Bank Products Obligations arising from or in connection with any Bank Products provided by, and any Bank Products Documents entered into with, any Bank Products Provider, so long as such Bank Product Provider was a Lender at the time such Bank Products were provided or such Bank Products Documents were entered into; provided, that, (i) any Bank Products Provider providing any Bank Product shall have delivered written notice to the Administrative Agent that (A) such Bank Products Provider has entered into a transaction to provide Bank Products to a Credit Party and (B) the obligations arising pursuant to such Bank Products provided to such Credit Party constitute Obligations entitled to the benefits of the Liens granted under the Security Documents, and the Administrative Agent shall have accepted such notice in writing; provided further that if a Bank Products Provider ceases to be a Lender Group member, “Obligations” shall include only debts, liabilities and obligations of such Lender Group member (or Affiliate thereof) arising from or in connection with any Bank Products Documents entered into at a time when such Lender Group member (or Affiliate thereof) was a Lender Group member and (ii) as to any such Bank Products Obligations arising under or pursuant to a Hedge Agreement, the same shall only be included within the Obligations if, upon the Administrative Agent’s request, the Administrative Agent shall have entered into a Bank Products Letter Agreement with the Bank Products Provider and the applicable Credit Parties.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Ordinary Course Acquisition” shall mean any Acquisition for which the total consideration (including cash, assumption of Indebtedness, earn-outs, and non-cash consideration), is less than $25,000,000; provided that the total amount of all consideration (including cash, assumption of Indebtedness, earn-outs, and non-cash consideration) in connection with all Ordinary Course Acquisitions in any fiscal year shall not exceed $25,000,000 in the aggregate.

“Other Taxes” shall have the meaning specified in Section 2.8(b)(ii).

“Overadvance” shall have the meaning specified in Section 2.1(d).

“Participant” shall have the meaning specified in Section 11.5.

“Payment Date” shall mean the last day of each Eurodollar Loan Period for a Eurodollar Loan.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” shall mean (i) any Acquisition by a Credit Party approved in writing by the Majority Lenders and (ii) any other Acquisition by a Credit Party as to which all of the following conditions are satisfied:

(a)           the applicable Credit Party shall have provided the Administrative Agent  (which shall be promptly forwarded to the Lenders) with at least twenty (20) days prior written notice of the consummation of such Acquisition, which notice shall include a reasonably detailed description of such proposed Acquisition;

(b)           the Acquired Company shall be an operating company that engages in a line of business substantially similar to the business the Credit Party engaged in on the Agreement Date;

(c)           the board of directors (or other comparable governing body) of such Acquired Company shall have duly approved such Acquisition;

(d)           immediately prior to and immediately after giving effect to the consummation of such Acquisition (i) the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects on and as of such date or to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date, and (ii) no Default or Event of Default shall have occurred and be continuing;

(e)           at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the consummation of such Acquisition the Borrowers shall have delivered to the Administrative Agent (which shall be promptly forwarded to the Lenders) in form and substance reasonably satisfactory to the Administrative Agent:

(i)           a consolidated balance sheet and income statement of the Parent and its Subsidiaries on a Pro Forma Basis for the four (4) fiscal quarter period most recently ending prior to the proposed date of such Acquisition for which financial statements for the Parent have been delivered pursuant to Section 7.1(b) or 7.2 (the “Acquisition Pro Forma”), which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of the Parent and its Subsidiaries (including the Acquisition) in accordance with GAAP in all material respects consistently applied;

(ii)           audited financial statements reasonably acceptable to the Administrative Agent with respect to the Person or Property subject to such Acquisition or, if no such audited financial statements are available, a quality of earnings report reasonably acceptable to the Administrative Agent with respect to such Person or Property (“Target Financials”); and

(iii)           a certificate of the chief financial officer of the Borrower Representative certifying that (A) each Borrower (after taking into consideration all rights of contribution and indemnity such Borrower has against the Parent and each other Subsidiary of the Parent) will be Solvent upon the consummation of the Acquisition and (B) the Acquisition Pro Forma fairly presents in all material respects the consolidated financial condition of the Parent and its Subsidiaries as of the date thereof on a Pro Forma Basis;

(f)           at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the consummation of such Acquisition the Administrative Agent shall have received a certificate (with appropriate calculations attached thereto) of the chief financial officer of the Borrower Representative (which shall be promptly forwarded to the Lenders) certifying that, before and after giving effect to the Acquisition, either

(i)
the Borrowers have Available Liquidity of not less than the greater of (x) 20% of the Revolving Loan Commitment and (y) $120,000,000, and that the Borrowers will have a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 (or 1.10 to 1.00 if the Borrowers are in a period during which the Financial Covenants are required to be tested pursuant to Section 8.8) for the four (4) fiscal quarter period immediately preceding such Acquisition for which financial statements for the Parent and Target Financials for the Acquired Company are available; or

(ii)	the Borrowers have Available Liquidity of not less than the greater of (x) 25% of the Revolving Loan Commitment and (y) $150,000,000.

(g)           the applicable Credit Party shall have delivered to the Administrative Agent all substantially final acquisition documents in connection with such Acquisition at least five (5) calendar days (or such shorter period as may be acceptable to the Administrative Agent) prior to the consummation of such Acquisition, the terms of which shall not materially and adversely affect the rights of the Lender Group, under the Loan Documents, provided that the applicable Credit Party shall deliver to the Administrative Agent all revised drafts of such acquisition documents as and when available and shall deliver to the Administrative Agent the final executed copies of such acquisition documents within two (2) Business Days after such Acquisition is consummated; and

(h)           the applicable Credit Party and the Person acquired in such Acquisition, as applicable, shall have satisfied Section 6.20 in connection with such Acquisition.

Anything in the foregoing to the contrary notwithstanding, with respect to any Ordinary Course Acquisition, the conditions precedent set forth in clauses (a), (e), and (g) of this definition shall not be conditions precedent to such Ordinary Course Acquisition.  For the avoidance of doubt, to the extent the Accounts and/or Inventory acquired in any Acquisition will be included in the Borrowing Base, the Administrative Agent shall have completed a field examination and Qualified Appraisal, as applicable, with respect to such Accounts and/or Inventory.

“Permitted Asset Disposition” shall mean the following:

(a)           the sale or other disposition of Non-Operating Assets and all of the Equity Interests of, or all or substantially all of the assets of, any Immaterial Subsidiary or Foreign Subsidiary so long as (i) such sale or disposition is for fair market value, (ii) at least 75% of the proceeds from such sale or disposition are in the form of cash or Cash Equivalents, unless the primary consideration for such sale or disposition is Property used or useful in the business of the Borrowers, (iii) at least 75% of any Net Cash Proceeds received from such sale or disposition are either reinvested in Property used or useful in the business of the Borrowers or used to repay the Revolving Loans, in either case, within 180 days of receipt thereof, and (iv) before and after giving effect to such sale or disposition no Default or Event of Default shall exist;

(b)           the sale or other disposition of Collateral in connection with the sale or disposition of a business or line of business so long as (i) such sale or disposition is for fair market value, (ii) at least 85% of the proceeds from such sale or disposition are in the form of cash or Cash Equivalents, unless the primary consideration for such sale or disposition is Property used or useful in the business of the Borrowers,  (iii) 100% of any Net Cash Proceeds received from such sale or disposition are used immediately to repay the Revolving Loans, (iv) the Borrowers shall have delivered to the Administrative Agent a Borrowing Base certificate that gives pro forma effect to such sale or disposition, (v) before and after giving effect to such sale or disposition no Default or Event of Default shall exist, and (vi) the book value of all such Collateral (net of the book value of Collateral (other than Cash) received (if any) in connection with asset swap transactions pursuant to this clause (b)) sold or disposed of during the term of this Agreement shall not exceed $150,000,000 in the aggregate, provided that the aggregate book value of all Property (net of the book value of Property (other than Cash) received (if any) in connection with asset swap transactions pursuant to clauses (b) or (c) of this definition) sold or disposed of pursuant to clauses (b) and (c) of this definition shall not exceed $450,000,000 in the aggregate during the term of this Agreement;

(c)           the sale or other disposition of Property (other than Collateral or Non-Operating Assets) so long as (i) such sale or disposition is for fair market value, (ii) at least 75% of the proceeds from such sale or disposition are in the form of cash or Cash Equivalents, unless the primary consideration for such sale or disposition is Property used or useful in the business of the Borrowers, (iii) at least 75% of any Net Cash Proceeds received from such sale or disposition are either reinvested in Property used or useful in the business of the Borrowers or used to repay the Revolving Loans, in either case, within 180 days of receipt thereof, (iv) before and after giving effect to such sale or disposition no Default or Event of Default shall exist, and (v) the book value of all such Property (together with any Collateral sold or disposed of pursuant to clause (b) above) (net of the book value of Property and Collateral (other than Cash) received (if any) in connection with asset swap transactions pursuant to clauses (b) and (c) of this definition) sold or disposed of during the term of this Agreement shall not exceed $450,000,000 in the aggregate during the term of this Agreement;

(d)           sale of Inventory to buyers in the ordinary course of business;

(e)           sale or disposition of Property which in the reasonable opinion of such Credit Party are obsolete, uneconomic or worn out assets and no longer used or useful in the ordinary business of such Credit Party consistent with historical practices of such Credit Party as of the Agreement Date;

(f)           any involuntary loss, damage or destruction of property;

(g)           any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(h)           the leasing or subleasing of assets of any Credit Party or its Subsidiaries that does not interfere in any material respect with the conduct of the business of the Credit Parties so long as the Administrative Agent’s security interest therein is not adversely affected thereby; and

(i)            (1) dispositions of Property (other than Collateral) pursuant to an Investment permitted under Section 8.5(h) and (2) dispositions of the Equity Interests of any Subsidiary for the purposes of forming a partnership or joint venture in an aggregate amount not to exceed $25,000,000 minus the amount of Investments made under Section 8.5(h) during the term of this Agreement.

“Permitted Discretion” shall mean a determination by the Administrative Agent made in good faith in the exercise of its reasonable (from the perspective of a secured asset-based lender) credit judgment.

“Permitted Liens” shall mean, as applied to any Person:

(a)           any Lien in favor of the Administrative Agent or any other member of the Lender Group given to secure the Obligations;

(b)           (i) Liens on real estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves (in accordance with GAAP) have been set aside on such Person’s books;

(c)           Liens of carriers, warehousemen, mechanics, laborers, suppliers, workers and materialmen arising by operation of law and incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)           Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance or other types of social security benefits;

(e)           easements, rights-of-way, restrictions (including zoning or deed restrictions), and other similar encumbrances on the use of real property which in the reasonable opinion of the Administrative Agent do not interfere with the ordinary conduct of the business of such Person or impair the value of such real property;

(f)           Liens to secure the performance of bids, trade contracts, statutory obligations, surety and appeal bonds, performance bonds, Reclamation bonds and other obligations of a like nature, incurred in the ordinary course of business which are not past due, so long as such Liens (i) are junior in priority to the Liens of the Administrative Agent, on behalf of the Lender Group, and (ii) secure obligations that in a face amount do not exceed $350,000,000 in the aggregate;

(g)           Liens on assets of the Credit Parties existing as of the Agreement Date which are set forth on Schedule 1.1(b);

(h)           Liens on Collateral existing on the Agreement Date that were discovered after the Agreement Date but prior to the earlier of (i) one-hundred twenty (120) days after the Agreement Date and (ii) the date upon which the Collateral Delivery Requirements under Section 6.24(b) have been completed in accordance with Section 6.24(b)(the earlier of (i) and (ii), for the purposes of this definition, the “Lien Test Date”); provided that no such Liens shall constitute Permitted Liens if on the Lien Test Date such Liens encumber Collateral with an aggregate value in excess of ten percent (10%) of the Borrowing Base (without giving effect to Reserves) on the Lien Test Date;

(i)            Negative pledges with respect to Property (other than Collateral);

(j)           deposits of cash or Cash Equivalents to secure bids, trade contracts, tenders, sales, leases, statutory obligations, surety and appeal bonds, performance bonds, Reclamation bonds, and other obligations of a like nature in amount not to exceed $10,000,000 in the aggregate at any time; and

(k)           Liens on Property (other than Collateral) securing Indebtedness permitted under Section 8.1(g)(i).

Notwithstanding any other provision hereof or of any other Loan Document, no Liens securing the Credit Parties’ obligations under any bids, trade contracts, tenders, sales, leases, statutory obligations, surety and appeal bonds, performance bonds, Reclamation bonds, and other obligations of a like nature shall be permitted to exist on any Property of the Credit Parties other than as expressly contemplated under clauses (f) and (j) of this definition.

“Permitted Location” shall mean (a) any location in the continental United States described on Schedule 5.1(x) as of the Agreement Date and (b) any other location in the continental United States of which the Borrowers have provided at least fifteen (15) days’ written notice to the Administrative Agent and the Administrative Agent shall have consented in writing before such location’s being a “Permitted Location.”

“Permitted Sale-Leaseback” shall have the meaning specified in Section 8.9.

“Person” shall mean an individual, corporation, partnership, trust, joint stock company, limited liability company, unincorporated organization, other legal entity or joint venture or a government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past six (6) years.

“Platform” shall mean IntraLinks/IntraAgency, SyndTrak or another relevant website approved by the Administrative Agent.

“Pro Forma Basis” shall mean, with respect to any determination of whether a Specified Condition, a condition to a Permitted Acquisition, or a condition to a permitted increase in Commitments (each, a “specified transaction”) has been met, and with respect to the four (4) fiscal quarter period most recently ending prior to the specified transaction for which financial statements for the Parent have been delivered pursuant to Section 7.1(b) or 7.2  (each, a “reference period”), such determination shall be made in accordance with the following:

(a)           with respect to Permitted Acquisitions, such Permitted Acquisition shall be deemed to have occurred on the first day of such reference period;

(b)           any Indebtedness incurred or assumed by the Parent or any Subsidiary in connection with any specified transaction (including any Indebtedness of a Person acquired in a Permitted Acquisition that is not retired or repaid in connection therewith) shall be deemed to have been incurred or assumed as of the first day of such reference period;

(c)           any Indebtedness retired or repaid in connection with any specified transaction (including any Indebtedness of a Person acquired in a Permitted Acquisition) shall be deemed to have been retired or repaid as of the first day of such reference period; and

(d)           any specified transaction that is an Investment or Restricted Payment (including any Restricted Payment made to finance a Permitted Acquisition) shall be deemed to have been made on the first day of such reference period.

For the purposes of the determinations in paragraphs (a) through (d) of this definition, all specified transactions consummated after the end of the reference period through the date on which such determination is made shall be included in such determination.

“Property” shall mean any real property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, inventory or other asset owned, leased or operated by the Credit Parties or their Subsidiaries (including, without limitation, any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

“Qualified Appraisal” shall mean an appraisal (a) which is or was conducted by an independent appraiser selected or approved by the Administrative Agent, (b) which will be or was conducted in such a manner and of such a scope as is acceptable to the Administrative Agent in its Permitted Discretion, and (c) the results of which are satisfactory to the Administrative Agent in its Permitted Discretion;

“Quarry Site” shall mean any location that consists of one or more parcels of Real Property owned, leased, or otherwise used by any Credit Party for the purposes of mining, strip mining, quarrying, dredging, drilling, or otherwise extracting Aggregates from such Real Property together with any adjacent, contiguous, or geographically related parcels of Real Property owned, leased, or otherwise used by any Credit Party to process, store, or sell any such Aggregates.

“Real Property” shall mean any right, title or interest in and to real property, including any fee interest, leasehold interest, easement or license and any other right to use or occupy real property, including any right arising by contract.

“Reclamation” shall mean the reclamation and restoration of any Quarry Site or any other Property affected by such Quarry Site as required pursuant to Applicable Law.

“Refinancing Indebtedness” shall mean refinancings, renewals, exchanges, or extensions of Indebtedness so long as no Default or Event of Default is continuing or would result from such refinancings, renewals, exchanges, or extensions and such refinancings, renewals, exchanges, or extensions (a) do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, exchanged, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto; (b) do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, exchange, or extension) of the Indebtedness so refinanced, renewed, exchanged, or extended, and the Parent has provided an officer’s certificate certifying that the terms or conditions thereof, taken as a whole, are not less favorable in any material respect to the Credit Parties, taken as a whole, than those of the Indebtedness being refinanced or extended; (c) include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable, if any, to the refinanced, renewed, exchanged or extended Indebtedness; and (d) do not result in recourse to any Person other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, exchanged, or extended.

“Register” shall have the meaning specified in Section 11.5(c).

“Reimbursement Obligations” shall mean the payment obligations of the Borrowers under Section 2.15(c).

“Rent Reserve” shall mean a reserve established by the Administrative Agent in its Permitted Discretion in an amount of up to four (4) months (or such longer period as determined by the Administrative Agent based on the most recent field audit or Qualified Appraisal) rent, royalty payments, storage fees, handling fees, throughput fees, and/or other payments similar to the foregoing (determined based on an average of such payments made by any Credit Party or Subsidiary for the applicable location in the preceding twelve (12) months or, if shorter, during the period of the applicable lease) made by any Credit Party for each location at which Eligible Inventory (but for the establishment of Rent Reserves hereunder) of such Credit Party is located and each location for which access is necessary or desirable to access Eligible Inventory, in each case, that is not subject to a Third Party Agreement (as reported to the Administrative Agent by the Borrowers from time to time as requested by the Administrative Agent), as such amount may be adjusted from time to time by the Administrative Agent in its Permitted Discretion.

“Replacement Event” shall have the meaning specified in Section 11.16.

“Replacement Lender” shall have the meaning specified in Section 11.16.

“Request for Loan” shall mean any certificate signed by an Authorized Signatory of a Borrower requesting a new Loan hereunder, which certificate shall be in substantially the form of Exhibit G.

“Request for Issuance of Letter of Credit” shall mean any certificate signed by an Authorized Signatory of a Borrower requesting that the Issuing Bank issue a Letter of Credit hereunder, which certificate shall be in substantially the form of Exhibit H.

“Reserves” shall mean the Bank Products Reserve, the Dilution Reserve, Rent Reserves,  the Temporary Reserve, and such other reserves that the Administrative Agent may establish, from time to time in the exercise of its Permitted Discretion for such purposes as the Administrative Agent shall deem necessary or desirable.  Without limiting the generality of the foregoing, the following reserves shall be deemed an exercise of the Administrative Agent’s Permitted Discretion:  (a) reserves for price adjustments and damages; (b) reserves for obsolescence of Inventory, slow moving Inventory or Inventory anticipated to be returned by a Borrower’s customers; (c) reserves for special order goods and deferred shipment sales; (d) reserves for accrued but unpaid ad valorem, excise, personal property, and mining severance tax liability; (e) reserves for warehousemen’s, bailees’, shippers’ or carriers’ charges; (f) reserves for accrued, unpaid interest on the Obligations; (f) reserves for anticipated litigation settlement costs and related expenses; (g) reserves for returns, discounts, claims, credits and allowances of any nature that are not paid pursuant to the reductions of Accounts; (h) reserves for the sales, excise or similar taxes included in the amount of any Accounts reported to Administrative Agent and amounts due or to become due in respect of sales, use and/or withholding taxes; (i) reserves for any rental payments, service charges or other amounts due or to become due to lessors of personal property; (j) reserves for net collections of Accounts since the date of the most recently delivered Borrowing Base Certificate; (k) reserves for Reclamation and any environmental remediation costs or liabilities and any Liens associated therewith to the extent not backed by letters of credit, performance bonds or similar financial assurances acceptable to the Administrative Agent in its Permitted Discretion; (l) if at any time Excess Availability is less than the greater of (i) $90,000,000 and (ii) 15% of the lesser of (A) the Borrowing Base and (B) the Revolving Loan Commitment, reserves for the Value of Inventory consisting of additives, liquid asphalt, flux oil, and similar products, as determined by the Administrative Agent, to the extent the Borrowers have not obtained sufficient casualty insurance with respect thereto, and (m) reserves for any existing or potential liability or any other matter that has or could reasonably be expected to have a negative impact on the value of the Collateral or realization thereon or the repayment of the Obligations.

“Restricted Payment” shall mean (a) Dividends, (b) loans by any Credit Party or any of their Subsidiaries to any holder of Equity Interests in a Credit Party or Subsidiary other than loans to a holder of Equity Interests that is a Credit Party, (c) any payment of management, consulting, professional or similar fees (but not including compensation paid to any Person for services rendered by such Person in his or her capacity as an employee of a Credit Party or Subsidiary) payable by any Credit Party or any Subsidiary of a Credit Party to any Affiliate, (d) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by the Parent or any of its Subsidiaries of any Equity Interests issued by the Parent or any of its Subsidiaries now or hereafter outstanding by the Parent or any of its Subsidiaries, as the case may be, except for any redemption, retirement, sinking funds or similar payment payable solely in such other shares or units of the same class of Equity Interests or any class of Equity Interests which are junior to that class of Equity Interests; and (e) any cash payment made to redeem, purchase, repurchase, or retire, or obtain the surrender of, any outstanding warrants, options, or other rights to acquire any Equity Interests issued by the Parent or any of its Subsidiaries now or hereafter outstanding, including, without limitation, any payment in connection with any Person’s exercise of any “put” right.

“Retiree Welfare Plan” shall mean a Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to (i) Part 6 of Title I of ERISA or Code Section 4980B (or applicable state law mandating health insurance continuation coverage for employees), (ii) the sole expense of the participant or the beneficiary, or (iii) disability benefits that have been fully provided for by insurance.

“Revolving Commitment Ratio” shall mean, with respect to any Lender, the ratio, expressed as a percentage, of (a) the Revolving Loan Commitment of such Lender, divided by (b) the Revolving Loan Commitment of all Lenders, which, as of the Agreement Date, are set forth (together with Dollar amounts thereof) on Schedule 1.1(a).

“Revolving Credit Obligations” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and pro rata share (based on its Revolving Commitment Ratio) of the Letter of Credit Obligations and the Swing Loan Obligations and Agent Loans.

“Revolving Loan Commitment” shall mean, as of any date of determination, the several obligations of the Lenders to make advances to the Borrowers as of such date, in accordance with their respective Revolving Commitment Ratios.  As of the Agreement Date, the Revolving Loan Commitment is $600,000,000, and may be reduced or increased pursuant to the terms of this Agreement.

“Revolving Loan Notes” shall mean those certain promissory notes issued by the Borrowers to each of the Lenders that requests a promissory note, in accordance with each such Lender’s Revolving Commitment Ratio of the Revolving Loan Commitment, substantially in the form of Exhibit I.

“Revolving Loans” shall mean, collectively, the amounts (other than Agent Loans and Swing Loans) advanced from time to time by the Lenders to the Borrowers under the Revolving Loan Commitment, not to exceed the amount of the Revolving Loan Commitment.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor thereto.

“SEA” shall mean the Securities and Exchange Act of 1934 and the rules promulgated thereunder by the Securities and Exchange Commission, as amended from time to time or any similar Federal law then in force.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar Federal law then in force.

“Security Agreement” shall mean that certain Security Agreement dated as of the Agreement Date among the Credit Parties and the Administrative Agent, on behalf of, and for the benefit of, the Lender Group, as amended, restated, supplemented, or otherwise modified from time to time.

“Security Documents” shall mean, collectively, the Security Agreement, any Controlled Account Agreement, all UCC-1 financing statements and any other document, instrument or agreement granting Collateral for the Obligations, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Senior Note Indenture” shall mean that certain Senior Debt Indenture dated as of December 11, 2007, between the Parent and Wilmington Trust Company, as trustee, together with any supplemental indenture entered into with respect thereto, as amended, restated, supplemented, or otherwise modified from time to time.

“Senior Notes” shall mean those notes, and the Indebtedness evidenced thereby, issued under the Senior Note Indenture, and any Refinancing Indebtedness in respect thereof.

“Specified Condition” shall mean that (a) before and after giving effect to the applicable Investment, Restricted Payment, or prepayment on Indebtedness, (i) no Default or Event of Default exists or would result therefrom, and (ii) either (x) the Borrowers have Available Liquidity of not less than the greater of (A) 20% of the Revolving Loan Commitment as of the date of such transaction and (B) $120,000,000, and the Borrowers have, on a Pro Forma Basis, a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 (or 1.10 to 1.00 if the Borrowers are in a period during which the Financial Covenants are required to be tested pursuant to Section 8.8) for the four (4) fiscal quarter period immediately preceding such transaction for which financial statements for the Parent have been delivered pursuant to Section 7.1(b) or 7.2, or (y) the Borrowers have Available Liquidity of not less than the greater of (A) 30% of the Revolving Loan Commitment as of the date of such transaction and (B) $180,000,000, and (b) within five (5) Business Days prior to such transaction the Administrative Agent shall have received a certificate (with appropriate calculations attached thereto) of the chief financial officer of the Borrower Representative certifying that the Specified Conditions in the foregoing clause (a) will be satisfied before and after giving effect to such transaction.

“Specified Escrow Account” shall mean an escrow account maintained with the Administrative Agent over which the Administrative Agent has sole and exclusive Control at all times during the 90-day period immediately prior to any Stated Maturity Date.

“Specified Indebtedness” shall mean (a) the Senior Notes and (b) any other Indebtedness (other than Indebtedness under clause (k) of the definition thereof) with an outstanding principal amount in excess of $50,000,000.

“Specified Investments” shall mean Aaa-mf rated money market funds offered by the Administrative Agent or any of its Affiliates.

“Specified Maturity Date” shall mean any date during the 90-day period (including the 90th day) immediately prior to the Stated Maturity Date of any Specified Indebtedness on which (a) Available Liquidity does not exceed the total amount of the payment that will be required on the Stated Maturity Date to repay in full such maturing Specified Indebtedness together with any and all other amounts payable with respect to such maturing Specified Indebtedness (each, a

“Specified Repayment”) or (b) Excess Availability after giving pro forma effect to such Specified Repayment does not exceed the greater of (i) $120,000,000 and (ii) twenty percent (20%) of the Revolving Loan Commitment on such date; provided that, for the purposes of this clause (b), Excess Availability shall be determined by adding to the Aggregate Revolving Credit Obligations an amount equal to the Specified Repayment minus the amount of cash maintained in a Specified Escrow Account for the purpose of making such Specified Repayment.

“Specified Quarry Site” shall mean any Quarry Site with respect to which any Collateral contained in the Borrowing Base is derived therefrom that has a value of $300,000 or more.

“Solvent” shall mean, as to any Person, that (a) the property of such Person, at a fair valuation on a going concern basis, will exceed its debt; (b) the capital of such Person will not be unreasonably small to conduct its business; and (c) no such Person will have incurred debts beyond its ability to pay such debts as they mature or will have intended to incur debts beyond its ability to pay such debts as they mature.  For purposes of this definition, “debt” shall mean any liability on a claim, and “claim” shall mean (i) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, undisputed, legal, equitable, secured or unsecured, or (ii) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, undisputed, secured or unsecured.

“Standby Letter of Credit” shall mean a Letter of Credit issued to support obligations of a Borrower incurred in the ordinary course of its business, and which is not a Commercial Letter of Credit.

“Stated Maturity Date” shall mean the date on which any Specified Indebtedness is scheduled to become due and payable in full.

“Subsidiary” shall mean, as applied to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding stock (other than directors’ qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership or limited liability company of which more than fifty percent (50%) of the outstanding partnership interests or membership interests, as the case may be, is at the time owned by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, and (b) any other entity which is controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.  For the avoidance of doubt, unless the context otherwise requires, the term “Subsidiary” shall include all direct and indirect Subsidiaries of any Person.  Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Parent.

“Subsidiary Guarantors” shall mean each Domestic Subsidiary of the Parent party hereto as a Guarantor and any other Domestic Subsidiary of the Parent which, from time to time, executes and delivers a Joinder Supplement that causes or purports to cause such Domestic Subsidiary to become a Guarantor, provided that Vulcan Gulf Coast Materials, Inc., Vulcan Gulf Coast Materials, LLC, and any other Domestic Subsidiary formed for the purpose of holding the Equity Interests of Foreign Subsidiaries and the sole assets (other than immaterial assets incidental to being a holding company) of which are the Equity Interests of Foreign Subsidiaries shall not be required to become a Subsidiary Guarantor.

“Swing Bank” shall mean SunTrust Bank, or any other Lender who shall agree with the Administrative Agent to act as Swing Bank.

“Swing Loans” shall mean, collectively, the amounts advanced from time to time by the Swing Bank to a Borrower under the Revolving Loan Commitment in accordance with Section 2.2(g).

“Swing Loan Obligations” shall mean, at any time, the aggregate principal amount of all Swing Loans outstanding at such time.

“Swing Rate” shall mean, for any period, the rate per annum offered by the Administrative Agent and accepted by a Borrower.  The Borrowers are under no obligation to accept any offered Swing Rate and the Administrative Agent is under no obligation to offer a Swing Rate.

“Taxes” shall have the meaning specified in Section 2.8(b)(i).

“Temporary Reserve” shall mean the Reserve imposed in connection with the Collateral Delivery Requirements until such Collateral Delivery Requirements have been satisfied by the Credit Parties in accordance with Section 6.24, which Reserve shall be calculated in the manner set forth in the Borrowing Base Certificate delivered by the Borrowers to the Lenders on the Agreement Date and adjusted from time to time by the Administrative Agent in its Permitted Discretion.

“Third Party” shall mean any (a) lessor, mortgagee or other secured party, mechanic or repairman, warehouse operator or warehouseman, processor, packager, consignee, shipper, customs broker, freight forwarder, bailee, or other third party which may have possession of any Collateral or lienholders’ enforcement rights against any Collateral; and (b) Licensor whose rights in or with respect to any Collateral limit or restrict or may, in the Administrative Agent’s determination, limit or restrict Borrowers’ or the Administrative Agent’s rights to sell or otherwise dispose of such Collateral.

“Third Party Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which a Third Party, as applicable and as may be required by the Administrative Agent, among other things: (a) waives or subordinates in favor of the Administrative Agent any Liens such Third Party may have in and to any Collateral or any setoff, recoupment, or similar rights such Third Party may have against any Credit Party; (b) grants the Administrative Agent access to Collateral which may be located on such Third Party’s premises or in the custody, care, or possession of such Third Party for purposes of allowing the Administrative Agent to inspect, remove or repossess, sell, store, or otherwise exercise its rights under this Agreement or any other Loan Document with respect to such Collateral; (c) authorizes the Administrative Agent (with or without the payment of any royalty or licensing fee, as determined by the Administrative Agent) to (i) complete the manufacture of work-in-process (if the manufacturing of such Goods requires the use or exploitation of a Third Party’s Intellectual Property) and (ii) dispose of Collateral bearing, consisting of, or constituting a manifestation of, in whole or in part, such Third Party’s Intellectual Property; (d) agrees to hold any negotiable Documents in its possession relating to the Collateral as agent or bailee of the Administrative Agent for purposes of perfecting the Administrative Agent’s Lien in and to such Collateral under the UCC; (e) with respect to Third Parties other than landlords, agrees to deliver the Collateral to the Administrative Agent upon request or, upon payment of applicable fees and charges to deliver such Collateral in accordance with the Administrative Agent’s instructions; or (f) agrees to terms regarding Collateral held on consignment by such Third Party.

“Title IV Plan” shall mean a Plan, other than a Multiemployer Plan, that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is covered by Title IV of ERISA or the minimum funding standard of Section 302 of ERISA or Section 412 of the Code and is sponsored or maintained by any Credit Party or any ERISA Affiliate or to which any Credit Party or any ERISA Affiliate contributes or has an obligation to contribute or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Unfunded Pension Liability” shall mean at any time, the aggregate amount, if any, of the sum of (a) the amount by which the benefit liabilities under Section 4001(a)(16) of ERISA of each Title IV Plan exceeds the current value of that Title IV Plan’s assets, determined in accordance with actuarial assumptions used for funding the Title IV Plan pursuant to Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA for the applicable plan year, and (b) for a period of five (5) years following a transaction which is reasonably expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that would be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

“Uniform Customs” shall mean the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“Unrestricted Cash” shall mean cash of the Credit Parties (i) not subject to any Lien other than the Lien of the Administrative Agent, (ii) with respect to any determination of a Specified Maturity Date, maintained in a Specified Escrow Account, (iii) with respect to any determination other than a determination of a Specified Maturity Date, maintained in an Eligible Deposit Account, and (iv) not subject to legal or contractual obligations to be used for a particular purpose.

“Unused Line Fee” shall have the meaning specified in Section 2.4(b).

“US” or “United States” shall mean the United States of America.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Value” shall mean, at any particular date, with respect to any item of Inventory (a) the lower of the fair market value of the Inventory and its cost, valued in accordance with the “First-In, First-Out” method of accounting, minus (b) (i) an amount which is the amount of reserves which, under FASB No. 48, “Revenue recognition when the right of return exists,” the Borrower shall be required to take in regard to the amount identified in clause (a) of this definition, (ii) Inventory subject to warranty accruals, (iii) intercompany profits recorded to Inventory, to the extent resulting in increases in Inventory, (iv) unreconciled differences, to the extent the difference decreases Inventory, and (v) manual accruals to the extent such accruals decrease Inventory.

“Voidable Transfer” shall have the meaning specified in Section 11.18.

Section 1.2       Uniform Commercial Code.  Any term used in this Agreement or in any financing statement filed in connection herewith which is defined in the UCC and not otherwise defined in this Agreement or in any other Loan Document shall have the meaning given such term in the UCC, including “Account,” “Account Debtor,” “As-Extracted Collateral,” “Chattel Paper,” “Commercial Tort Claim,” “Commodities Account,” “Consignment,” “Deposit Account,” “Document,” “Electronic Chattel Paper,” “Equipment,” “Fixtures,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right,” “Proceeds,” “Securities Account,” and “Supporting Obligation.”

Section 1.3       Accounting Principles.  (a)  The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP consistently applied, unless such principles are inconsistent with the express requirements of this Agreement; provided that if because of a change in GAAP after the date of this Agreement the Parent or any of its Subsidiaries would be required to alter a previously utilized accounting principle, method or policy in order to remain in compliance with GAAP, such determination shall continue to be made in accordance with the Parent’s or such Subsidiary’s previous accounting principles, methods and policies.  All accounting terms used herein without definition shall be used as defined under GAAP.  All financial calculations hereunder shall, unless otherwise stated, be determined for the Parent on a consolidated basis with its Subsidiaries.  Notwithstanding the foregoing, all financial covenants contained herein shall be calculated without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

(b)           If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document or any calculation or determination relating to capital leases or operating leases, and a Credit Party or the Majority Lenders shall so request, the Administrative Agent, the Majority Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.4       Other Interpretive Matters.  The terms “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph, or subdivision.  Any pronoun used shall be deemed to cover all genders.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”  The section titles, table of contents, and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement or any Loan Document.  All schedules, exhibits, annexes, and attachments referred to herein are hereby incorporated herein by this reference.  All references to (a) statutes and related regulations shall include all related rules and implementing regulations and any amendments of same and any successor statutes, rules, and regulations; (b) “including” and “include” shall mean “including, without limitation,” regardless of whether “without limitation” is included in some instances and not in others (and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned); and (c) all references to dates and times shall mean the date and time at the Administrative Agent’s notice address determined under Section 11.1, unless otherwise specifically stated.  All calculations of value of any Property, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and Financial Covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time.  No provision of any Loan Documents shall be construed or interpreted to the disadvantage of any party hereto by reason of such party’s having, or being deemed to have, drafted, structured, or dictated such provision.  A Default or Event of Default, if one occurs, shall “exist”, “continue” or be “continuing” until such Default or Event of Default, as applicable, has been waived in writing in accordance with Section 11.12. All terms used herein which are defined in Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

Section 1.5       Calculation of Excess Availability.  At any time when any Credit Party or any officer thereof delivers a Borrowing Base Certificate or is required to certify the accuracy of an Excess Availability or Available Liquidity calculation for any purpose hereunder or under any other Loan Document, such Credit Party or officer shall also certify (or, with respect to the delivery of a Borrowing Base Certificate, be deemed to certify) that none of the trade payables (other than in de minimus amounts) of the Parent and its Subsidiaries are past due after taking into account the historical business practices of the Parent and its Subsidiaries prior to the Agreement Date.  All calculations of Excess Availability and Available Liquidity hereunder or under any other Loan Document shall be determined assuming that the trade payables of the Parent and its Subsidiaries have been paid on the date due after taking into account the historical business practices of the Parent and its Subsidiaries prior to the Agreement Date.

ARTICLE 2

THE LOANS AND THE LETTERS OF CREDIT

Section 2.1       Extension of Credit.

(a)           Revolving Loans.  Subject to the terms and conditions of this Agreement, each Lender agrees severally to make Revolving Loans from time to time on any Business Day prior to the Maturity Date in an aggregate amount that will not result in the following:

(i)      the Revolving Credit Obligations of such Lender exceeding such Lender’s Revolving Commitment Ratio of the Revolving Loan Commitment; or

(ii)     the Aggregate Revolving Credit Obligations exceeding the lesser of (A) the Revolving Loan Commitment minus Reserves and (B) the Borrowing Base (taking into account any Reserves which may have been implemented or modified since the date of the most recent Borrowing Base Certificate) on such Business Day.

Subject to the terms and conditions hereof, prior to the Maturity Date Loans under the Revolving Loan Commitment may be repaid and reborrowed from time to time on a revolving basis.

(b)           The Letters of Credit.  Subject to the terms and conditions of this Agreement, the Issuing Bank agrees to issue Letters of Credit, pursuant to Section 2.15, for the account of the Borrowers, from time to time on any Business Day prior to the date that is thirty (30) days prior to the Maturity Date in an outstanding aggregate face amount not to exceed the Letter of Credit Commitment and, with respect to the issuance of any individual Letter of Credit, the Available Letter of Credit Amount on such Business Day.

(c)           The Swing Loans.  Subject to the terms and conditions of this Agreement, the Swing Bank, in its sole and absolute discretion, may from time to time on any Business Day after the Agreement Date but prior to the Maturity Date, make Swing Loans to the Borrowers (i) in an amount not to exceed Excess Availability as of such Business Day and (ii) in an aggregate amount (including all Swing Loans outstanding as of such Business Day) not to exceed the lesser of (A) the excess of (1) the Swing Bank’s ratable share (in accordance with its Revolving Commitment Ratio) of the Revolving Loan Commitment less (2) the sum of the aggregate outstanding principal amount of Swing Loans and Revolving Loans made by it and the Swing Bank’s ratable share (in accordance with its Revolving Commitment Ratio) of the outstanding Letter of Credit Obligations and Agent Loans, and (B) (1) if SunTrust Bank is the only Lender, the Revolving Loan Commitment and (2) if SunTrust Bank is not the only Lender, $25,000,000.

(d)           Overadvances; Optional Overadvances.

(i)      If at any time the amount of the Aggregate Revolving Credit Obligations exceeds the Revolving Loan Commitment, the Borrowing Base or any other applicable limitation set forth in this Agreement (including, without limitation, the limitations on Swing Loans, Agent Loans and Letters of Credit) such excess (an “Overadvance”) shall nevertheless constitute a portion of the Obligations that are secured by the Collateral and are entitled to all benefits thereof.   In the event that (1) the Lenders shall make any Revolving Loans, (2) the Swing Bank shall make any Swing Loan, (3) the Administrative Agent shall make any Agent Loans or (4) the Issuing Bank shall agree to the issuance of any Letter of Credit, which in any such case gives rise to an Overadvance, the Borrowers shall make, on demand, a payment on the Obligations to be applied to the Revolving Loans, the Swing Loans, the Agent Loans and the Letter of Credit Reserve Account, as appropriate, in an aggregate principal amount equal to such Overadvance.  In no event, however, shall the Borrowers have any right whatsoever to (i) receive any Revolving Loan, (ii) receive any Swing Loan, or (iii) request the issuance of any Letter of Credit if, before or after giving effect thereto, there shall exist a Default or Event of Default.

(ii)     Notwithstanding the foregoing paragraph (i) or any other contrary provision of this Agreement, the Lenders hereby authorize the Swing Bank to, at the direction of the Administrative Agent in the Administrative Agent’s discretion, and the Swing Bank may, at the direction of the Administrative Agent, but in the Swing Bank’s sole and absolute discretion, knowingly and intentionally, continue to make Swing Loans to the Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as after giving effect to such Swing Loans, the outstanding Aggregate Revolving Credit Obligations do not exceed the Revolving Loan Commitment and all Overadvances plus Agent Loans do not exceed the lesser of (A) an amount equal to ten percent (10%) of the Borrowing Base and (B) $25,000,000.  The foregoing sentence is for the exclusive benefit of the Administrative Agent, the Swing Bank, and the Lenders and is not intended to benefit the Borrowers in any way.  The Majority Lenders may at any time revoke the Administrative Agent’s authority to direct the Swing Bank to make Overadvances pursuant to this Section 2.1(d)(ii) and instruct the Administrative Agent to demand repayment of outstanding Revolving Loans from the Credit Parties to the extent necessary to cause an Overadvance to cease to exist.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.  Absent such revocation, the Administrative Agent’s determination that funding of a Revolving Loan is appropriate shall be conclusive.  In the event the Administrative Agent obtains actual knowledge that an Overadvance exists, regardless of the amount of, or reason for, such Overadvance, the Administrative Agent shall notify Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or expenses owed to the Lender Group) unless the Administrative Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case the Administrative Agent may (subject to the limitations set forth in the first sentence of this paragraph (ii)) make such Overadvances and provide notice as promptly as practicable thereafter), and Lenders with Revolving Loan Commitments thereupon shall, together with the Administrative Agent, jointly determine the terms of arrangements that shall be implemented with the Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Overadvance.  In such circumstances, if any Lender with a Revolving Loan Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Majority Lenders.  In any event: (x) if any Overadvance remains outstanding for more than thirty (30) days, unless otherwise agreed to by the Majority Lenders, the Borrowers shall immediately repay the Revolving Loans in an amount sufficient to eliminate all such Overadvances, and (y) after the date all Overadvances have been eliminated, there must be at least five (5) consecutive days before Overadvances are made or permitted to remain outstanding.  Each Lender shall be obligated to settle with the Administrative Agent or Swing Bank Lender as provided in Section 2.1(e) or Section 2.2(g), as applicable, for the amount of such Lender’s pro rata share of any unintentional Overadvances by the Administrative Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.1(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or expenses.

(e)           Agent Loans.

(i)      Subject to the limitations set forth below and notwithstanding anything else in this Agreement to the contrary, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole and absolute discretion, (A) at any time that a Default or an Event of Default exists, or (B) at any time that any of the other conditions precedent set forth in Article 4 have not been satisfied, to the extent permitted by law to make Base Rate Loans to the Borrowers on behalf of the Lenders in an aggregate amount outstanding at any time not to exceed (together with all other Aggregate Revolving Credit Obligations) the Revolving Loan Commitment nor in an amount that would exceed (when aggregated with all Overadvances and other Agent Loans) the lesser of (1) an amount equal to ten percent (10%) of the Borrowing Base and (2) $25,000,000, which the Administrative Agent, in its reasonable business judgment, deems necessary or desirable (x) to preserve or protect the Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (z) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including costs, fees and expenses as provided under this Agreement (any of such advances are herein referred to as “Agent Loans”); provided, that the Majority Lenders may at any time revoke the Administrative Agent’s authorization to make Agent Loans and instruct the Administrative Agent to demand repayment of outstanding Agent Loans from the Credit Parties.  Absent such revocation, the Administrative Agent’s determination that funding of an Agent Loan is appropriate shall be conclusive.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.  The Administrative Agent shall promptly provide to the Borrowers written notice of any Agent Loan.

(ii)     The Agent Loans shall be secured by the Collateral and shall constitute Obligations hereunder.  Each Agent Loan shall bear interest as a Base Rate Loan.  Each Agent Loan shall be subject to all terms and conditions of this Agreement and the other Loan Documents applicable to Revolving Loans, except that all payments thereon shall be made to the Administrative Agent solely for its own account (except to the extent Lenders have purchased participations therein pursuant to clause (iii) below) and the making of any Agent Loan shall not require the consent of any Borrower.  The Administrative Agent shall have no duty or obligation to make any Agent Loan hereunder.

(iii)    The Administrative Agent shall notify each Lender no less frequently than weekly, as determined by the Administrative Agent, of the principal amount of Agent Loans outstanding by 12:00 noon (Atlanta, Georgia, time) as of such date, and each Lender’s pro rata share thereof.  Each Lender shall before 2:00 p.m. (Atlanta, Georgia, time) on such Business Day make available to the Administrative Agent, in immediately available funds, the amount of its pro rata share of such principal amount of Agent Loans outstanding.  Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Loan to the Borrowers, notwithstanding any failure of the Borrowers to satisfy the conditions in Section 4.2.  The Administrative Agent shall use such funds to repay the principal amount of Agent Loans.  Additionally, if at any time any Agent Loans are outstanding and any of the events described in clauses (g) or (h) of Section 9.1 shall have occurred, then each Lender shall automatically, upon the occurrence of such event, and without any action on the part of the Administrative Agent, the Borrowers or the Lenders, be deemed to have purchased an undivided participation in the principal and interest of all Agent Loans then outstanding in an amount equal to such Lender’s Revolving Commitment Ratio and each Lender shall, notwithstanding such Event of Default, immediately pay to the Administrative Agent in immediately available funds, the amount of such Lender’s participation (and upon receipt thereof, the Administrative Agent shall deliver to such Lender, a loan participation certificate dated the date of receipt of such funds in such amount).  The disbursement of funds in connection with the settlement of Agent Loans hereunder shall be subject to the terms and conditions of Section 2.2(e).

(f)           Incremental Revolving Loan Commitment.

(i)      Request for Increase.  Provided that no Default or Event of Default shall have occurred and be continuing at such time or would result therefrom, upon written notice (the “Increase Notice”) to the Administrative Agent (which shall promptly notify the Lenders and provide the Lenders with access to a copy of the Increase Notice), the Borrowers may, at any time, request up to four (4) increases in the Revolving Loan Commitment in an amount not less than $25,000,000 per increase and not more than  $200,000,000 in the aggregate and, together with such Revolving Loan Commitment increase, the Borrowers may also request up to four (4) increases in the Letter of Credit Commitment; provided, that after giving effect to any such increase, the Letter of Credit Commitment does not exceed 50% of the Revolving Loan Commitment (after giving effect to any Revolving Loan Commitment increase).  The Borrowers (in consultation with the Administrative Agent) shall specify in the Increase Notice (A) the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date on which the Increase Notice was provided to such Lenders by the Administrative Agent); (B) the amount of the requested increase in the Revolving Loan Commitment and the Letter of Credit Commitment; and (C) the date on which such increase is requested to become effective.

(ii)     Lender Elections to Increase.  None of the Lenders nor the Issuing Bank shall have any obligation to provide any additional amounts requested by the Borrowers.  If any Lender wishes to increase its portion of the Revolving Loan Commitment or if the Issuing Bank wishes to increase its Letter of Credit Commitment, such Person must provide to the Administrative Agent, within the time period specified in the Increase Notice, a written commitment for the amount of such Lender’s requested allocation of the additional portion of the Revolving Loan Commitment specified in the Increase Notice or a written commitment for the amount of the Issuing Bank’s requested additional Letter of Credit Commitment specified in the Increase Notice, as applicable.  Any Lender (including the Issuing Bank) that does not provide its written commitment within the time period specified in the Increase Notice shall be deemed to have declined to increase its portion of the Revolving Loan Commitment or its Letter of Credit Commitment, as applicable.

(iii)    Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrowers and each Lender of the Lenders’ responses to each request under Section 2.1(f)(ii).  If the aggregate increase participated in by the existing Lenders and the existing Issuing Bank is less than the requested increase, then to achieve the full amount of the requested increase, and subject to the approval of the Administrative Agent, the Borrowers may also invite additional Eligible Assignees to become Lenders or an Issuing Bank, as applicable, pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(iv)    Effective Date and Allocations.  If the Revolving Loan Commitment is increased in accordance with this Section 2.1(f), the Administrative Agent and the Borrowers shall determine the effective date, which must be prior to the Maturity Date (the “Increase Effective Date”), and the final allocation of such increase.  Any increase in the Letter of Credit Commitment shall occur on the Increase Effective Date.  The Administrative Agent shall promptly notify the Borrowers and the Lenders, including any proposed new lenders and any new issuing bank, of the final allocation of such increase and the Increase Effective Date.  From and after the Increase Effective Date, subject to the satisfaction of the conditions specified in Section 2.1(f)(v) below, the Revolving Loan Commitment shall be increased, the Letter of Credit Commitment shall be increased, the new lenders shall be Lenders for all purposes under this Agreement, and the new issuing bank shall be an Issuing Bank for all purposes under this Agreement, as applicable.  On the Increase Effective Date, the Borrowers, each Lender that is increasing its portion of the Revolving Loan Commitment, each additional Eligible Assignee that is becoming an additional Lender or an additional Issuing Bank and the Credit Parties shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify (including any Assignments and Acceptances and new or replacement Revolving Loan Notes, as requested by the Lenders) to give effect to any such increase in the Revolving Loan Commitment and the Letter of Credit Commitment. This Agreement shall be deemed amended to the extent (but only to the extent) necessary to increase the Revolving Loan Commitment and the Letter of Credit Commitment in accordance with this Section 2.1(f).

(v)     Conditions to Effectiveness of Increase.  As a condition precedent to such increase, all conditions precedent in Section 4.2 must be satisfied and the Borrowers shall deliver to the Administrative Agent a certificate of each Credit Party (A) dated as of the Increase Effective Date (with sufficient copies for each Lender if requested by the Administrative Agent) signed by the chief financial officer or an officer with similar responsibilities of the Borrowers approving or consenting to such increase, (B) certifying that (1) the resolutions authorizing such increase are true, correct, and effective as of the Increase Effective Date and, before and after giving effect to such increase, the representations and warranties contained in Article 5 and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties expressly relate solely to an earlier date in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date, and except that for purposes of this Section 2.1(f), the representations and warranties contained in Section 5.1(k) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1 and Section 7.2, (2) no Default or Event of Default exists and is continuing, and (3) the Borrowers are in compliance with the Financial Covenants on a Pro Forma Basis for the four (4) fiscal quarter period immediately preceding the Increase Effective Date for which financial statements for the Parent have been delivered pursuant to Section 7.1(b) or 7.2 (whether or not the Financial Covenants are required to be tested pursuant to Section 8.8 at such time).  The Borrowers shall, at the request of the Administrative Agent, deliver such opinions of counsel as the Administrative Agent may request in its reasonable discretion.  In the event of an increase in the Revolving Loan Commitment in accordance with this Section 2.1(f), the Borrowers shall prepay any Revolving Loans outstanding on the Increase Effective Date to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Commitment Ratios arising from any nonratable increase in the Lenders’ respective portions of the Revolving Loan Commitment under this Section (and Borrowers shall be liable for any costs under Section 2.9).

(vi)    This Section 2.1(f) shall supersede any provisions in Section 2.10 to the contrary.

Section 2.2           Manner of Borrowing and Disbursement of Loans.

(a)          Choice of Interest Rate, etc.  Any Loan (except Swing Loans) shall, at the option of the Borrowers, be made either as a Base Rate Loan or as a Eurodollar Loan; provided, however, that (i) if the Borrowers fail to give the Administrative Agent written notice specifying whether a Eurodollar Loan is to be repaid, continued or converted on a Payment Date, such Loan shall be converted to a Base Rate Loan on the Payment Date in accordance with Section 2.3(a)(iii), (ii) the Borrowers may not select a Eurodollar Loan (A) on the Agreement Date, (B) with respect to a Loan, the proceeds of which are to reimburse the Issuing Bank pursuant to Section 2.15, or (C) if, at the time of such Loan or at the time of the continuation of, or conversion to, a Eurodollar Loan pursuant to Section 2.2(c), a Default or Event of Default exists, and (iii) all Agent Loans shall be made as Base Rate Loans.  Any notice given to the Administrative Agent in connection with a requested Loan hereunder shall be given to the Administrative Agent prior to 12:00 noon (Atlanta, Georgia, time) in order for such Business Day to count toward the minimum number of Business Days required.

(b)          Base Rate Loans.

(i)           Initial and Subsequent Loans.  The Borrower shall give the Administrative Agent in the case of Base Rate Loans irrevocable notice by telephone not later than 12:00 noon (Atlanta, Georgia, time) on the date of such Loan and shall immediately confirm any such telephone notice with a written Request for Loan; provided, however, that the failure by the Borrowers to confirm any notice by telephone with a written Request for Loan shall not invalidate any notice so given.

(ii)          Repayments and Conversions.  The Borrowers may (A) subject to Section 2.5, at any time without prior notice repay a Base Rate Loan or (B) upon at least three (3) Business Days irrevocable prior written notice to the Administrative Agent in the form of a Notice of Conversion/Continuation, convert all or a portion of the principal of any Base Rate Loan to one or more Eurodollar Loans.  Upon the date indicated by the Borrowers, such Base Rate Loan shall be so repaid or converted.

(c)           Eurodollar Loans.

(i)           Initial and Subsequent Loans.  The Borrowers shall give the Administrative Agent in the case of Eurodollar Loans irrevocable notice by telephone not later than 12:00 noon (Atlanta, Georgia, time) three (3) days prior to the date of such Eurodollar Loan and shall immediately confirm any such telephone notice with a written Request for Loan; provided, however, that the failure by the Borrowers to confirm any notice by telephone with a written Request for Loan shall not invalidate any notice so given.

(ii)          Repayments, Continuations and Conversions.  At least three (3) Business Days prior to each Payment Date for a Eurodollar Loan, the Borrowers shall give the Administrative Agent written notice in the form of a Notice of Conversion/Continuation specifying whether all or a portion of such Eurodollar Loan outstanding on such Payment Date is to be continued as one or more new Eurodollar Loans and also specifying the new Eurodollar Loan Period applicable to each such new Eurodollar Loan (and subject to the provisions of this Agreement, upon such Payment Date, such Eurodollar Loan shall be so continued).  Upon such Payment Date, any Eurodollar Loan (or portion thereof) not so continued shall be converted to a Base Rate Loan or be repaid.

(iii)         Miscellaneous.  Notwithstanding any term or provision of this Agreement which may be construed to the contrary, each Eurodollar Loan shall be in a principal amount of no less than $1,000,000 and in an integral multiple of $1,000,000 in excess thereof, and at no time shall the aggregate number of all Eurodollar Loans then outstanding exceed five (5).

(d)          Notification of Lenders.  Upon receipt of a (i) Request for Loan or a telephone or telecopy request for Loan, (ii) notification from the Issuing Bank that a draw has been made under any Letter of Credit (unless the Issuing Bank will be reimbursed through the funding of a Swing Loan), or (iii) notice from a Borrower with respect to the prepayment of any outstanding Eurodollar Loan prior to the Payment Date for such Loan, the Administrative Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof and the amount of each Lender’s portion of any such Loan.  Each Lender shall, not later than 2:00 p.m. (Atlanta, Georgia, time) on the date specified for such Loan (under clause (i) or (ii) above) in such notice, make available to the Administrative Agent at the Administrative Agent’s Office, or at such account as the Administrative Agent shall designate, the amount of such Lender’s portion of the Loan in immediately available funds.

(e)          Disbursement.  Prior to 4:00 p.m. (Atlanta, Georgia, time) on the date of a Loan hereunder, the Administrative Agent shall, subject to the satisfaction of the conditions set forth in Article 4, disburse the amounts made available to the Administrative Agent by the Lenders in like funds by (i) transferring the amounts so made available by wire transfer to the Controlled Disbursement Account or (ii) in the case of a Loan the proceeds of which are to reimburse the Issuing Bank pursuant to Section 2.15, transferring such amounts to such Issuing Bank. Unless the Administrative Agent shall have received notice from a Lender prior to 1:00 p.m. (Atlanta, Georgia, time) on the date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Loan, the Administrative Agent may assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Loan and the Administrative Agent may, in its sole and absolute discretion and in reliance upon such assumption, make available to the applicable Borrower or the Issuing Bank, as applicable, on such date a corresponding amount.  If and to the extent such Lender shall not have so made such ratable portion available to the Administrative Agent by 1:00 p.m. (Atlanta, Georgia time) on the date of any Loan, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower or the Issuing Bank, as applicable, until the date such amount is repaid to the Administrative Agent, (x) for the first two (2) Business Days, at the Federal Funds Rate for such Business Days, and (y) thereafter, at the Base Rate.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the applicable Loan for purposes of this Agreement and if both such Lender and any Borrower shall pay and repay such corresponding amount, the Administrative Agent shall promptly relend to the applicable Borrower such corresponding amount.  If such Lender does not repay such corresponding amount immediately upon the Administrative Agent’s demand therefor, the Administrative Agent shall notify the Borrowers and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent.  The failure of any Lender to fund its portion of any Loan shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Loan on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender.

(f)           Deemed Requests for Loan.  Unless payment is otherwise timely made by the Borrowers, the becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents as principal, interest, reimbursement obligations in connection with Letters of Credit, premiums, fees, reimbursable expenses or other sums payable hereunder shall be deemed irrevocably to be a Request for Loan on the due date of, and in an aggregate amount required to pay, such principal, interest, reimbursement obligations in connection with Letters of Credit, premiums, fees, reimbursable expenses or other sums payable hereunder, and the proceeds of a Revolving Loan made pursuant thereto may be disbursed by way of direct payment of the relevant Obligation and shall bear interest as a Base Rate Loan.  The Lenders shall have no obligation to the Borrowers to honor any deemed Request for Loan under this Section 2.2(f) unless all the conditions set forth in Section 4.2 have been satisfied, but, with the consent of the Lenders required under the last sentence of Section 4.2, may do so in their sole and absolute discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default and without regard to the existence or creation of an Overadvance or the failure by the Borrowers to satisfy any of the conditions set forth in Section 4.2.  No further authorization, direction or approval by the Borrowers shall be required for any deemed Request for Loan under this Section 2.2(f).  The Administrative Agent shall promptly provide to the Borrowers written notice of any Loan pursuant to this Section 2.2(f).  The Borrowers have established with the Administrative Agent or with a Lender satisfactory to the Administrative Agent a master disbursement account over which the Administrative Agent has Control and into which the Administrative Agent wires proceeds of Loans from time to time (the “Controlled Disbursement Account”).  Until such time as the Administrative Agent in its sole and absolute discretion delivers written notice to the contrary, the presentation for payment by the Administrative Agent of any check or other item of payment drawn on the Controlled Disbursement Account for which the Administrative Agent is the depositary bank at a time when there are insufficient funds in such account to cover such check or other item of payment shall be deemed irrevocably to be a request (without any requirement for the submission of a Request for Loan or a minimum principal amount) for a Swing Loan on the date of such presentation and in an amount equal to the aggregate amount of the items presented for payment, and the proceeds of such Loans may, in the Swing Bank’s sole and absolute discretion, be disbursed to such Controlled Disbursement Account and shall bear interest as a Base Rate Loan.

(g)           Special Provisions Pertaining to Swing Loans.

(i)           The Borrowers shall give the Swing Bank written notice in the form of a Request for Loan, or notice by telephone no later than 12:00 noon (Atlanta, Georgia, time) on the date on which the Borrowers wish to receive a Swing Loan followed immediately by a written Request for Loan, with a copy to the Administrative Agent; provided, however, that the failure by the Borrowers to confirm any notice by telephone with a written Request for Loan shall not invalidate any notice so given; provided further, however, that any request by the Borrowers of a Base Rate Loan under the Revolving Loan Commitment shall be deemed to be a request for a Swing Loan unless the Borrowers specifically request otherwise.  If the Swing Bank, in its sole and absolute discretion, elects to make the requested Swing Loan, the Swing Loan shall be made on the date specified in the notice or the Request for Loan and such notice or Request for Loan shall specify (i) the amount of the requested Swing Loan and (ii) instructions for the disbursement of the proceeds of the requested Swing Loan.  Each Swing Loan shall be subject to all the terms and conditions applicable to Revolving Loans, except that all payments thereon shall be payable to the Swing Bank solely for its own account.  The Swing Bank shall have no duty or obligation to make any Swing Loans hereunder.  The Swing Bank shall not make any Swing Loans if the Swing Bank has received written notice from any Lender (or the Swing Bank has actual knowledge) that one or more applicable conditions precedent set forth in Section 4.2 will not be satisfied (or waived pursuant to the last sentence of Section 4.2) on the requested Loan date.  In the event the Swing Bank in its sole and absolute discretion elects to make any requested Swing Loan, the Swing Bank shall make the proceeds of such Swing Loan available to the Borrowers by deposit of Dollars in same day funds by wire transfer to the Controlled Disbursement Account.

(ii)          The Swing Bank shall notify the Administrative Agent and each Lender no less frequently than weekly, as determined by the Administrative Agent, of the principal amount of Swing Loans outstanding as of 3:00 p.m. (Atlanta, Georgia, time) as of such date and each Lender’s pro rata share (based on its Revolving Commitment Ratio) thereof.  Each Lender shall before 12:00 noon (Atlanta, Georgia, time) on the next Business Day make available to the Administrative Agent, in immediate available funds, the amount of its pro rata share (based on its Revolving Commitment Ratio) of such principal amount of Swing Loans outstanding.  Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Loan to the Borrowers, notwithstanding any failure of the Borrowers to satisfy the conditions in Section 4.2.  Each Revolving Loan so made shall bear interest as a Base Rate Loan.  The Administrative Agent shall use such funds to repay the principal amount of Swing Loans to the Swing Bank.  Additionally, if at any time any Swing Loans are outstanding, any of the events described in clauses (g) or (h) of Section 9.1 shall have occurred, then each Lender shall automatically upon the occurrence of such event and without any action on the part of the Swing Bank, the Borrowers, the Administrative Agent or the Lenders be deemed to have purchased an undivided participation in the principal and interest of all Swing Loans then outstanding in an amount equal to such Lender’s Revolving Commitment Ratio of the principal and interest of all Swing Loans then outstanding and each Lender shall, notwithstanding such Event of Default, immediately pay to the Administrative Agent for the account of the Swing Bank in immediately available funds, the amount of such Lender’s participation (and upon receipt thereof, the Swing Bank shall deliver to such Lender a loan participation certificate dated the date of receipt of such funds in such amount).  The disbursement of funds in connection with the settlement of Swing Loans hereunder shall be subject to the terms and conditions of Section 2.2(e).

Section 2.3            Interest.

(a)           On Loans.  Interest on the Loans, subject to Sections 2.3(b) and (c), shall be payable as follows:

(i)           On Base Rate Loans.  Interest on each Base Rate Loan shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed and shall be payable monthly in arrears on the last day of each calendar month for such calendar month, commencing with the first calendar month beginning after the Agreement Date.  Interest on Base Rate Loans then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations). Interest shall accrue and be payable on each Base Rate Loan at the simple per annum interest rate equal to the sum of (A) the Base Rate and (B) the Applicable Margin for Base Rate Loans.

(ii)          On Eurodollar Loans.  Interest on each Eurodollar Loan shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed and shall be payable in arrears on (x) the Payment Date for such Eurodollar Loan, and (y) if the Eurodollar Loan Period for such Eurodollar Loan is greater than three (3) months, on the last day of each three (3) month period ending prior to the Payment Date for such Eurodollar Loan and on the Payment Date for such Eurodollar Loan.  Interest on Eurodollar Loans then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations).  Interest shall accrue and be payable on each Eurodollar Loan at a rate per annum equal to the sum of (A) the Eurodollar Basis applicable to such Eurodollar Loan and (B) the Applicable Margin for Eurodollar Loans.

(iii)         If No Notice of Selection of Interest Rate.  If the Borrowers fail to give the Administrative Agent timely notice of its selection of the Base Rate or a Eurodollar Basis, or if for any reason a determination of a Eurodollar Basis for any Loan is not timely concluded, the Base Rate shall apply to such Loan.  If the Borrowers fail to elect to continue any Eurodollar Loan then outstanding prior to the last Payment Date applicable thereto in accordance with the provisions of Section 2.2, as applicable, the Base Rate shall apply to such Loan commencing on and after such Payment Date.

(iv)         On Swing Loans.  Interest on each Swing Loan shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed and shall be payable monthly in arrears on the last day of each calendar month for such calendar month, commencing with the first calendar month beginning after the Agreement Date.  Interest on Swing Loans then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations). Interest shall accrue and be payable on each Swing Loan at the Swing Rate.

(b)           Upon Default.  During the existence of an Event of Default, interest on the outstanding Obligations may, at the Administrative Agent’s election, and shall, at the written request of the Majority Lenders, accrue at the Default Rate; provided, however, that the Default Rate shall automatically be deemed to have been invoked at all times when the Obligations have been accelerated or deemed accelerated pursuant to Section 9.2.  Interest accruing at the Default Rate shall be payable on demand and in any event on the Maturity Date (or the date of any earlier prepayment in full of the Obligations) and shall accrue until the earliest to occur of (i) waiver of the applicable Event of Default in accordance with Section 11.12, (ii) agreement by the Majority Lenders to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations.  The Lenders shall not be required to (A) accelerate the maturity of the Loans, (B) terminate the Revolving Loan Commitment, or (C) exercise any other rights or remedies under the Loan Documents in order to charge interest hereunder at the Default Rate.

(c)           Computation of Interest.

(i)           In computing interest on any Loan, the date of making the Loan shall be included and the date of payment shall be excluded; provided, however, that if a Loan is repaid on the date that it is made, one (1) day’s interest shall be due with respect to such Loan.

(ii)          With respect to the computation of interest hereunder, subject to Section 6.15, the application by the Administrative Agent of funds in any Collections Account and the Master Collections Account to the Obligations shall be deemed made one (1) Business Day after receipt of such funds.

Section 2.4            Fees.

(a)           Fee Letters.  The Borrowers agree to pay any and all fees that are set forth in any fee letter executed in connection with this Agreement at the times specified therein.

(b)           Unused Line Fee.  The Borrowers agree to pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Revolving Commitment Ratios, an unused line fee (“Unused Line Fee”) on the aggregate amount by which the Revolving Loan Commitment exceeded the sum of the average daily amount of Aggregate Revolving Credit Obligations (other than with respect to any Swing Loans and Agent Loans) for each day from the Agreement Date through the Maturity Date (or the date of any earlier prepayment in full of the Obligations), at the per annum rate equal to the Applicable Margin for Unused Line Fees. Such Unused Line Fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable in arrears on the last day of each calendar month for such calendar month, commencing with the first calendar month ending after the Agreement Date, and if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations).

(c)          Letter of Credit Fees.

(i)           The Borrowers shall pay to the Administrative Agent for the account of the Lenders, in accordance with their respective Revolving Commitment Ratios, a fee on the stated amount of each outstanding Letter of Credit for each day from the Date of Issue through the expiration date of each such Letter of Credit (whether such date is the stated expiration date of such Letter of Credit at the time of the original issuance thereof or the stated expiration date of such Letter of Credit upon any renewal thereof) at a rate per annum equal to the Applicable Margin in effect from time to time with respect to Eurodollar Loans plus, at all times when the Default Rate is in effect, 2.00%.  Such Letter of Credit fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable monthly in arrears for each calendar month on the last day of such calendar month, commencing with the first calendar month ending after the Agreement Date, and if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations).

(ii)          The Borrowers shall also pay to the Administrative Agent, for the account of the Issuing Bank, (A) a fee on the stated amount of each Letter of Credit for each day from the Date of Issue through the stated expiration date of each such Letter of Credit (whether such date is the stated expiration date of such Letter of Credit at the time of the original issuance thereof or the stated expiration date of such Letter of Credit upon any renewal thereof) at a rate of one-eighth  of one percent (0.125%) per annum, which fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, and (B) any reasonable and customary fees charged by the Issuing Bank for issuance and administration of such Letters of Credit, which fees, in each case, shall be payable monthly in arrears on the last day of each calendar month for such calendar month, commencing with the first calendar month ending after the Agreement Date, and, if then unpaid, on the Maturity Date (or any earlier prepayment in full of the Obligations).

(d)          Computation of Fees; Additional Terms Relating to Fees.  In computing any fees payable under this Section 2.4, the first day of the applicable period shall be included and the date of the payment shall be excluded.  All fees payable under or in connection with this Agreement and the other Loan Documents shall be deemed fully earned when and as they become due and payable and, once paid, shall be non-refundable, in whole or in part.

Section 2.5            Prepayment/Cancellation of Revolving Loan Commitment.

(a)           The principal amount of any Base Rate Loan may be repaid in full or in part at any time, without penalty or prior notice; and the principal amount of any Eurodollar Loan may be prepaid prior to the applicable Payment Date, upon three (3) Business Days prior written notice to the Administrative Agent, provided that the Borrowers shall reimburse the Lenders and the Administrative Agent, on the earlier of demand or the Maturity Date, for any loss or reasonable out-of-pocket expense incurred by the Lenders or the Administrative Agent in connection with such prepayment, as set forth in Section 2.9.  Each notice of prepayment of any Eurodollar Loan shall be irrevocable, and each prepayment or repayment made under this Section 2.5(a) shall include the accrued interest on the amount so prepaid or repaid.  Upon receipt of any notice of repayment or prepayment, the Administrative Agent shall promptly notify each Lender of the contents thereof by telephone or telecopy and of such Lender’s portion of the repayment or prepayment.  Notwithstanding the foregoing, the Borrowers shall not make any repayment or prepayment of the Revolving Loans unless the balance of the Swing Loans and the Agent Loans then outstanding is zero.  Except as provided in Section 2.5(b), any repayment and prepayment of Loans outstanding under the Revolving Loan Commitment shall not reduce the Revolving Loan Commitment.  For the avoidance of doubt, any prepayment of the Loans shall not affect the Borrowers’ obligation to continue to make payments under any Hedge Agreement with a Bank Product Provider, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of the such Hedge Agreement.

(b)           The Borrowers shall have the right, at any time and from time to time after the Agreement Date and prior to the Maturity Date, upon at least ten (10) Business Days prior written notice to the Administrative Agent, without premium or penalty, to cancel or reduce permanently all or a portion of the Revolving Loan Commitment on a pro rata basis among the Lenders in accordance with their respective Revolving Commitment Ratios; provided, that (i) any such partial reduction shall be made in an amount not less than $5,000,000 and in integral multiples of $1,000,000 in excess thereof, (ii) the Revolving Loan Commitment may not be reduced to an amount below the then outstanding Letter of Credit Obligations (unless the Revolving Loan Commitment is cancelled and the Letter of Credit Obligations are cash collateralized as set forth below), (iii) after giving effect to any partial reduction in the Revolving Loan Commitment, at least $300,000,000 of the Revolving Loan Commitment shall remain in place and (iv) in connection with any partial reduction in the Revolving Loan Commitment, the Letter of Credit Commitment shall be automatically reduced to an amount not to exceed 50% of the Revolving Loan Commitment after giving effect to such partial reduction.  As of the date of cancellation or reduction set forth in such notice, the Revolving Loan Commitment shall be permanently canceled or reduced to the amount stated in the Borrowers’ notice for all purposes herein, and the Borrowers shall immediately (i) pay to the Administrative Agent for the account of the Lenders the amount necessary to repay in full the principal amount of the Loans or reduce the principal amount of the Loans then outstanding to not more than the amount of the Revolving Loan Commitment as so reduced, together with accrued interest on the amount so prepaid and the Unused Line Fee set forth in Section 2.4(b) accrued through the date of the reduction, with respect to the amount reduced, or cancellation, (ii) reimburse the Administrative Agent and the Lenders for any loss or out-of-pocket expense incurred by any of them in connection with such payment as set forth in Section 2.9 and (iii) in the case of cancellation of the Revolving Loan Commitment, secure the Letter of Credit Obligations through the delivery of cash collateral, or, in the sole and absolute discretion of the Administrative Agent, a “back-stop” letter of credit, in form and substance satisfactory to the Administrative Agent, in an amount equal to one hundred five percent (105%) of the Letters of Credit Obligations.

Section 2.6            Repayment.

(a)           The Revolving Loans.  All unpaid principal and accrued interest on the Revolving Loans shall be due and payable in full in cash on the Maturity Date.  Notwithstanding the foregoing, however, in the event that at any time and for any reason there shall exist an Overadvance, the Borrowers shall pay to the Administrative Agent, on demand, an amount equal to the Overadvance, which payment shall constitute a mandatory payment of the Revolving Loans, Agent Loans, Swing Loans and Letter of Credit Reserve Account, as appropriate.

(b)           Mandatory Repayment for Asset Dispositions.  (i) all Net Cash Proceeds from the sale, transfer, assignment or other disposition, or any casualty or condemnation loss, of any Collateral (other than in respect of a disposition in accordance with clause (d) of the definition of Permitted Asset Disposition) shall be paid on the date of receipt thereof by a Credit Party as a mandatory payment of the Obligations and (ii) except as otherwise provided in clauses (a), (b), and (c) of the definition of Permitted Asset Dispositions, all Net Cash Proceeds from the sale, transfer, assignment or other disposition, or any casualty or condemnation loss, of any Property (other than Collateral) of any Credit Party shall be paid on the date of receipt thereof by such Credit Party as a mandatory payment of the Obligations, provided that, in the case of this clause (ii) (and for the avoidance of doubt, also as specified in clauses (a), (b), and (c) of the definition of Permitted Asset Dispositions) so long as no Default or Event of Default has occurred and is continuing, the Credit Parties shall be permitted to reinvest such Net Cash Proceeds into the businesses of such Credit Parties within one-hundred and eighty (180) days after such Credit Party’s receipt of such proceeds.  So long as no Default or Event of Default exists, all such Net Cash Proceeds shall be applied first to repay outstanding Agent Loans, second to outstanding Swing Loans and then to repay outstanding Revolving Loans.  So long as no Default or Event of Default exists, all such other Net Cash Proceeds shall be applied in the manner set forth in Section 2.11(a).  Notwithstanding the foregoing, if a Default or Event of Default exists, all such Net Cash Proceeds shall be applied in the manner set forth in Section 2.11(b).  The Revolving Loan Commitment shall not be permanently reduced by the amount of any payment of the Agent Loans, Swing Loans or Revolving Loans due under this Section 2.6(b)(ii).

(c)           The Other Obligations.  In addition to the foregoing, the Borrowers hereby promise to pay all Obligations (other than Obligations in respect of Bank Products), including, without limitation, the principal amount of the Loans, amounts drawn under Letters of Credit and accrued and unpaid interest and all fees on the foregoing, as the same become due and payable hereunder and, in any event, on the Maturity Date.  In addition to the foregoing, the Borrowers hereby promise to pay all Obligations in respect of Bank Products as the same become due and payable under the applicable Bank Products Documents.

Section 2.7            Notes; Loan Accounts.

(a)           The Loans shall, upon request by any Lender, be evidenced by a Revolving Loan Note issued by the Borrowers to the applicable Lender and shall be duly executed and delivered by an Authorized Signatory of the Borrowers.

(b)           The Administrative Agent shall open and maintain on its books in the name of the Borrowers a loan account with respect to the Loans and interest thereon (the “Loan Account”).  The Administrative Agent shall debit such Loan Account for the principal amount of each Loan made by it on behalf of the Lenders, accrued interest thereon, and all other amounts which shall become due from the Borrowers pursuant to this Agreement and shall credit the Loan Account for each payment which the Borrowers shall make in respect to the Obligations.  The records of the Administrative Agent with respect to such Loan Account shall be conclusive evidence of the Loans and accrued interest thereon, absent manifest error.

Section 2.8            Manner of Payment.

(a)           When Payments Due.

(i)           Each payment (including any prepayment) by the Borrowers on account of the principal of or interest on the Loans, fees, and any other amount owed to any member of the Lender Group under this Agreement or the other Loan Documents shall be made not later than 1:00 p.m. (Atlanta, Georgia, time) on the date specified for payment under this Agreement or any other Loan Document to the Administrative Agent at the Administrative Agent’s Office, for the account of the Lenders, the Issuing Bank or the Administrative Agent, as the case may be, in Dollars in immediately available funds.  Any payment received by the Administrative Agent after 1:00 p.m. (Atlanta, Georgia, time) shall be deemed received on the next Business Day.  In the case of a payment for the account of a Lender, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to such Lender.  In the case of a payment for the account of the Issuing Bank, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to the Issuing Bank.  If the Administrative Agent shall not have received any payment from the Borrowers as and when due, the Administrative Agent will promptly notify the Lenders accordingly.

(ii)          Except as provided in the definition of Eurodollar Loan Period, if any payment under this Agreement or any other Loan Document shall be specified to be made on a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

(b)          No Deduction.

(i)           Any and all payments of principal and interest, fees, indemnity or expense reimbursements, and any other amounts by any Credit Party hereunder or under any other Loan Documents (the “Credit Party Payments”) shall be made without setoff or counterclaim and free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings with respect to such Credit Party Payments and all interest, penalties or similar liabilities with respect thereto, excluding (i) taxes imposed on the net income of any member of the Lender Group (or any office, branch or subsidiary of such member) by the jurisdiction under the laws of which such member of the Lender Group is organized or conducts business or any political subdivision thereof, (ii) any franchise taxes, taxes imposed on doing business or taxes measured by capital or net worth imposed on any member of the Lender Group (or any office, branch or subsidiary of such member and (iii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Credit Parties are located (all such nonexcluded taxes, levies, imposts, deductions, charges or withholdings and liabilities collectively or individually “Taxes”).  If any Credit Party shall be required to deduct any Taxes from or in respect of any sum payable to any member of the Lender Group hereunder or under any other Loan Document, (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.8(b)(i)), such member of the Lender Group shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Credit Party shall make such deductions, and (iii) the applicable Credit Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(ii)          In addition, the Credit Parties shall pay to the relevant Governmental Authority in accordance with Applicable Law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document excluding, however, such taxes, charges or levies imposed as a result of an assignment or participation (other than an assignment that occurs as a result of a request by the Borrowers) (such taxes being “Other Taxes”).

(iii)         The Credit Parties shall indemnify the members of the Lender Group for the full amount of Taxes and Other Taxes with respect to Credit Party Payments paid by such Person, and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority; provided that the Credit Parties shall not be required to indemnify the Administrative Agent, any Lender, or the Issuing Bank for any amount pursuant to this Section 2.8(b) incurred more than nine months prior to the date the Administrative Agent, such Lender, or such Issuing Bank notifies such Credit Party in writing of such amounts.  A certificate setting forth and containing an explanation in reasonable detail of the manner in which such amount shall have been determined and the amount of such payment or liability prepared by a member of the Lender Group or the Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes.  Such indemnification shall be made within thirty (30) days after the date the Administrative Agent or such member, as the case may be, makes written demand therefor.  If, in the reasonable determination of the Credit Parties, any such Taxes or Other Taxes are incorrectly or illegally imposed or asserted by the relevant Governmental Authority, the members of the Lender Group shall, at the Credit Parties’ expense, use commercially reasonable efforts to cooperate with the Credit Parties to recover such Taxes or Other Taxes, provided that no Lender Group member shall be required to do so if such Lender Group member in good faith determines that to do so would be disadvantageous to it.  If any Taxes or Other Taxes for which the Administrative Agent or any member of the Lender Group has received indemnification from a Credit Party hereunder shall be finally determined to have been incorrectly or illegally asserted and are refunded to the Administrative Agent or such member, the Administrative Agent or such member, as the case may be, shall promptly forward to the applicable Credit Party any such refunded amount (after deduction of any Tax or Other Tax paid or payable by any member of the Lender Group as a result of such refund), not exceeding the increased amount paid by the applicable Credit Party pursuant to this Section 2.8(b).

(iv)         Each Lender and Issuing Bank shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Taxes attributable to such Lender or Issuing Bank (but only to the extent that a Credit Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of any Credit Party to do so) and (ii) any other taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document or otherwise payable by the Administrative Agent to the Lender or Issuing Bank from any other source against any amount due to the Administrative Agent under this paragraph (iv).

(v)          As soon as practicable after the date of any payment of Taxes or Other Taxes by a Credit Party to the relevant Governmental Authority, the applicable Credit Party will deliver to the Administrative Agent, at its address, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

(vi)         On or prior to the Agreement Date (or, in the case of any Lender that becomes a party to this Agreement pursuant to an Assignment and Acceptance, on or prior to the effective date of such Assignment and Acceptance), each Lender which is organized in a jurisdiction other than the United States or a political subdivision thereof (a “Foreign Lender”) shall provide each of the Administrative Agent and the Borrowers with either (A) two (2) properly executed originals of Form W-8ECI or Form W-8BEN (or any successor forms) prescribed by the Internal Revenue Service or other documents satisfactory to the Borrowers and the Administrative Agent, as the case may be, certifying (1) as to such Foreign Lender’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Foreign Lender hereunder and under any other Loan Documents or Bank Products Documents or (2) that all payments to be made to such Foreign Lender hereunder and under any other Loan Documents and Bank Products Documents are subject to such taxes at a rate reduced to zero by an applicable tax treaty, or (B)(1) a certificate executed by such Lender certifying that such Lender is not a “bank” and that such Lender qualifies for the portfolio interest exemption under Section 881(c) of the Code, and (2) two (2) properly executed originals of Internal Revenue Service Form W-8BEN (or any successor form), in each case, certifying such Lender’s entitlement to an exemption from United States withholding tax with respect to payments of interest to be made hereunder or under any other Loan Documents or Bank Products Documents.  Each such Foreign Lender agrees to provide the Administrative Agent and the Borrowers with new forms prescribed by the Internal Revenue Service upon the expiration or obsolescence of any previously delivered form, or after the occurrence of any event requiring a change in the most recent forms delivered by it to the Administrative Agent and the Borrowers.  In addition, if a payment made to a Lender, Administrative Agent, or Issuing Bank (and, in each case, any financial institution through which any payment is made subject to such recipient) under any Loan Document would be subject to United States federal withholding imposed by FATCA if such Lender, Administrative Agent, or Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA, such Lender, Administrative Agent, or Issuing Bank shall deliver to the Administrative Agent and the Borrowers such forms or other documents as shall be prescribed by Applicable Law, if any, or as otherwise reasonably requested, as may be necessary for the Administrative Agent or the Borrower, as applicable, to determine that such payment is exempt from withholding under FATCA.

(vii)        The Credit Parties shall not be required to indemnify any Foreign Lender, or to pay any additional amounts to such Foreign Lender pursuant to Section 2.8(b)(i) or (b)(iii) above to the extent that (A) the obligation to withhold amounts with respect to United States Federal, state or local withholding tax existed on the date such Foreign Lender became a party to this Agreement (or, in the case of a transferee, on the effective date of the Assignment and Acceptance pursuant to which such transferee became a Lender) or, with respect to payments to a new lending office, the date such Foreign Lender designated such new lending office; provided, however, that this clause (A) shall not apply to any Foreign Lender that became a Lender or new lending office that became a new lending office as a result of an assignment or designation made at the request of the Borrowers; and provided further, however, that this clause (A) shall not apply to the extent the indemnity payment or additional amounts, if any, that any member of the Lender Group through a new lending office would be entitled to receive (without regard to this clause (A)) do not exceed the indemnity payment or additional amounts that the Person making the assignment or transfer to such member of the Lender Group making the designation of such new lending office would have been entitled to receive in the absence of such assignment, transfer or designation or (B) the obligation to pay such additional amounts or such indemnity payments would not have arisen but for a failure by such member of the Lender Group to comply with the provisions of Section 2.8(b)(v) above.

(viii)      Nothing contained in this Section 2.8(b) shall require any member of the Lender Group to make available to any Credit Party any of its tax returns (or any other information) that it deems confidential or proprietary.

Section 2.9           Reimbursement.  Whenever any member of the Lender Group shall sustain or incur any losses (including losses of anticipated profits) or out-of-pocket expenses in connection with (a) failure by any Borrower to borrow or continue any Eurodollar Loan, or convert any Base Rate Loan to a Eurodollar Loan, in each case, after having given notice of its intention to do so in accordance with Section 2.2 (whether by reason of the election of such Borrower not to proceed or the non-fulfillment of any of the conditions set forth in this Agreement), or (b) prepayment of any Eurodollar Loan in whole or in part for any reason or (c) failure by any Borrower to prepay any Eurodollar Loan after giving notice of its intention to prepay such Eurodollar Loan, the Borrowers agree to pay to such Lender, promptly upon such Lender’s demand therefor, an amount sufficient to compensate such Lender for all such losses and out-of-pocket expenses.  Such Lender’s good faith determination of the amount of such losses and out-of-pocket expenses, absent manifest error, shall be binding and conclusive.  Losses subject to reimbursement hereunder shall include, without limitation, expenses incurred by any Lender Group member or any participant of such Lender Group member permitted hereunder in connection with the re-deployment of funds prepaid, repaid, not borrowed, or paid, as the case may be, and any lost profit of such Lender Group member or any participant of such Lender Group member over the remainder of the Eurodollar Loan Period for such prepaid Loan.  For purposes of calculating amounts payable to a Lender Group member under this paragraph, each applicable Lender Group member shall be deemed to have actually funded its relevant Eurodollar Loan through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Eurodollar Loan and having a maturity and repricing characteristics comparable to the relevant Eurodollar Loan Period; provided, however, that each applicable Lender Group member may fund each of its Eurodollar Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section.

Section 2.10          Pro Rata Treatment.

(a)           Loans.  Each Loan from the Lenders under the Revolving Loan Commitment made on or after the Agreement Date shall be made pro rata on the basis of the respective Revolving Commitment Ratios of such Lenders.

(b)           Payments.  Each payment and prepayment of the principal of the Revolving Loans, and each payment of interest on the Revolving Loans received from the Borrowers, shall be made by the Administrative Agent to the Lenders pro rata on the basis of their respective unpaid principal amounts outstanding under the Revolving Loans immediately prior to such payment or prepayment (except in cases when a Lender’s right to receive payments is restricted pursuant to Section 2.17).  If any Lender shall obtain any payment (whether involuntary, through the exercise of any right of set-off or otherwise) on account of the Loans in excess of its ratable share of Loans based on its Aggregate Commitment Ratio (or in violation of any restriction set forth in Section 2.17), such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery without interest thereon unless the Lender obligated to repay such amount is required to pay interest.  The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 2.11          Application of Payments.

(a)           Prior to the occurrence and continuance of an Event of Default, all amounts received by the Administrative Agent from the Borrowers (other than payments specifically earmarked for application to certain principal, interest, fees or expenses hereunder or payments made pursuant to Section 2.6(b) (which shall be applied as earmarked or, with respect to payments under Section 2.6(b), as set forth in Section 2.6(b))), shall be distributed by the Administrative Agent in the following order of priority:

FIRST, to the payment of out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of the Administrative Agent with respect to enforcing the rights of the Lenders under the Loan Documents, and to the payment of principal and interest on any Agent Loans;

SECOND, to the payment of any fees owed to the Administrative Agent, the Issuing Bank or the Swing Bank hereunder or under any other Loan Document;

THIRD, to the payment of all obligations consisting of accrued fees and interest payable to the Lenders hereunder;

FOURTH, to the payment of principal then due and payable on the Swing Loans;

FIFTH, to the payment of principal then due and payable on the Revolving Loans;

SIXTH, to the payment of the Obligations arising in respect of any Bank Products then due and payable;

SEVENTH, to the payment of all other Obligations not otherwise referred to in this Section 2.11(a) then due and payable; and

EIGHTH, upon satisfaction in full of all Obligations, to the applicable Credit Party or such other Person who may be lawfully entitled thereto.

(b)          Payments Subsequent to Event of Default.  Notwithstanding anything in this Agreement or any other Loan Documents which may be construed to the contrary, subsequent to the occurrence and during the continuance of an Event of Default, payments and prepayments with respect to the Obligations made to the Lender Group, or any of them, or otherwise received by any member of the Lender Group (from realization on Collateral or otherwise) shall be distributed in the following order of priority (subject, as applicable, to Section 2.10):

FIRST, to the payment of out-of-pocket costs and expenses (including without limitation indemnification and reasonable attorneys’ fees) of the Administrative Agent with respect to enforcing the rights of the Lenders under the Loan Documents or that are otherwise required to be paid under the Loan Documents in connection therewith, and to the payment of principal and interest on any Agent Loans (including, without limitation, any costs incurred in connection with the sale or disposition of any Collateral);

SECOND, to the payment of any fees owed to the Administrative Agent, the Issuing Bank or the Swing Bank hereunder or under any other Loan Document;

THIRD, to the payment of out-of-pocket costs and expenses (including without limitation indemnification and reasonable attorneys’ fees) of the Lenders with respect to enforcing their rights under the Loan Documents or that are otherwise required to be paid under the Loan Documents in connection therewith;

FOURTH, to the payment of all obligations consisting of accrued fees and interest payable to the Lenders hereunder;

FIFTH, to the payment of the principal of the Swing Loans then outstanding;

SIXTH, pro rata, to (i) the payment of principal on the Revolving Loans then outstanding; (ii) the Letter of Credit Reserve Account to the extent of one hundred five percent (105%) of any Letter of Credit Obligations then outstanding; and (iii) to Hedge Obligations based upon amounts certified to the Administrative Agent to be due and payable to the applicable Bank Products Provider on account of Noticed Bank Products Obligations constituting Hedge Obligations in an amount not to exceed the lesser of (a) such Noticed Bank Products Obligations and (b) $25,000,000;

SEVENTH, to the payment of any remaining Bank Products Obligations;

EIGHTH, to any other Obligations not otherwise referred to in this Section 2.11(b); and

NINTH, upon satisfaction in full of all Obligations, to the applicable Credit Party or such other Person who may be lawfully entitled thereto.

Section 2.12          Use of Proceeds.  The proceeds of the Loans shall be used by the Borrowers for general corporate purposes of the Borrowers, and for such other purposes to the extent not inconsistent with the provisions of this Agreement.

Section 2.13          All Obligations to Constitute One Obligation.  All Obligations shall constitute one general obligation of the Borrowers and shall be secured by the Administrative Agent’s security interest (on behalf of, and for the benefit of, the Lender Group) and Lien upon all of the Collateral, and by all other security interests and Liens heretofore, now or at any time hereafter granted by any Credit Party to the Administrative Agent or any other member of the Lender Group, to the extent provided in the Security Documents under which such Liens arise.

Section 2.14         Maximum Rate of Interest.  The Borrowers and the Lender Group hereby agree and stipulate that the only charges imposed upon the Borrowers for the use of money in connection with this Agreement are and shall be the specific interest and fees described in this Article 2 and in any other Loan Document.  Notwithstanding the foregoing, the Borrowers and the Lender Group further agree and stipulate that all closing fees, agency fees, syndication fees, facility fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by any member of the Lender Group to third parties or for damages incurred by the Lender Group, or any of them, are charges to compensate the Lender Group for underwriting and administrative services and costs or losses performed or incurred, and to be performed and incurred, by the Lender Group in connection with this Agreement and the other Loan Documents and shall under no circumstances be deemed to be charges for the use of money pursuant to any Applicable Law.  In no event shall the amount of interest and other charges for the use of money payable under this Agreement exceed the maximum amounts permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  The Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and other charges for the use of money and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if the amount of such interest and other charges for the use of money or manner of payment exceeds the maximum amount allowable under Applicable Law, then, ipso facto as of the Agreement Date, the Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Revolving Loans to the extent of such excess.

Section 2.15          Letters of Credit.

(a)           Subject to the terms and conditions of this Agreement, the Issuing Bank, on behalf of the Lenders, and in reliance on the agreements of the Lenders set forth in Section 2.15(c) below, hereby agrees to issue one or more Letters of Credit up to an aggregate face amount equal to the Letter of Credit Commitment; provided, however, that, except as described in the last sentence of Section 4.2, the Issuing Bank shall not issue any Letter of Credit unless the conditions precedent to the issuance thereof set forth in Section 4.2 have been satisfied.  Each Letter of Credit shall (i) be denominated in Dollars, and (ii) expire no later than the earlier to occur of (A) the date ten (10) days prior to the Maturity Date, and (B) three hundred sixty (360) days after its date of issuance (but may contain provisions for automatic renewal provided that no Default or Event of Default exists on the renewal date or would be caused by such renewal and provided that no such renewal shall extend beyond the date ten (10) days prior to the Maturity Date).  With respect to each Letter of Credit, (i) the rules of the International Standby Practices, ICC Publication No. 590, or any subsequent revision or restatement thereof adopted by the ICC and in use by the Issuing Bank, shall apply to each Standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Commercial Letter of Credit, and, to the extent not inconsistent therewith, the laws of the State of New York.  The Issuing Bank shall not at any time be obligated to issue, or cause to be issued, any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank to exceed any limits imposed by, any Applicable Law.

(b)          The Borrowers may from time to time request that the Issuing Bank issue a Letter of Credit.  The Borrowers shall execute and deliver to the Administrative Agent and the Issuing Bank a Request for Issuance of Letter of Credit for each Letter of Credit to be issued by the Issuing Bank, not later than 12:00 noon (Atlanta, Georgia time) on the third (3rd) Business Day preceding the date on which the requested Letter of Credit is to be issued, or such shorter notice as may be acceptable to the Issuing Bank and the Administrative Agent.  Upon receipt of any such Request for Issuance of Letter of Credit, subject to satisfaction of all conditions precedent thereto as set forth in Section 4.2 or waiver of such conditions pursuant to the last sentence of Section 4.2, the Issuing Bank shall process such Request for Issuance of Letter of Credit and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby.  The Issuing Bank shall furnish a copy of such Letter of Credit to the Borrowers and the Administrative Agent following the issuance thereof.  In addition to the fees payable pursuant to Section 2.4(c)(ii), the Borrowers shall pay or reimburse the Issuing Bank for normal and customary costs and expenses incurred by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering the Letters of Credit.

(c)           Immediately upon the issuance by the Issuing Bank of a Letter of Credit and in accordance with the terms and conditions of this Agreement, the Issuing Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Revolving Commitment Ratio, in such Letter of Credit and the obligations of the Borrowers with respect thereto (including, without limitation, all Letter of Credit Obligations with respect thereto).  The Issuing Bank shall promptly notify the Administrative Agent of any draw under a Letter of Credit.  At such time as the Administrative Agent shall be notified by the Issuing Bank that the beneficiary under any Letter of Credit has drawn on the same, the Administrative Agent shall promptly notify the Borrowers and the Swing Bank (or, at its option, all Lenders), by telephone or telecopy, of the amount of the draw and, in the case of each Lender, such Lender’s portion of such draw amount as calculated in accordance with its Revolving Commitment Ratio.

(d)           The Borrowers hereby agree to immediately reimburse the Issuing Bank for amounts paid by the Issuing Bank in respect of draws under each Letter of Credit.  In order to facilitate such repayment, the Borrowers hereby irrevocably request the Lenders, and the Lenders hereby severally agree, on the terms and conditions of this Agreement (other than as provided in Article 2 with respect to the amounts of, the timing of requests for, and the repayment of Loans hereunder and in Article 4 with respect to conditions precedent to Loans hereunder), to make a Base Rate Loan on each day on which a draw is made under any Letter of Credit and in the amount of such draw, and to pay the proceeds of such Loan directly to the Issuing Bank to reimburse the Issuing Bank for the amount paid by it upon such draw.  Each Lender shall pay its share of such Base Rate Loan to the Administrative Agent in accordance with Section 2.2(e) and its Revolving Commitment Ratio, without reduction for any set-off or counterclaim of any nature whatsoever and regardless of whether any Default or Event of Default exists or would be caused thereby.  The disbursement of funds in connection with a draw under a Letter of Credit pursuant to this Section 2.15 shall be subject to the terms and conditions of Section 2.2(e).  The obligation of each Lender to make payments to the Administrative Agent, for the account of the Issuing Bank, in accordance with this Section 2.15 shall be absolute and unconditional and no Lender shall be relieved of its obligations to make such payments by reason of noncompliance by any other Person with the terms of the Letter of Credit or for any other reason (other than the gross negligence or willful misconduct of the Issuing Bank in paying such Letter of Credit, as determined by a final non-appealable judgment of a court of competent jurisdiction).  The Administrative Agent shall promptly remit to the Issuing Bank the amounts so received from the other Lenders.  Any overdue amounts payable by the Lenders to the Issuing Bank in respect of a draw under any Letter of Credit shall bear interest, payable on demand, (x) for the first two (2) Business Days, at the Federal Funds Rate, and (y) thereafter, at the Base Rate.  Notwithstanding the foregoing, at the request of the Administrative Agent, the Swing Bank may, at its option and subject to the conditions set forth in Section 2.2(g) other than the condition that the applicable conditions precedent set forth in Article 4 be satisfied, make Swing Loans to reimburse the Issuing Bank for amounts drawn under Letters of Credit.

(e)           The Borrowers agree that each Loan by the Lenders to reimburse the Issuing Bank for draws under any Letter of Credit, shall, for all purposes hereunder, unless and until converted into a Eurodollar Loan pursuant to Section 2.2(b)(ii), be deemed to be a Base Rate Loan.

(f)           The Borrowers agree that any action taken or omitted to be taken by the Issuing Bank in connection with any Letter of Credit, except for such actions or omissions as shall constitute gross negligence or willful misconduct on the part of such Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction, shall be binding on the Borrowers as between the Borrowers and the Issuing Bank, and shall not result in any liability of the Issuing Bank to the Borrowers.  The obligation of the Borrowers to reimburse the Issuing Bank for a drawing under any Letter of Credit or the Lenders for Loans made by them to the Issuing Bank on account of draws made under the Letters of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, the following circumstances:

(i)           Any lack of validity or enforceability of any Loan Document;

(ii)          Any amendment or waiver of or consent to any departure from any or all of the Loan Documents;

(iii)         Any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith;

(iv)         The existence of any claim, set-off, defense or any right which any Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or Persons for whom any such beneficiary or any such transferee may be acting), any Lender or any other Person, whether in connection with any Letter of Credit, any transaction contemplated by any Letter of Credit, this Agreement, or any other Loan Document, or any unrelated transaction;

(v)          Any statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi)         The insolvency of any Person issuing any documents in connection with any Letter of Credit;

(vii)        Any breach of any agreement between any Borrower and any beneficiary or transferee of any Letter of Credit;

(viii)       Any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit;

(ix)          Any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless or otherwise, whether or not they are in code;

(x)           Any act, error, neglect or default, omission, insolvency or failure of business of any of the correspondents of the Issuing Bank;

(xi)          Any other circumstances arising from causes beyond the control of the Issuing Bank;

(xii)         Payment by the Issuing Bank under any Letter of Credit against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct of the Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction; and

(xiii)        Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers suffered by the Borrowers that is caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction, the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in good faith, either accept and make payment upon such documents without responsibility for further investigation or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           The Borrowers will indemnify and hold harmless each Indemnified Person from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees) which may be imposed on, incurred by or asserted against such Indemnified Person in any way relating to or arising out of the issuance of a Letter of Credit, except that the Borrowers shall not be liable to an Indemnified Person for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Indemnified Person as determined by a final non-appealable judgment of a court of competent jurisdiction.  This Section 2.15(g) shall survive termination of this Agreement.

(h)           Each Lender shall be responsible (to the extent the Issuing Bank is not reimbursed by the Borrowers) for its pro rata share (based on such Lender’s Revolving Commitment Ratio) of any and all reasonable out-of-pocket costs, expenses (including reasonable attorneys’ fees) and disbursements which may be incurred or made by the Issuing Bank in connection with the collection of any amounts due under, the administration of, or the presentation or enforcement of any rights conferred by any Letter of Credit, any Borrower’s or any Guarantor’s obligations to reimburse draws thereunder or otherwise.  In the event the Borrowers shall fail to pay such expenses of the Issuing Bank within fifteen (15) days of demand for payment by the Issuing Bank, each Lender shall thereupon pay to the Issuing Bank its pro rata share (based on such Lender’s Revolving Commitment Ratio) of such expenses within ten (10) days from the date of the Issuing Bank’s notice to the Lenders of the Borrowers’ failure to pay; provided, however, that if the Borrowers shall thereafter pay such expenses, the Issuing Bank will repay to each Lender the amounts received from such Lender hereunder.

(i)            The Lenders (including each Lender that issued an Existing Letter of Credit) and the Borrowers agree that, effective as of the Agreement Date, the Existing Letters of Credit shall be deemed to have been issued and maintained under, and to be governed by the terms and conditions of, this Agreement as Letters of Credit.

(j)            Subject to the appointment and acceptance of a successor issuer below in the event there is only one Issuing Bank, any Issuing Bank may resign as Issuing Bank upon sixty (60) days’ prior written notice to the Administrative Agent, the Lenders and the Borrowers.  If any Issuing Bank shall resign as Issuing Bank under this Agreement, then the Borrowers may appoint from among the Lenders a successor issuer of Letters of Credit, whereupon, subject to acceptance of such appointment by such successor issuer, such successor issuer shall succeed to the rights, powers and duties of such resigning Issuing Bank, and the term “Issuing Bank” shall include such successor issuer effective upon such appointment.  At the time such resignation shall become effective, the Borrowers shall pay to the resigning Issuing Bank all accrued and unpaid fees pursuant to Section 2.4(c)(ii) hereof.  The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrowers and the Administrative Agent and, from and after the effective date of such agreement, such successor Issuing Bank shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents.  In the event there is only one Issuing Bank and none of the other Lenders accepts such appointment within ninety (90) days after any Issuing Bank submitted its notice of resignation, such Issuing Bank’s resignation shall still be effective if such Issuing Bank determines in good faith that it is either unable or that it is commercially unreasonable for it to continue to issue Letters of Credit hereunder.  After the resignation of any Issuing Bank hereunder, the resigning Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.  After any retiring Issuing Bank’s resignation as Issuing Bank, the provisions of this Agreement relating to such Issuing Bank shall inure to its benefit as to any actions taken or omitted to be taken by it (i) while it was Issuing Bank under this Agreement or (ii) at any time with respect to Letters of Credit issued by such Issuing Bank.  For the avoidance of doubt, any resignation by an Issuing Bank shall not affect the Letters of Credit issued by such Issuing Bank prior to such resignation.

(k)           Any Issuing Bank which ceases to be a Lender pursuant to Section 11.12(b) or 11.16 shall also cease to be an Issuing Bank hereunder.

Section 2.16         Bank Products.  If any Bank Products are provided by an Affiliate of the Administrative Agent or any Affiliate of any Lender, the Credit Parties agree to indemnify and hold the Lender Group, or any of them, harmless from any and all costs and obligations now or hereafter incurred by the Lender Group, or any of them, which arise from any indemnity given by the Administrative Agent to any of its Affiliates, or any Lender to any of its Affiliates, as applicable, related to such Bank Products; provided, however, nothing contained herein is intended to limit the Credit Parties’ rights, with respect to the Administrative Agent, any Lender or any Affiliates of the Administrative Agent or any Lender, as applicable, if any, which arise as a result of the execution of Bank Products Documents.  The agreement contained in this Section shall survive termination of this Agreement.  The Credit Parties acknowledge and agree that the obtaining of Bank Products from the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender (a) is in the sole and absolute discretion of the Administrative Agent, such Lender or such Affiliates, as applicable, and (b) is subject to all rules and regulations of the Administrative Agent, such Lender or such Affiliates, as applicable.

Section 2.17          Defaulting Lenders.

(a)           If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:

(i)           such Defaulting Lender’s pro rata share (based on its Revolving Commitment Ratio) of the Letter of Credit Obligations and the Swing Loan Obligations, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitment Ratios; provided that (i) the sum of each Non-Defaulting Lender’s total Revolving Credit Obligations may not in any event exceed the portion of the Revolving Loan Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and after giving effect thereto and (ii) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Bank, the Swing Bank or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii)          to the extent that any portion (the “unreallocated portion”) of such Defaulting Lender’s pro rata share (based on its Revolving Commitment Ratio) of the Letter of Credit Obligations and the Swing Loan Obligations cannot be so reallocated for any reason, the Borrowers will, not later than three (3) Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swing Bank), (A) Cash Collateralize the obligations of the Borrowers to the Issuing Bank or the Swing Bank in respect of such Letter of Credit Obligations or Swing Loan Obligations, as the case may be, in an amount equal to the aggregate amount of the unreallocated portion of such Letter of Credit Obligations and Swing Loan Obligations of such Defaulting Lender, or (B) in the case of such Swing Loan Obligations, prepay (subject to clause (v) below) and/or Cash Collateralize in full the unreallocated portion thereof, or (C) make other arrangements satisfactory to the Administrative Agent, the Issuing Bank or the Swing Bank in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii)         in addition to the other conditions precedent set forth in Section 4.2, the Issuing Bank will not be required to issue, amend or increase any Letter of Credit, and the Swing Bank will not be required to make any Swing Loans, unless they are satisfied that 100% of the related Letter of Credit Obligations and Swing Loan Obligations is fully covered or eliminated by any combination satisfactory to the Issuing Bank or the Swing Bank, as the case may be, of the following:

(A)           such Defaulting Lender’s pro rata share (based on its Revolving Commitment Ratio) of the Letter of Credit Obligations and the Swing Loan Obligations is reallocated, as to outstanding and future Letters of Credit and Swing Loans, to the Non-Defaulting Lenders as provided in clause (a)(i) above; and

(B)           without limiting the provisions of clause (a)(ii) above, the Borrowers Cash Collateralize the obligations of the Borrowers in respect of such Letters of Credit or Swing Loans in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letters of Credit or Swing Loans, or the Borrowers make other arrangements satisfactory to the Administrative Agent and the Issuing Bank or the Swing Bank, as the case may be, in their sole discretion, to protect them against the risk of non-payment by such Defaulting Lender;

provided that (1) the sum of each Non-Defaulting Lender’s total Revolving Credit Obligations may not in any event exceed the portion of the Revolving Loan Commitment of such Non-Defaulting Lender, and (2) neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Bank, the Swing Bank or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender to be a Non-Defaulting Lender;

(iv)        with the written approval of the Administrative Agent, the Borrowers may terminate (on a non-ratable basis) the unused amount of the portion of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of clause (v) below will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Bank, Swing Bank or any Lender may have against such Defaulting Lender;

(v)         any amount paid by the Borrowers for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated non-interest bearing account until the termination of the Revolving Commitment at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority:  first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or Swing Bank under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed Letter or Credit disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct;

(vi)        such Defaulting Lender will not (i) have the right to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document (except that the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender) and the amount of the Revolving Loan Commitment or Loans, as applicable, held by such Defaulting Lender shall not be counted as outstanding for purposes of determining “Majority Lenders” hereunder, (ii) be entitled to receive any payments of principal, interest or fees from the Borrowers or the Administrative Agent (or the other Lenders) in respect of Letters of Credit or its Loans (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees), provided that (1) to the extent that a portion of the Letter of Credit Obligations of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to clause (a)(i), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitment Ratios, and (2) to the extent that any portion of such Letter of Credit Obligations cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Bank; and

(vii)        the Borrowers may, at their sole expense and effort, upon notice to such Defaulting Lender and the Administrative Agent, in accordance with Section 11.16, require such Defaulting Lender to assign and delegate, without recourse, all its interests, rights and obligations under this Agreement.

(b)           If the Borrowers, the Administrative Agent, the Issuing Bank and the Swing Bank agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, the respective portions of the Letter of Credit Obligations and the Swing Loan Obligations of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s portion of the Revolving Loan Commitment, and such Lender will purchase at par such portion of outstanding Revolving Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Obligations of the Lenders to be on a pro rata basis in accordance with their respective Revolving Commitment Ratios, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Revolving Credit Obligations of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing) and if any cash collateral has been posted with respect to such Defaulting Lender, the Administrative Agent will promptly return such cash collateral to the Borrowers; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE 3

GUARANTY

Section 3.1            Guaranty.

(a)           Each Guarantor hereby, jointly and severally, guarantees to the Administrative Agent, for the benefit of the Lender Group, the full and prompt payment of the Obligations, including, without limitation, any interest therein (including, without limitation, interest as provided in this Agreement, accruing after the filing of a petition initiating any insolvency proceedings, whether or not such interest accrues or is recoverable against any Borrower after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), plus reasonable attorneys’ fees and expenses if the obligations represented by this Guaranty are collected by law, through an attorney-at-law, or under advice therefrom.

(b)           Regardless of whether any proposed guarantor or any other Person shall become in any other way responsible to the Lender Group, or any of them, for or in respect of the Obligations or any part thereof, and regardless of whether or not any Person now or hereafter responsible to the Lender Group, or any of them, for the Obligations or any part thereof, whether under this Guaranty or otherwise, shall cease to be so liable, each Guarantor hereby declares and agrees that this Guaranty shall be a joint and several obligation, shall be a continuing guaranty and shall be operative and binding until the Obligations shall have been indefeasibly paid in full in cash (or in the case of Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred and five percent (105%) of the Letter of Credit Obligations) and the Commitments shall have been terminated.

(c)           Each Guarantor absolutely, unconditionally and irrevocably waives any and all right to assert any defense (other than the defense of payment in cash in full, to the extent of its obligations hereunder, or a defense that such Guarantor’s liability is limited as provided in Section 3.1(g)), set-off, counterclaim or cross-claim of any nature whatsoever with respect to this Guaranty or the obligations of the Guarantors under this Guaranty or the obligations of any other Person or party (including, without limitation, the Borrowers) relating to this Guaranty or the obligations of any of the Guarantors under this Guaranty or otherwise with respect to the Obligations in any action or proceeding brought by the Administrative Agent or any other member of the Lender Group to collect the Obligations or any portion thereof, or to enforce the obligations of any of the Guarantors under this Guaranty.

(d)           The Lender Group, or any of them, may from time to time, without exonerating or releasing any Guarantor in any way under this Guaranty, (i) take such further or other security or securities for the Obligations or any part thereof as they may deem proper, or (ii) release, discharge, abandon or otherwise deal with or fail to deal with any Guarantor of the Obligations or any security or securities therefor or any part thereof now or hereafter held by the Lender Group, or any of them, or (iii) amend, modify, increase, extend, accelerate or waive in any manner any of the provisions, terms, or conditions of the Loan Documents, all as they may consider expedient or appropriate in their sole and absolute discretion.  Without limiting the generality of the foregoing, or of Section 3.1(e), it is understood that the Lender Group, or any of them, may, without exonerating or releasing any Guarantor, give up, modify or abstain from perfecting or taking advantage of any security for the Obligations and accept or make any compositions or arrangements, and realize upon any security for the Obligations when, and in such manner, and with or without notice, all as such Person may deem expedient.

(e)           Each Guarantor acknowledges and agrees that no change in the nature or terms of the Obligations or any of the Loan Documents, or other agreements, instruments or contracts evidencing, related to or attendant with the Obligations (including any novation), shall discharge all or any part of the liabilities and obligations of such Guarantor pursuant to this Guaranty; it being the purpose and intent of the Guarantors and the Lender Group that the covenants, agreements and all liabilities and obligations of each Guarantor hereunder are absolute, unconditional and irrevocable under any and all circumstances.  Without limiting the generality of the foregoing, each Guarantor agrees that until the performance of and payment in full in cash of the Obligations (without possibility of recourse, whether by operation of law or otherwise) and the termination of the Commitments, such Guarantor’s undertakings hereunder shall not be released, in whole or in part, by any action or thing which might, but for this paragraph of this Guaranty, be deemed a legal or equitable discharge of a surety or guarantor, or by reason of any waiver, omission of the Lender Group, or any of them, or their failure to proceed promptly or otherwise, or by reason of any action taken or omitted by the Lender Group, or any of them, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of, such Guarantor or by reason of any further dealings between the Borrowers, on the one hand, and any member of the Lender Group, on the other hand, or any other guarantor or surety, and such Guarantor hereby expressly waives and surrenders any defense to its liability hereunder, or any right of counterclaim or offset of any nature or description which it may have or may exist based upon, and shall be deemed to have consented to, any of the foregoing acts, omissions, things, agreements or waivers.

(f)           The Lender Group, or any of them, may, without demand or notice of any kind upon or to any Guarantor, at any time or from time to time when any amount shall be due and payable hereunder by any Guarantor, if the Borrowers shall not have timely paid any of the Obligations (or in the case of Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred and five percent (105%) of the Letter of Credit Obligations), set-off and appropriate and apply to any portion of the Obligations hereby guaranteed, and in such order of application as the Administrative Agent may from time to time elect in accordance with this Agreement, any deposits, property, balances, credit accounts or moneys of any Guarantor in the possession of any member of the Lender Group or under their respective control for any purpose.  If and to the extent that any Guarantor makes any payment to the Administrative Agent or any other Person pursuant to or in respect of this Guaranty, any claim which such Guarantor may have against any Borrower by reason thereof shall be subject and subordinate to the prior payment in full in cash of the Obligations to the satisfaction of the Lender Group and the termination of the Commitments.

(g)           The creation or existence from time to time of Obligations in excess of the amount committed to or outstanding on the date of this Guaranty is hereby authorized, without notice to any Guarantor, and shall in no way impair or affect this Guaranty or the rights of the Lender Group herein. It is the intention of each Guarantor and the Administrative Agent that each Guarantor’s obligations hereunder shall be, but not in excess of, the Maximum Guaranteed Amount (as herein defined).  The “Maximum Guaranteed Amount” with respect to any Guarantor, shall mean the maximum amount which could be paid by such Guarantor without rendering this Guaranty void or voidable as would otherwise be held or determined by a court of competent jurisdiction in any action or proceeding involving any state or Federal bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to the insolvency of debtors.

(h)           Upon the bankruptcy or winding up or other distribution of assets of any Borrower, or of any surety or guarantor (other than the applicable Guarantor) for any Obligations of any Borrower to the Lender Group, or any of them, the rights of the Administrative Agent against any Guarantor shall not be affected or impaired by the omission of any member of the Lender Group to prove its claim, or to prove the full claim, as appropriate, against such Borrower, or any such other guarantor or surety, and the Administrative Agent may prove such claims as it sees fit and may refrain from proving any claim and in its discretion may value as it sees fit or refrain from valuing any security held by it without in any way releasing, reducing or otherwise affecting the liability to the Lender Group of each of  the Guarantors.

(i)           Each Guarantor hereby absolutely, unconditionally and irrevocably expressly waives, except to the extent such waiver would be expressly prohibited by Applicable Law, the following:  (i) notice of acceptance of this Guaranty, (ii) notice of the existence or creation of all or any of the Obligations, (iii) presentment, demand, notice of dishonor, protest and all other notices whatsoever (other than notices expressly required hereunder or under any other Loan Document to which any Guarantor is a party), (iv) all diligence in collection or protection of or realization upon the Obligations or any part thereof, any obligation hereunder, or any security for any of the foregoing, (v) all rights to enforce any remedy which the Lender Group, or any of them, may have against any Borrower, (vi) until the Obligations shall have been paid in full in cash (or in the case of a Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred and five percent (105%) of the Letter of Credit Obligations), and all Commitments have been terminated, all rights of subrogation, indemnification, contribution and reimbursement from any Borrower for amounts paid hereunder and any benefit of, or right to participate in, any collateral or security now or hereinafter held by the Lender Group, or any of them, in respect of the Obligations, and (vii) any and all rights under any Applicable Law governing guaranties or sureties.  If a claim is ever made upon any member of the Lender Group for the repayment or recovery of any amount or amounts received by such Person in payment of any of the Obligations and such Person repays all or part of such amount by reason of (A) any judgment, decree or order of any court or administrative body having jurisdiction over such Person or any of its property, or (B) any settlement or compromise of any such claim effected by such Person with any such claimant, including any Borrower, then in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any promissory note or other instrument evidencing any of the Obligations, and such Guarantor shall be and remain obligated to such Person hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person.

(j)           This Guaranty is a continuing guaranty of the Obligations and all liabilities to which it applies or may apply under the terms hereof and shall be conclusively presumed to have been created in reliance hereon.  No failure or delay by any member of the Lender Group in the exercise of any right, power, privilege or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy and no course of dealing between any Guarantor and any member of the Lender Group shall operate as a waiver thereof.  No action by any member of the Lender Group permitted hereunder shall in any way impair or affect this Guaranty.  For the purpose of this Guaranty, the Obligations shall include, without limitation, all Obligations of the Borrowers to the Lender Group, notwithstanding any right or power of any third party, individually or in the name of any Borrower and the Lender Group, or any of them, to assert any claim or defense as to the invalidity or unenforceability of any such Obligation, and no such claim or defense shall impair or affect the obligations of any Guarantor hereunder.

(k)          This is a guaranty of payment and not of collection.  In the event the Administrative Agent makes a demand upon any Guarantor in accordance with the terms of this Guaranty, such Guarantor shall be held and bound to the Administrative Agent directly as debtor in respect of the payment of the amounts hereby guaranteed.  All costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred by the Administrative Agent in obtaining performance of or collecting payments due under this Guaranty shall be deemed part of the Obligations guaranteed hereby.

(l)           Each Subsidiary Guarantor is a direct or indirect wholly-owned Domestic Subsidiary of the Parent.  Each Guarantor expressly represents and acknowledges that any financial accommodations by the Lender Group to the Borrowers, including, without limitation, the extension of credit, are and will be of direct interest, benefit and advantage to such Guarantor.

(m)         The payment obligation of a Guarantor to any other Guarantor under any Applicable Law regarding contribution rights among co-obligors or otherwise shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Guaranty, and such Guarantor shall not exercise any right or remedy with respect to such rights until payment and satisfaction in full of all such obligations.

Section 3.2          Special Provisions Applicable to New Guarantors.  Pursuant to Section 6.20 of this Agreement, any new Domestic Subsidiary of a Borrower may be required to enter into this Agreement as a Guarantor by executing and delivering to the Administrative Agent a Joinder Supplement.  Upon the execution and delivery of a Joinder Supplement by such new Domestic Subsidiary, such new Domestic Subsidiary shall become a Guarantor and Credit Party hereunder with the same force and effect as if originally named as a Guarantor or Credit Party herein.  The execution and delivery of any Joinder Supplement (or any joinder to any other applicable Loan Document) adding an additional Guarantor as a party to this Agreement (or any other applicable Loan Document) shall not require the consent of any other party hereto.  The rights and obligations of each party hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor hereunder.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.1          Conditions Precedent to Initial Loan.  The obligations of the Lenders to undertake the Commitments and to make the initial Loans hereunder, and the obligation of the Issuing Bank to issue any initial Letter of Credit hereunder, are subject to the prior fulfillment of each of the following conditions on or before December 15, 2011:

(a)          The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Lender Group:

(i)           This Agreement duly executed by the Borrowers, the Guarantors, the Lenders, and the Administrative Agent;

(ii)          Any Revolving Loan Notes requested by any Lender duly executed by the Borrowers;

(iii)         The Security Agreement duly executed by each Credit Party, together with Uniform Commercial Code financing statements related thereto;

(iv)         All other Security Documents duly executed by each Credit Party party thereto;

(v)          A Controlled Account Agreement with respect to each deposit account set forth on Schedule 6.15 maintained by any Credit Party at a depository institution, duly executed by such Credit Party, the Administrative Agent, and such depository institution;

(vi)         An Information and Collateral Disclosure Certificate with respect to the Credit Parties duly executed by such Credit Party;

(vii)        The legal opinions of Sullivan and Cromwell LLP, counsel to the Credit Parties, as well as any local counsel to the Credit Parties (if requested by the Administrative Agent), addressed to the Lender Group, which opinions shall cover the transactions contemplated hereby and in the other Loan Documents and include, among other things, opinions as to corporate or limited liability company power and authority; due authorization; good standing or existence; no conflicts with organizational documents, laws, agreements, and order and decrees; no liens triggered by execution and delivery of the Loan Documents; necessary consents; execution and delivery; enforceability; margin regulations; investment company act; attachment and perfection of security interests; choice of law; and usury;

(viii)       If Loans are to be made on the Agreement Date, a duly executed Request for Loan with disbursement instructions attached thereto;

(ix)         A loan certificate signed by an Authorized Signatory of each Credit Party, including a certificate of incumbency with respect to each Authorized Signatory of such Person, together with appropriate attachments which shall include, without limitation, the following: (A) a copy of the certificate of incorporation or formation, articles of organization, or similar organizational document of such Person certified to be true, complete and correct by the Secretary of State of the State of such Person’s incorporation or formation, (B) a true, complete and correct copy of the bylaws, operating agreement, partnership agreement, limited liability company agreement, or similar organizational document of such Person, (C) a true, complete and correct copy of the resolutions (including, without limitation, board resolutions and shareholder resolutions, as applicable) of such Person authorizing the execution, delivery and performance by such Person of the Loan Documents and the Bank Products Documents and, with respect to the Borrowers, authorizing the borrowings hereunder, and (D) certificates of good standing, existence, or similar appellation from each jurisdiction in which such Person is organized and, to the extent failure to be so qualified in any other jurisdiction could reasonably be expected to have a Materially Adverse Effect, foreign qualifications in those jurisdictions in which such Person is required to be qualified to do business;

(x)          A solvency certificate executed by the chief financial officer of the Parent regarding the solvency and financial condition of the Credit Parties, together with a balance sheet as of October 31, 2011, which balance sheet shall give pro forma effect to the incurrence of the initial Loan, if any, hereunder, and which solvency certificate shall contain a representation and warranty that there has been no material increase in liabilities or material decrease in assets since October 31, 2011;

(xi)         Certificates of insurance, additional insured endorsements (if available), and, if applicable, lender’s loss payable endorsements with respect to the Credit Parties in each case, meeting the requirements of Section 6.5;

(xii)        UCC, Lien, Real Property Lien, and Intellectual Property searches, and all other searches and other evidence satisfactory to Administrative Agent showing that there are no Liens upon the Collateral (other than Permitted Liens);

(xiii)       Payoff letters, termination statements, and the like (including, without limitation, cancellation of all existing letters of credit) required by the Administrative Agent in connection with the removal of any Liens (other than Permitted Liens),  the repayment of debt to be repaid, or the termination of other credit facilities on the Agreement Date;

(xiv)       (1) Evidence satisfactory to the Administrative Agent that the Liens granted pursuant to the Security Documents will be first priority perfected Liens on the Collateral in the Borrowing Base as of the Agreement Date, including, without limitation, through the filing of UCC financing statements containing adequate legal descriptions and record owner information in the Real Property records applicable to any Accounts or Inventory constituting As-Extracted Collateral that will be included in the Borrowing Base as of the Agreement Date and (2) delivery of all possessory Collateral to the Lender required to be delivered in accordance with the Security Documents;

(xv)        A cash deposit by the Borrowers of not less than $62,500,000 in the Agreement Date Collateral Account;

(xvi)      Payment of all fees and expenses payable to the Administrative Agent, the Affiliates of the Administrative Agent, and the Lenders in connection with the execution and delivery of this Agreement, including, without limitation, fees and expenses of counsel to the Administrative Agent;

(xvii)      A Third Party Agreement with respect to the Credit Parties’ headquarters location and Jacksonville, Florida, division location;

(xviii)     A certificate signed by an Authorized Signatory of the Borrowers certifying that each of the applicable conditions set forth in Section 4.2 have been satisfied;

(xix)        Out-of-state affidavits for each Credit Party organized under the laws of the State of Florida; and

(xx)         All such other documents as the Administrative Agent may reasonably request, certified by an appropriate governmental official or an Authorized Signatory if so requested.

(b)          The Lead Arrangers and the Administrative Agent shall have completed its financial, collateral, regulatory, and legal due diligence of Credit Parties, and all credit investigations and background checks, and the results, form, and substance of each of the foregoing items shall be satisfactory to Administrative Agent.

(c)          The Lead Arrangers and the Administrative Agent shall be satisfied that no change in the business, condition (financial or otherwise), results of operations, liabilities (contingent or otherwise), or properties of the Parent and its Subsidiaries (taken as a whole) shall have occurred since December 31, 2010, which change has had or would be reasonably expected to have a Materially Adverse Effect, and the Administrative Agent shall have received a certificate of an Authorized Signatory of the Borrowers so stating.

(d)         The Lead Arrangers shall have received and be satisfied with (i) the financial statements (including balance sheets, statements of income, and statements of cash flows) described in Section 5.1(k) and (ii) forecasts of the income statement, the balance sheet and a cash flow statement for each fiscal year through the fiscal year ending December 31, 2015, prepared on a monthly basis for the fiscal year ending December 31, 2012, prepared on a quarterly basis for each fiscal year ending December 31, 2013, and prepared on an annual basis for each fiscal year thereafter, which forecasts shall demonstrate that the Borrowers will have adequate Excess Availability through December 31, 2015, as determined by the Left Lead Arranger in its Permitted Discretion.

(e)          The Administrative Agent shall have received a certificate signed by an Authorized Signatory of the Borrowers certifying (i) that all Necessary Authorizations are in full force and effect, are not subject to any pending or threatened reversal or cancellation, and all applicable waiting periods have expired, and that there is no ongoing investigation or inquiry by any Governmental Authority regarding the Loans or any other transaction contemplated by the Loan Documents or the conduct of the businesses and the ownership (or lease) of the Properties of the Credit Parties and (ii) that attached thereto are true, correct, and complete copies of all such Necessary Authorizations.

(f)           The Administrative Agent shall have received a Borrowing Base Certificate, in form and substance reasonably satisfactory to the Administrative Agent reflecting that, among other things, as of the Agreement Date (after giving effect to any initial Loans and the issuance of any initial Letter of Credit, in each case, hereunder on the Agreement Date), Excess Availability shall not be less than $200,000,000.

(g)          The Administrative Agent shall have completed to its satisfaction all field audits and appraisals required by the Administrative Agent, all of which must be in form and substance reasonably satisfactory to the Lead Arrangers, which shall evidence Excess Availability in an amount not less than $200,000,000 (after giving effect to any initial Loans and the issuance of any initial Letter of Credit, in each case, hereunder on the Agreement Date).

(h)          The Administrative Agent shall have received all documentation and information required by any Governmental Authority under any applicable “know your customer” and anti-money laundering laws no later than five (5) Business Days prior to the Agreement Date.

Section 4.2           Conditions Precedent to Each Loan and Issuance of a Letter of Credit.  The obligation of the Lenders to make each Loan and of the Issuing Bank to issue any Letter of Credit, including any initial Loan or any initial Letter of Credit issuance hereunder (but excluding Loans, the proceeds of which are to reimburse (a) the Swing Bank for Swing Loans, (b) the Administrative Agent for Agent Loans or (c) the Issuing Bank for amounts drawn under a Letter of Credit), is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Loan or issuance of such Letter of Credit:

(a)          All of the representations and warranties of the Credit Parties under this Agreement and the other Loan Documents, which, pursuant to Section 5.4, are made at and as of the time of such Loan or issuance of such Letter of Credit, shall be true and correct in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty shall be true and correct in all respects) at such time, both before and after giving effect to the application of the proceeds of such Loan or issuance of such Letter of Credit;

(b)          The most recent Borrowing Base Certificate which shall have been delivered to the Administrative Agent pursuant to Section 7.5(a) shall demonstrate that, after giving effect to the making of such Loan or issuance of such Letter of Credit and any Reserves imposed since the delivery of such Borrowing Base Certificate, no Overadvance shall exist;

(c)          Since December 31, 2010, there shall have been no change, that has had or could be reasonably expected to have a Materially Adverse Effect;

(d)          There shall not exist on the date of such Loan or issuance of such Letter of Credit and after giving effect thereto, a Default or an Event of Default;

(e)          With respect to the issuance of any Letter of Credit, all other applicable conditions precedent set forth in Sections 2.1(b) and 2.15 shall have been satisfied; and

(f)          The Administrative Agent shall have received such information as the Administrative Agent or the Majority Lenders may reasonably request.

The Borrowers hereby agree that the delivery of any Request for Loan or Request for Issuance of Letter of Credit hereunder or any telephonic request hereunder shall be deemed to be the certification of the Authorized Signatory thereof that all of the conditions set forth in this Section 4.2 have been satisfied.  Notwithstanding the foregoing, if any of the conditions set forth above are not satisfied, such conditions may be waived by the Majority Lenders.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Section 5.1           General Representations and Warranties.  In order to induce the Lender Group to enter into this Agreement and to extend the Loans and issue the Letters of Credit to the Borrowers, each Credit Party hereby represents and warrants that:

(a)           Organization; Power; Qualification.  Each Credit Party (i) is a corporation, partnership or limited liability company duly organized, validly existing, and in good standing under the laws of its state of incorporation or formation, (ii) has the corporate or other company power and authority to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted, and (iii) is duly qualified and is in good standing as a foreign corporation or other company, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except where the failure to so qualify or be authorized to do business could not reasonably be expected to have a Materially Adverse Effect.

(b)           Authorization; Enforceability.  Each Credit Party has the power and has taken all necessary action, corporate or otherwise, to authorize it to execute, deliver, and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with the terms thereof and to consummate the transactions contemplated hereby and thereby.  Each of this Agreement and each other Loan Document to which a Credit Party is a party has been duly executed and delivered by such Credit Party, and is a legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(c)           Partnerships; Joint Ventures; Subsidiaries.  Except as disclosed on Schedule 5.1(c)-1, no Credit Party has any Subsidiaries as of the Agreement Date.  As of the Agreement Date, no Credit Party or any Subsidiary of a Credit Party is a partner or joint venturer in any partnership or joint venture other than (i) the Subsidiaries listed on Schedule 5.1(c)-1 and (ii) the partnerships and joint ventures (that are not Subsidiaries) listed on Schedule 5.1(c)-2.  Schedule 5.1(c)-1 and Schedule 5.1(c)-2 set forth, for each Person set forth thereon and, with respect to clause (iii) below, the Borrowers, a complete and accurate statement of (i) the percentage ownership of each such Person by the applicable Credit Party or Subsidiary of a Credit Party as of the Agreement Date, (ii) the state or other jurisdiction of incorporation or formation, as appropriate, of each such Person as of the Agreement Date, (iii) each state in which each such Borrower is qualified to do business on the Agreement Date and (iv) all of each such Person’s trade names, trade styles or doing business names which such Person has used or under which such Person has transacted business during the five (5) year period immediately preceding the Agreement Date.

(d)          Equity Interests and Related Matters.  The authorized Equity Interests as of the Agreement Date of each Credit Party and each Subsidiary of a Credit Party and the number of shares of such Equity Interests that are issued and outstanding as of the Agreement Date are as set forth on Schedule 5.1(d).  All of the shares of such Equity Interests that are issued and outstanding as of the Agreement Date have been duly authorized and validly issued and are fully paid and non-assessable.  None of such Equity Interests have been issued in violation of the Securities Act, or the securities, “Blue Sky” or other Applicable Laws of any applicable jurisdiction.  As of the Agreement Date, the Equity Interests of each such Credit Party (other than the Parent) and each such Subsidiary of a Credit Party are owned by the parties listed on Schedule 5.1(d) in the amounts set forth on such schedule and a description of the Equity Interests of each such party is listed on Schedule 5.1(d).  Except as described on Schedule 5.1(d), no Credit Party or any Subsidiary of a Credit Party has outstanding any stock or securities convertible into or exchangeable for any shares of its Equity Interests, nor are there any preemptive or similar rights to subscribe for or to purchase, or any other rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, or claims of any character relating to, any Equity Interests or any stock or securities convertible into or exchangeable for any Equity Interests.  Except as set forth on Schedule 5.1(d), no Credit Party or any Subsidiary of any Credit Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or to register any shares of its Equity Interests, and there are no agreements restricting the transfer of any shares of such Credit Party’s or such Subsidiary’s Equity Interests or restricting the ability of any Subsidiary of the Borrowers from making distributions, dividends or other Restricted Payments to the Borrowers.

(e)          Compliance with Law, Loan Documents, and Contemplated Transactions.  The execution, delivery, and performance of this Agreement and each of the other Loan Documents and the Bank Products Documents in accordance with their respective terms and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any Applicable Law, (ii) conflict with, result in a breach of, or constitute a default under the certificate of incorporation or formation or by-laws, partnership agreement or operating agreement of any Credit Party or any Subsidiary of a Credit Party or under any material indenture, Material Contract, or other material instrument to which any Credit Party or any Subsidiary of a Credit Party is a party or by which any Credit Party or any Subsidiary of a Credit Party or any of their properties may be bound, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any Credit Party or any Subsidiary of a Credit Party or any of their respective Properties or on Equity Interests issued by any of them except Permitted Liens.

(f)           Necessary Authorizations.  Each Credit Party and each Subsidiary of a Credit Party has obtained all Necessary Authorizations, and all such Necessary Authorizations are in full force and effect, except to the extent the failure to obtain such Necessary Authorizations or the failure to keep such Necessary Authorizations in full force and effect could not reasonably be expected to have a Materially Adverse Effect.  None of such Necessary Authorizations is the subject of any pending or, to the best of each Credit Party’s knowledge, threatened attack or revocation, by the grantor of the Necessary Authorization except to the extent such attack or revocation could not reasonably be expected to have a Materially Adverse Effect. No Credit Party or any Subsidiary of a Credit Party is required to obtain any additional Necessary Authorizations in connection with the execution, delivery, and performance of this Agreement, any other Loan Document or any Bank Products Document, in accordance with their respective terms, or the consummation of the transactions contemplated hereby or thereby.

(g)          Title to Properties.  Each Credit Party has good, marketable, and legal title to, or a valid license or leasehold interest in, all of its Property used or useful in the operation of such Credit Party’s business (except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes), and none of such Property is subject to any Liens, other than Permitted Liens.

(h)          Material Contracts.  Schedule 5.1(h) contains a complete list, as of the Agreement Date, of each Material Contract, true, correct and complete copies of which, together with all amendments, exhibits, schedules, and other documents executed and/or delivered in connection therewith, have been made available to the Administrative Agent.  Schedule 5.1(h) further identifies, as of the Agreement Date, each Material Contract that requires consent to the granting of a Lien in favor of the Administrative Agent on the rights of any Credit Party thereunder.  No Credit Party or any Subsidiary of a Credit Party is in default under or with respect to any Material Contract to which it is a party or by which it or any of its properties are bound.  No Person party to any Material Contract, other than a Credit Party or any Subsidiary of any Credit Party, is in default under such Material Contract.

(i)           Labor Matters.  Except as disclosed on Schedule 5.1(i):  (i) no labor contract to which any Credit Party or any Subsidiary of a Credit Party is a party or is otherwise subject is scheduled to expire prior to the Maturity Date; (ii) no Credit Party or any Subsidiary of a Credit Party has, within the two-year period preceding the date of this Agreement, taken any action which would have constituted or resulted in a “plant closing” or “mass layoff” within the meaning of the Federal Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable Federal, state, local, or foreign law, and no Credit Party or any Subsidiary of a Credit Party has any reasonable expectation that any such action is or will be required at any time prior to the Maturity Date; and (iii) on the Agreement Date (A) no Credit Party or any Subsidiary of a Credit Party is a party to any labor dispute (other than any immaterial disputes with such Credit Party’s or Subsidiary’s employees as individuals and not affecting such Credit Party’s or Subsidiary’s relations with any labor group or its workforce as a whole) and (B) there are no pending or, to each Credit Party’s knowledge, threatened strikes or walkouts relating to any labor contracts to which any Credit Party or any Subsidiary of a Credit Party is a party or is otherwise subject.  Except as set forth on Schedule 5.1(i), none of the employees of any Credit Party or a Subsidiary of a Credit Party is a party to any collective bargaining agreement with any Credit Party or a Subsidiary of a Credit Party, as applicable.

(j)           Taxes.  Each Credit Party and each of their respective Subsidiaries has filed or caused to be filed all federal and state income tax returns, and all other material tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all federal and state income taxes and all other material taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property (other than any the amount or validity of which are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP), provided that, with respect to Subsidiaries that are not Credit Parties, such Subsidiaries shall not be required to make such filings or pay such taxes to the extent failure to do so could not reasonably be expected to have a Materially Adverse Effect.  No tax Liens have been filed and no material claims are being asserted with respect to such taxes which are required by GAAP to be reflected in the financial statements most recently delivered pursuant to Section 7.2 hereof (and, as of the Agreement Date through the date of delivery of the financial statements for the fiscal year ending December 31, 2011, the financial statements for the fiscal year ending December 31, 2010) that are not so reflected therein.  The charges, accruals and reserves on the books of the Credit Parties and each of their Subsidiaries with respect to all federal and state income taxes and all other material taxes are considered by the management of the Credit Parties to be adequate, and there exists no unpaid assessment in excess of $1,000,000 which is or could reasonably be expected to be due and payable against it or any other Credit Party or any of their Subsidiaries or any Property of any such Credit Party or any such Subsidiary, except such thereof as are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP.

(k)          Financial Statements.  The Credit Parties have furnished, or caused to be furnished, to the Lenders (i) audited consolidated financial statements of the Parent and its Subsidiaries for each of the fiscal years of Parent ended on or about December 31, 2008, December 31, 2009, and December 31, 2010, including balance sheets and income and cash flow statements, prepared by independent certified public accountants of recognized national standing which are complete and correct in all material respects and present fairly in accordance with GAAP the financial position of the Parent and its Subsidiaries as of such dates, as applicable, and the results of operations for the fiscal years then ended, as applicable, (ii) internally prepared unaudited consolidated financial statement of the Parent and its Subsidiaries for the most recent fiscal quarter of the Parent ending at least 45 days prior to the Agreement Date, which is complete and correct in all material respects and presents fairly in accordance with GAAP, subject to normal year-end adjustments, the financial position of the Parent and its Subsidiaries as of such date, and the results of operations for the fiscal quarter then ended, and (iii) internally prepared unaudited consolidated financial statement of the Parent and its Subsidiaries for the most recent fiscal month of the Parent ending at least 45 days prior to the Agreement Date, which is complete and correct in all material respects and presents fairly in accordance with GAAP, subject to normal year-end adjustments, the financial position of the Parent and its Subsidiaries as of such date, and the results of operations for the fiscal month then ended.  Except as disclosed in such financial statements, neither the Parent nor any consolidated Subsidiary of the Parent has any material liabilities, contingent or otherwise, and there are no material unrealized or anticipated losses of the Parent or any consolidated Subsidiary of the Parent which have not heretofore been disclosed in writing to the Lenders.  The Parent and its Subsidiaries maintain reserves to the extent required by GAAP for future costs associated with any retiree and health care benefits, any Reclamation and any other potential claims under Environmental Laws or Mining Laws.

(l)           No Adverse Change.  Since December 31, 2010, there has occurred no event which has had or could reasonably be expected to have a Materially Adverse Effect.

(m)         Investments and Guaranties.  As of the Agreement Date, no Credit Party or any Subsidiary of a Credit Party owns any Equity Interests of any Person except as disclosed on Schedules 5.1(c)-1 and 5.1(c)-2, or has outstanding loans or advances to, or guaranties of the obligations of, any Person, except as reflected in the financial statements referred to in Section 5.1(k) or disclosed on Schedule 5.1(m).

(n)          Liabilities, Litigation, etc.  As of the Agreement Date, except for liabilities incurred in the normal course of business, no Credit Party or any Subsidiary of any Credit Party has any material (individually or in the aggregate) liabilities, direct or contingent, except as disclosed or referred to in the financial statements referred to in Section 5.1(k) or with respect to the Obligations.  There is no litigation, legal or administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of the Credit Parties, threatened against or affecting any Credit Party, any Subsidiary of any Credit Party or any of their respective properties which could reasonably be expected to have a Materially Adverse Effect, or the loss of any certification or license material to the operation of such Credit Party’s or Subsidiary’s business.  No Credit Party knows of any unusual or unduly burdensome restriction, restraint or hazard relative to the business or properties of the Credit Parties and their Subsidiaries that is not customary for or generally applicable to similarly situated businesses in the same industry as the Credit Parties and their Subsidiaries.

(o)          ERISA.  Schedule 5.1(o) lists all Plans.  Except as set forth in Schedule 5.1(o), no Credit Party or any of their ERISA Affiliates has any Multiemployer Plan, Title IV Plan, or Retiree Welfare Plan, or has had any such plans in the last five years.  Copies of all Plans listed on Schedule 5.1(o), together with a copy of the latest IRS/DOL 5500-series form for each such Plan, have been made available to the Administrative Agent.  Each Plan (other than any Multiemployer Plan) intended to be qualified under Code Section 401 has either received a favorable determination letter from the IRS or an application for such a letter has been or will be submitted to the IRS within the applicable required time period with respect thereto, and nothing has occurred that would cause the loss of such qualification or the tax-exempt status of the trust related to the Plan under Code Section 501.  Except as could not reasonably be expected to have a Materially Adverse Effect, all Plans (other than any Multiemployer Plan) are in compliance with ERISA and the Code and are not subject to any tax or penalty, including without limitation, any tax or penalty under Title I or Title IV of ERISA or under Chapter 43 of the Code, or any tax or penalty resulting from a loss of deduction under Sections 162, 404, 419 or 419A of the Code.  To the knowledge of the Credit Parties, no Credit Party or any of its ERISA Affiliates has made any enforceable promises of material pension or material welfare benefits to employees, except as set forth in the Plans.  No Credit Party or ERISA Affiliate has incurred any material liability to the PBGC in connection with any Title IV Plan (other than the payment of premiums that are not past due).  In the last five years each Credit Party and each ERISA Affiliate have made all required contributions to each Title IV Plan subject to Section 412 of the Code and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Title IV Plan.  No Credit Party nor any of its ERISA Affiliates has incurred any accumulated funding deficiency with respect to any Title IV Plan within the meaning of ERISA or the Code.  No ERISA Event or event described in Section 4062(e) of ERISA has occurred and is continuing with respect to any Title IV Plan or Multiemployer Plan.  Except as could not reasonably be expected to have a Materially Adverse Effect, there are no pending, or to the knowledge of any Credit Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, or actions by any Governmental Authority asserted or instituted against any Plan or any Person as fiduciary (as defined in Section 3(21) of ERISA) or sponsor of any Plan.  Except as could not reasonably be expected to have a Materially Adverse Effect, no such Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA), or disqualified person (as defined in Section 4975 of the Code), or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or violated any fiduciary responsibility rules which would subject such Plan or any other Plan of any Credit Party or any of its ERISA Affiliates, any trust created thereunder, or any such party in interest, disqualified person, or fiduciary, or any party dealing with any such Plan or any such trust to any penalty or tax on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code. Within the last six years, no Title IV Plan with an Unfunded Pension Liability has been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or any ERISA Affiliate.  Each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of law and has been maintained, where required, in good standing with applicable regulatory authorities, except, in either case, for any noncompliance which could not reasonably be expected to result in a Materially Adverse Effect.  No Credit Party or any of their Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan, except as could not reasonably be expected to result in a Materially Adverse Effect.

(p)          Intellectual Property; Licenses; Certifications.  Except as set forth on Schedule 5.1(p), as of the Agreement Date, no Credit Party owns any registered Intellectual Property, and has no pending registration applications with respect to any of the foregoing. No other Intellectual Property is necessary for the operation of the business of the Credit Parties.  Except as set forth on Schedule 5.1(p), no material licenses or certifications are necessary for the operation of the Credit Parties’ and their Subsidiaries’ business.

(q)          Compliance with Law; Absence of Default.  Each Credit Party and each Subsidiary of a Credit Party is in compliance (i) with all Applicable Laws, except where the failure to so comply could not reasonably be expected to have a Materially Adverse Effect, and (ii) with all of the provisions of its certificate of incorporation or formation and by-laws or other governing documents.  No event has occurred or has failed to occur which has not been remedied or waived, the occurrence or non-occurrence of which constitutes (i) a Default or an Event of Default or (ii) a default under any (A) indenture, (B) Material Contract, (C) other instrument, or (D) any judgment, decree, or order to which such Credit Party or such Subsidiary is a party or by which such Credit Party or such Subsidiary or any of their respective properties may be bound, except, in each case under this clause (ii), except for any default which could not reasonably be expected to have a Materially Adverse Effect.

(r)           Casualties; Taking of Properties, etc. Since December 31, 2010, neither the business nor the properties of the Credit Parties has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces, or acts of God or of any public enemy in a manner that could reasonably be expected to have a Materially Adverse Effect.

(s)          Accuracy and Completeness of Information.  All written information, reports, other papers and data relating to the Credit Parties and their Subsidiaries furnished by or at the direction of the Credit Parties to the Lender Group were, at the time furnished, complete and correct in all material respects.  No fact is currently known to any Credit Party which has, or could reasonably be expected to have, a Materially Adverse Effect.  No document furnished or written statement made to the Lender Group by or at the direction of any Credit Party in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of any Credit Party or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading as of the time when made or delivered.  With respect to projections, estimates and forecasts given to the Lender Group, such projections, estimates and forecasts are based on the Credit Parties’ good faith assessment of the future of the business at the time made.  The Credit Parties had a reasonable basis for such assessment at the time made.

(t)           Compliance with Regulations T, U, and X.  No Credit Party or any Subsidiary of a Credit Party is engaged principally in or has as one of its important activities in the business of extending credit for the purpose of purchasing or carrying, and no Credit Party or any Subsidiary of a Credit Party owns or presently intends to acquire, any “margin security” or “margin stock” as defined in Regulations T, U and X of the Board of Governors of the Federal Reserve System (herein called “Margin Stock”).  None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry Margin Stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulations T, U and X.  None of any Credit Party, any Subsidiary of a Credit Party or any bank acting on its behalf has taken or will take any action which might cause this Agreement or any other Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the SEA, in each case as now in effect or as the same may hereafter be in effect.  If so requested by the Administrative Agent, the Credit Parties and their Subsidiaries will furnish the Administrative Agent with (i) a statement or statements in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of said Board of Governors and (ii) other documents evidencing its compliance with the margin regulations, including without limitation an opinion of counsel in form and substance satisfactory to the Administrative Agent.  Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

(u)          Solvency.  Each Credit Party is and will continue to be Solvent, including, without limitation, after giving effect to the transactions contemplated by the Loan Documents.

(v)          Insurance.  The Credit Parties and their Subsidiaries have insurance meeting the requirements of Section 6.5, and such insurance policies are in full force and effect.  As of the Agreement Date, all insurance maintained by the Credit Parties and their Subsidiaries is fully described on Schedule 5.1(v).

(w)         Broker’s or Finder’s Commissions.  No broker’s or finder’s fee or commission will be payable with respect to the execution and delivery of this Agreement and the other Loan Documents, and no other similar fees or commissions will be payable by the Credit Parties or any of their Subsidiaries for any other services rendered to the Credit Parties or any of their Subsidiaries ancillary to the credit transactions contemplated herein.

(x)          Real Property.

(i)           All Real Property owned by each Credit Party as of the Agreement Date on which any Collateral is located or from which any Collateral was derived is set forth in Schedule 5.1(x).  Each Credit Party owns good and marketable fee simple title to all such owned Real Property, and none of such Real Property is subject to any Liens, except Permitted Liens.

(ii)          All Real Property leased by each Credit Party as of the Agreement Date on which any Collateral is located or from which any Collateral was derived, and the name of the lessor of any such leased Real Property, is set forth in Schedule 5.1(x).  (A) All such leases are valid, enforceable and in full force and effect, except as otherwise set forth in Schedule 5.1(x), (B) the Credit Parties are the sole holders of the lessee’s interests under such leases, and (C) no Credit Party has made any pledge, mortgage, assignment or sublease of any of it rights under such leases (other than subleases for locations where no Collateral is located or with respect to which the consent of the sublessee is not necessary or desirable for the Administrative Agent to access Collateral) except pursuant to the Loan Documents, as applicable, and as set forth in Schedule 5.1(x) and, there is no default or condition which, with the passage of time or the giving of notice, or both, would constitute a material default on the part of any party under such leases and the Credit Parties have paid all rents, royalties, and other charges due and payable under such leases.

(iii)         With respect to all Quarry Sites at which any Collateral included in the Borrowing Base is located or from which Collateral is derived, each Credit Party has all right and title (including, without limitation, mineral rights) necessary or desirable to (A) mine, strip mine, quarry, recover and remove from such Real Property Aggregates and any other construction material found thereon or therein and to otherwise conduct its business on such Real Property, and (B) access such Real Property and the Collateral located thereon.

(iv)         No Collateral is located on any Real Property owned or leased by a Subsidiary that is not a Credit Party.

(y)          Environmental Matters.

(i)           None of the Properties contains, in, on or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in violation of Environmental Laws or in amounts that would give rise to any liability under Environmental Laws which could reasonably be expected to have a Materially Adverse Effect.

(ii)          Each Credit Party is in compliance with all applicable Environmental Laws and there is no violation of any Environmental Law or contamination which could interfere with the continued operation of any of the Properties which in each case above could reasonably be expected to have a Materially Adverse Effect.

(iii)         Except as set forth on Schedule 5.1(y) as of the Agreement Date, no Credit Party has received from any Governmental Authority any complaint, or notice of violation, alleged violation, investigation or advisory action or notice of potential liability regarding matters of environmental protection or permit compliance under applicable Environmental Laws or Mining Laws with regard to the Properties, nor is any Credit Party aware that any such notice is pending, including, without limitation, any such notice in respect of the Reclamation, or alleged need for Reclamation, of any current or former Quarry Site, except, in each case, which could not reasonably be expected to have a Materially Adverse Effect.

(iv)        Hazardous Materials have not been generated, treated, stored, disposed of, at, on or under any of the Property by any Credit Party or any other Person in violation of any Environmental Laws in any respect or in a manner that would give rise to a liability under Environmental Laws nor have any Hazardous Materials been transported or disposed of from any of the Properties to any other location in violation of any Environmental Laws or in a manner that could reasonably be expected to give rise to liability under Environmental Laws except in each case as could not reasonably be expected to have a Materially Adverse Effect.  No Credit Party has permitted or will permit any tenant or occupant of the Properties to engage in any activity that could impose liability under the Environmental Laws on such tenant or occupant, any Credit Party or any other owner of any of the Properties that could reasonably be expected to have a Materially Adverse Effect.

(v)         Except as set forth on Schedule 5.1(y) as of the Agreement Date, no Credit Party is a party to any governmental administrative actions or judicial proceedings pending under any Environmental Law with respect to any of the Properties which, if adversely determined, could result in a Materially Adverse Effect, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Properties that could reasonably be expected to have a Materially Adverse Effect.

(vi)         Except as set forth on Schedule 5.1(y) as of the Agreement Date, there has been no release or threat of release of Hazardous Materials by any Credit Party or any other Person into the environment at or from any of the Properties, or arising from or relating to the operations of the Credit Parties or their Subsidiaries, in violation of Environmental Laws or in amounts that could give rise to any liability under Environmental Laws except in each case as could not reasonably be expected to have a Materially Adverse Effect.

(vii)        The Credit Parties have, in the amounts and forms required pursuant to Mining Law or by a Governmental Authority, obtained all performance bonds for Reclamation or otherwise, surety bonds or escrow agreements and any required payment or prepayments made with respect to, or certificates of deposit or other sums or assets required to be posted by the Credit Parties under Mining Law, for Reclamation except in each case as could not reasonably be expected to have a Materially Adverse Effect.

(viii)       No Credit Party is barred from receiving surface or underground Environmental or Mining Permits pursuant to the permit block provisions of Mining Laws except in each case as could not reasonably be expected to have a Materially Adverse Effect.

(z)          OSHA.  All of the Credit Parties’ and their Subsidiaries’ operations are conducted in compliance, in all material respects, with all applicable rules and regulations promulgated by the Occupational Safety and Health Administration of the United States Department of Labor.

(aa)        Name of Credit Party.  No Credit Party has changed its name within the preceding five (5) years from the Agreement Date, nor has any Credit Party transacted business under any other name or trade name except as set forth in Schedule 5.1(aa).

(bb)       Investment Company Act.  No Credit Party is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Credit Parties of this Agreement nor the issuance of any Revolving Loan Notes violates any provision of such Act or requires any consent, approval, or authorization of, or registration with, any governmental or public body or authority pursuant to any of the provisions of such Act.

(cc)        Anti-Terrorism Laws.

(i)           Anti-Terrorism Laws.  No Credit Party nor any Affiliate of any Credit Party is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(ii)          Executive Order No. 13224.  No Credit Party nor any Affiliate of any Credit Party is any of the following (each a “Blocked Person”):

(A)          a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(B)          a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(C)          a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(D)          a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(E)           a Person or entity that is named as a “specially designated national” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(F)           a Person or entity who is affiliated with a Person or entity listed above.

No Credit Party nor any Affiliate of any Credit Party (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (y) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

(iii)        OFAC.  No Credit Party nor any Affiliate of any Credit Party is in violation of any rules or regulations promulgated by OFAC or of any economic or trade sanctions or engages in administered and enforced by OFAC or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any rules or regulations promulgated by OFAC.

(dd)       Use of Proceeds.  The proceeds of any Loan will be used only for the purposes specified in Section 2.12 hereof.

(ee)        Security Documents.  The Security Agreement and each other Security Document is effective to create in favor of the Administrative Agent, for the benefit of the Lender Group, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the extent that such a security interest can be created by authentication of a written security agreement under Articles 8 and 9 of the UCC.  In the case of the other Collateral described in the Security Agreement or any other Security Document (other than deposit accounts and investment property) in which a Lien may be perfected by the filing of a financing statement, when financing statements are filed in the appropriate filing offices as specified in Article 9 of the UCC, in each case, the Administrative Agent, for the benefit of the Lender Group, shall have a perfected security interest in, all right, title and interest of the Credit Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except for Permitted Liens).  In the case of Collateral that consists of deposit accounts, when a Controlled Account Agreement is executed and delivered by all parties thereto with respect to such deposit accounts or investment property, the Administrative Agent, for the benefit of the Lender Group, shall have a perfected security interest in, all right, title and interest of the Credit Parties in such Collateral and the proceeds thereof, as security for the Obligations, prior and superior to any other Person (except for Permitted Liens) except as provided under the applicable Controlled Account Agreement with respect to the financial institution party thereto.

(ff)          Surety Bonds.   Except as set forth on Schedule 5.1(ff), as of the Agreement Date, none of the Credit Parties has obtained any surety bond, performance bond, Reclamation bond, or any other obligations of a like nature, or entered into any reimbursement or indemnity agreement with respect to any of the foregoing.

Section 5.2           Representations and Warranties Relating to Accounts.  Each Account (a) is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws relating to creditors’ rights; (b) arises from a bona fide sale of goods or delivery of services in the ordinary course and in accordance with the terms and conditions of any applicable purchase order, contract or agreement; (c) is free of all Liens (other than Permitted Liens); and (d) is for a liquidated amount maturing as stated in the invoice therefor.  No Eligible Account is subject to any circumstances that would impair the validity, enforceability or amount of such Account except as to which such Credit Party promptly notified the Administrative Agent in writing.  As to each Account that is identified by the Borrower as an Eligible Account in the most recent Borrowing Base Certificate submitted to the Administrative Agent by the Borrower, such Account is not ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts.  The Borrower has not at any time after the Agreement Date increased its standard payment terms for Accounts.

Section 5.3          Representations and Warranties Relating to Inventory.  With respect to all Eligible Inventory, the Administrative Agent may rely upon all statements, warranties, or representations made in any Borrowing Base Certificate in determining the classification of such Inventory and in determining which items of Inventory listed in such Borrowing Base Certificate meet the requirements of eligibility.  Schedule 5.1(x) sets forth, as of the Agreement Date: (i) each location where a Credit Party’s Inventory is located (other than with respect to Inventory in-transit) and (ii) if such location is not owned by a Credit Party or an Affiliate of a Credit Party, the name and address of the Person from whom such Credit Party or Affiliate is leasing such location or with whom such Credit Party is storing such inventory.

Section 5.4           Survival of Representations and Warranties, etc.  All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made, and shall be true and correct in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty shall be true and correct in all respects), at and as of the Agreement Date and the date of each Loan or issuance of a Letter of Credit hereunder, except to the extent made with respect to a specific, earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date.  All representations and warranties made under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution hereof by the Lender Group, or any of them, any investigation or inquiry by any member of the Lender Group, or the making of any Loan or the issuance of any Letter of Credit under this Agreement.

ARTICLE 6

GENERAL COVENANTS

Until the later of the date the Obligations are repaid in full in cash and the date the Commitments are terminated:

Section 6.1           Preservation of Existence and Similar Matters.  Each Credit Party will, and will cause each of its Subsidiaries to (i) except as expressly permitted by Section 8.7, preserve and maintain its existence, rights, franchises, governmental licenses, and privileges in its jurisdiction of incorporation or organization including, without limitation, all Necessary Authorizations, and (ii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except where the failure to so qualify or maintain such qualification and authorization required under the foregoing clause (ii) could not reasonably be expected to have a Materially Adverse Effect.

Section 6.2           Compliance with Applicable Law.  Each Credit Party will, and will cause each of its Subsidiaries to, comply with the requirements of all Applicable Law, except where the failure to so comply could not reasonably be expected to have a Materially Adverse Effect.

Section 6.3           Maintenance of Properties.  Each Credit Party will maintain or cause to be maintained in the ordinary course of business in good repair, working order and condition, normal wear and tear and disposal of obsolete equipment excepted, all properties used or useful in its business (whether owned or held under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments, and improvements thereto.

Section 6.4          Accounting Methods and Financial Records.  The Parent for itself and on behalf of its Subsidiaries shall maintain a system of accounting established and administered in accordance with GAAP and will keep adequate records and books of account in all material respects in which complete entries will be made in accordance with such accounting principles consistently applied and reflecting all transactions required to be reflected by such accounting principles.  The Parent and its Subsidiaries shall maintain reserves to the extent required by GAAP for future costs associated with, retiree and health care benefits, any Reclamation and any other potential claim under or pursuant to Environmental Laws.

Section 6.5           Insurance.   The Parent for itself and on behalf of its Subsidiaries maintains insurance including, but not limited to, comprehensive general liability (including product liability and public liability), fidelity coverage insurance, and property insurance and business interruption insurance in such amounts and against such risks as would be customary for companies in the same industry and of comparable size as the Parent and its Subsidiaries.  All such insurances shall be provided by financially sound and reputable insurance companies having and maintaining an A.M. Best rating of “A-” or better and being in a size category of VI or larger or otherwise acceptable to the Administrative Agent.  All property insurance policies of the Credit Parties covering Collateral, if any, shall name the Administrative Agent as lender’s loss payee (with respect to such Collateral) and all general liability insurance policies shall name the Administrative Agent as additional insured.  Not less than once per year each Credit Party shall deliver the original certificates of insurance evidencing that the required insurance of such Credit Party is in force together with satisfactory lender’s loss payable and additional insured endorsements, as applicable.  Except as otherwise agreed by the Administrative Agent, each policy of insurance of a Credit Party shall require the insurer (or, to the extent agreed by the Administrative Agent, the applicable insurance broker) to give not less than thirty (30) days (or ten (10) days for non-payment of premium) prior written notice to the Administrative Agent in the event of cancellation or modification of the policy for any reason whatsoever and, with respect to property policies, shall contain a clause that the interest of the Administrative Agent shall not be impaired or invalidated by any act or neglect of any Credit Party or owner of the Collateral nor by the occupation of the premises for purposes more hazardous than are permitted by said policy.  If any Credit Party or any of their Subsidiaries fails to provide and pay for such insurance, the Administrative Agent may, at the Borrower’s expense, procure the same, but shall not be required to do so.  Each Credit Party agrees to deliver to the Administrative Agent, promptly upon request by the Administrative Agent, true copies of reports made in any reporting forms to insurance companies.

Section 6.6           Payment of Taxes and Claims.  Each Credit Party will, and will cause each of its Subsidiaries to, pay and discharge all federal and state income taxes and all other material taxes, assessments, and governmental charges or levies imposed upon it or its income or profit or upon any properties belonging to it prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which have become due and payable and which by law have or may become a Lien upon any of its Property; except that, no such tax, assessment, charge, levy, or claim need be paid which is being contested in good faith by appropriate proceedings which stay the imposition of any penalty, fine, or Lien resulting from the non-payment thereof and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy, or claim does not become a Lien or charge other than a Permitted Lien and no foreclosure, distraint, sale, or similar proceedings shall have been commenced and remain unstayed for a period thirty (30) days after such commencement.  Each Credit Party shall, and shall cause each of its Subsidiaries to, timely file all information returns with respect to income taxes and all material information returns with respect to all other taxes required by Federal, state, local, or foreign tax authorities.   Anything in this Section 6.6 to the contrary notwithstanding, with respect to Subsidiaries that are not Credit Parties, the Credit Parties shall not be required to comply with this Section 6.6 with respect to such Subsidiaries to the extent failure to do so could not reasonably be expected to have a Materially Adverse Effect.

Section 6.7           Visits and Inspections.  Each Credit Party will, and will permit each of its Subsidiaries to, permit representatives of the Administrative Agent to (a) visit and inspect the properties of the Credit Parties and their Subsidiaries during normal business hours and, if no Default or Event of Default has occurred and is continuing, with reasonable prior notice to the Chief Financial Officer or Treasurer of the Parent, (b) inspect and make extracts from and copies of the Credit Parties’ and their Subsidiaries’ books and records, (c) conduct field audits and appraisals, and (d) discuss with the Credit Parties’ and their Subsidiaries’ respective principal officers the Credit Parties’ or such Subsidiaries’ businesses, assets, liabilities, financial positions, results of operations, and business prospects relating to the Credit Parties or such Subsidiaries.  Any other member of the Lender Group may, at its expense, accompany the Administrative Agent on any regularly scheduled visit (or at any time that a Default or Event of Default exists any visit regardless of whether it is regularly scheduled) to the Credit Parties and their Subsidiaries’ properties.  The Administrative Agent may, at its expense, conduct as many field audits and appraisals as the Administrative Agent may require in its Permitted Discretion provided that the Borrower shall be responsible for the costs and expenses of field audits and appraisals to the extent provided in Section 11.2(b).

Section 6.8           Conduct of Business.  Each Credit Party shall, and shall cause each of its Subsidiaries to, continue to engage in business of the same general type as conducted by it as of the Agreement Date.

Section 6.9           ERISA.  Each Credit Party shall at all times make, or cause to be made, payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to each Title IV Plan and shall make or cause to be made all required contributions with respect to each Multiemployer Plan, except as could not reasonably be expected to have a Materially Adverse Effect; provided, however, that the foregoing exception for nonpayment of required contributions that could not reasonably be expected to have a Materially Adverse Effect shall not apply to the extent that nonpayment of contributions could reasonably be expected to result in the imposition of a Lien pursuant to Section 401(a)(29) or 430(k) of the Code or pursuant to Section 303(k) or Title IV of ERISA.  Each Credit Party’s and its ERISA Affiliates’ Title IV Plans shall furnish to the Administrative Agent, reasonably promptly upon the Administrative Agent’s reasonable request therefor, copies of any annual report required to be filed pursuant to ERISA in connection with each Title IV Plan of each Credit Party and its ERISA Affiliates.  Each Credit Party shall furnish to the Administrative Agent (a) as soon as possible after, and in any event within ten Business Days after the Credit Party or any ERISA Affiliate knows that any ERISA Event with respect to a Title IV Plan has occurred that, alone or together with any other ERISA Event would reasonably be expected to result in liability of the Credit Party or any ERISA Affiliate in an aggregate amount exceeding $1,000,000 or the imposition of a Lien for such amount, a statement of an officer of the Credit Party setting forth details as to such ERISA Event and the action, if any, that the Credit Party proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or the PBGC with respect thereto, (b) reasonably promptly after request by the Administrative Agent, copies of all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor or any Governmental Authority concerning an ERISA Event that would reasonably be expected to result in liability of the Credit Party in an aggregate amount exceeding $1,000,000, and (c) reasonably promptly upon the Administrative Agent’s request therefor, such additional information concerning any Title IV Plan as may be reasonably requested by the Administrative Agent.

Section 6.10         Collateral Locations.  All tangible Collateral, other than Collateral in-transit, will at all times be kept by the Credit Parties at one or more Permitted Locations.

Section 6.11         [Intentionally Omitted.]

Section 6.12         Protection of Collateral.  All insurance expenses and expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral (including, without limitation, all rent payable by any Credit Party to any landlord of any premises where any of the Collateral may be located), and any and all excise, property, sales, and use taxes imposed by any state, Federal, or local, or other authority on any of the Collateral or in respect of the sale thereof, shall be borne and paid by the Credit Parties.  If the Credit Parties fail to promptly pay any portion thereof when due, the Lenders may, at their option, but shall not be required to, make a Base Rate Loan for such purpose and pay the same directly to the appropriate Person.  The Borrowers agree to reimburse the Lenders promptly therefor with interest accruing thereon daily at the Default Rate provided in this Agreement.  All sums so paid or incurred by the Lenders for any of the foregoing and all reasonable costs and expenses (including attorneys’ fees, attorneys’ expenses, and court costs) which the Lenders may incur in enforcing or protecting the Lien on or rights and interest in the Collateral or any of their rights or remedies under this or any other agreement between the parties hereto or in respect of any of the transactions to be had hereunder until paid by the Borrowers to the Lenders with interest at the Default Rate, shall be considered Obligations owing by the Borrowers to the Lenders hereunder.  Such Obligations shall be secured by all Collateral and by any and all other collateral, security, assets, reserves, or funds of the Credit Parties in or coming into the hands or inuring to the benefit of the Lenders.  Neither the Administrative Agent nor the Lenders shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in the Lenders’ (or any of their agents’ or bailees’) actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at the Credit Parties’ sole risk.

Section 6.13         Assignments and Records of Accounts.  If so requested by the Administrative Agent following an Event of Default and during the continuance thereof, each Credit Party shall execute and deliver to the Administrative Agent, for the benefit of the Lender Group, formal written assignments of all of the Accounts daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto.  Each Credit Party shall keep accurate and complete records of the Accounts and all payments and collections thereon.

Section 6.14         Administration of Accounts.

(a)          The Administrative Agent retains the right, during the existence of a Cash Dominion Condition, to notify the Account Debtors that the Accounts have been assigned to the Administrative Agent, for the benefit of the Lender Group, and to collect the Accounts directly in its own name and to charge the collection costs and expenses, including attorneys’ fees, to the Borrowers.  The Administrative Agent has no duty to protect, insure, collect or realize upon the Accounts or preserve rights in them.  Each Credit Party irrevocably makes, constitutes and appoints the Administrative Agent as such Credit Party’s true and lawful attorney and agent-in-fact to endorse such Credit Party’s name on any checks, notes, drafts or other payments relating to, the Accounts which come into the Administrative Agent’s possession or under the Administrative Agent’s control as a result of its taking any of the foregoing actions.  Additionally, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, for the benefit of the Lender Group, shall have the right to collect and settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of the Accounts upon such terms and conditions as the Administrative Agent may deem advisable, and to charge the deficiencies, reasonable costs and expenses thereof, including attorney’s fees, to the Borrower.

(b)         If an Account includes a charge for any tax payable to any governmental taxing authority, the Administrative Agent on behalf of the Lenders is authorized, in its sole and absolute discretion, to pay the amount thereof to the proper taxing authority for the account of the applicable Credit Party and to make a Base Rate Loan to the Borrowers to pay therefor.  The Credit Parties shall notify the Administrative Agent if any Account includes any tax due to any governmental taxing authority and, in the absence of such notice, the Administrative Agent shall have the right to retain the full proceeds of the Account and shall not be liable for any taxes to any governmental taxing authority that may be due by any Credit Party by reason of the sale and delivery creating the Account.

(c)          Whether or not a Default or Event of Default has occurred, any of the Administrative Agent’s officers, employees or agents shall have the right, at any time or times hereafter, in the name of the Lenders, or any designee of the Lenders or the Credit Parties, to verify the validity, amount or other matter relating to any Accounts by mail, telephone, telegraph or otherwise.  The Credit Parties shall cooperate fully with the Administrative Agent and the Lenders in an effort to facilitate and promptly conclude any such verification process.

Section 6.15         Cash Management.

(a)          As of the Agreement Date:

(i)           All bank accounts, securities accounts, commodities accounts, and other investment accounts of the Credit Parties are listed on Schedule 6.15 and such Schedule designates which such accounts are deposit accounts;

(ii)          The Credit Parties shall have closed all of their deposit accounts that are not maintained with the Administrative Agent (other than Excluded Accounts), including, without limitation, all deposit accounts described on Schedule 6.15 (other than Excluded Accounts), unless such deposit accounts are subject to a Controlled Account Agreement.

(b)          No Credit Party may (i) open any bank accounts (other than Excluded Accounts) unless on or before the date on which such bank accounts are opened such bank accounts become subject to a Controlled Account Agreement or (ii) maintain any bank accounts (other than Excluded Accounts) unless such bank accounts are at all times subject to a Controlled Account Agreement (such bank accounts, “Controlled Deposit Accounts”).

(c)          Upon and during the continuation of a Cash Dominion Condition:

(i)           The Credit Parties shall establish and thereafter maintain, pursuant to an arrangement acceptable to the Administrative Agent (A) one or more deposit accounts (each, a “Collections Account”) with the Administrative Agent wherein collections, deposits, and other payments on or with respect to Collateral are to be transferred, received or made and (B) a deposit account (the “Master Collections Account”) with the Administrative Agent wherein all funds on deposit in the Collections Accounts and all other Controlled Deposit Accounts are to be transferred;

(ii)          The Administrative Agent may at any time, in its sole and absolute discretion, require the Credit Parties to establish and thereafter maintain, pursuant to an arrangement acceptable to the Administrative Agent, one or more lockboxes with the Administrative Agent and following the establishment of any such lockboxes, (A) the Credit Parties shall take such actions which are necessary to direct all of their existing and future Account Debtors who are or will be paying with checks, drafts, or other tangible payment items to direct such items to such lockbox and (B) all items which are received into such lockbox on each Business Day shall be submitted for collection and deposited into a Collections Account;

(iii)         All amounts which shall be deposited into any lockbox, any Controlled Deposit Account, Collections Account, or Master Collections Account shall be under the sole dominion and exclusive control of the Administrative Agent, on behalf of the Lender Group, and the Administrative Agent shall have the right to notify any depositary bank with respect to a Controlled Deposit Account that the Administrative Agent is exercising exclusive control with respect thereto and no Credit Party shall have any right to withdraw such amounts from any such Controlled Deposit Account, Collections Account or Master Collections Account; provided, however, that, (A) if no Revolving Loans or Obligations in respect thereof are outstanding and no Default or Event of Default has occurred and is continuing, the Administrative Agent shall, upon the written request of the Borrowers, transfer the amounts on deposit in the Master Collections Account to another deposit account of the Borrowers maintained at or under the Control of SunTrust Bank that is not the Collections Account (or, at the Administrative Agent’s discretion, to the Letter of Credit Reserve Account up to an amount equal to one hundred and five percent (105%) of the Letter of Credit Obligations then outstanding) and (B) upon final payment in full in cash of the Obligations and termination of the Revolving Loan Commitment, the Administrative Agent shall transfer all amounts on deposit in the Collections Accounts and the Master Collections Account as directed by the Borrowers in writing.  Each Credit Party hereby grants its power of attorney to SunTrust Bank (and each of its Affiliates providing the services described in this Section 6.15) to indorse in such Credit Party’s name all tangible items of payment directed for deposit in a Controlled Deposit Account, Collections Account, Master Collections Account, or a lockbox and to submit such items for collection, with it being acknowledged and agreed that such power of attorney, being coupled with an interest, is irrevocable until the full and final payment in cash and performance of all Obligations and the termination of the Commitments;

(iv)         Within fifteen (15) Business Days after the Administrative Agent’s written request therefor, the Credit Parties shall take such actions which are necessary to cause all of their Account Debtors that make payments via wire transfer to direct all wire transfers to a Collections Account;

(v)          In the event that any Credit Party shall at any time directly receive any remittances of any Accounts (including, without limitation, any checks, drafts, or other instruments), credit or merchant card collections, or other payments in respect of any Collateral or shall receive any other funds representing proceeds of the Collateral, such Credit Party shall hold the same as trustee for the Administrative Agent, shall segregate such remittances from its other assets, and shall promptly deposit the same into a lockbox or a Collections Account, as applicable;

(vi)         All cash, cash equivalents, checks, notes, drafts or similar items of payment (including, without limitation, from the sale of any assets under Section 8.7(b) or otherwise or constituting insurance or condemnation proceeds) received by any Credit Party shall be deposited into a Collections Account or directed to a lockbox promptly upon (and in any event within one Business Day of) receipt thereof by such Credit Party; and

(vii)        On each Business Day the Administrative Agent shall, without further consent of any Credit Party, (i) withdraw all immediately available funds in the Collections Accounts and deposit the same in the Master Collections Account and (ii) withdraw all immediately available funds in the Master Collections Account, deposit the same in the Loan Account, and apply the same against the Obligations in the manner provided for in Section 2.11 or, if applicable, Section 2.6(b).

Section 6.16         Further Assurances.

(a)          Upon the request of the Administrative Agent, each Credit Party will promptly cure, or cause to be cured, defects in the creation and issuance of any Revolving Loan Notes and the execution and delivery of the Loan Documents (including this Agreement) and any Bank Products Documents, resulting from any act or failure to act by any Credit Party or any employee or officer thereof.  Each Credit Party at its expense will promptly execute and deliver, or cause to be executed and delivered, to the Administrative Agent and the Lenders, all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements of the Credit Parties, or to correct any omissions, or more fully to state the obligations set out herein or in any of the Loan Documents or the Bank Products Documents, or to obtain any consents, all as may be necessary or appropriate in connection therewith as may be reasonably requested.

(b)          Each Credit Party agrees to take such action as may be requested by the Administrative Agent or otherwise be required to perfect or continue the perfection of the Administrative Agent’s (on behalf of, and for the benefit of, the Lender Group) security interest in the Collateral.  Each Credit Party hereby authorizes the Administrative Agent to file any such financing statement on such Credit Party’s behalf describing the Collateral as consistent with Section 2 of the Security Agreement.

(c)          If Excess Availability at any time is less than the greater of (i) $125,000,000 and (ii) twenty percent (20%) of the Revolving Loan Commitment then within one hundred and twenty (120) days thereafter (such date, the “Additional Collateral Requirements Date”) the Credit Parties shall (1) deliver for each Specified Quarry Site an ALTA survey with a date and in form and detail acceptable to the Administrative Agent, certified in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the state in which such Specified Quarry Site is located, (2) obtain from a reputable title insurance company acceptable to the Administrative Agent a title search of such Specified Quarry Site in form and scope satisfactory to the Administrative Agent, (3) provide such information (including providing acceptable legal descriptions of such Specified Quarry Site) and take all such actions (including filing additional financing statements) that are necessary or desirable, as determined by the Administrative Agent in its sole and absolute discretion, to ensure that the Administrative Agent has a first priority perfected security interest (subject to Permitted Liens) in the Collateral derived from such Specified Quarry Site, and (4) use commercially reasonable efforts to provide Third Party Agreements to the Administrative Agent in respect of leases relating to each Specified Quarry Site and each other leased location necessary for the Administrative Agent to access Collateral located on such Specified Quarry Sites.  For the avoidance of doubt, if in connection with the foregoing actions it is determined that the Administrative Agent (i) does not have a first priority perfected security interest in the Collateral located on or derived from such Specified Quarry Site or (ii) does not have a Third Party Agreement in respect of such leased Specified Quarry Site (or has not instituted, or continued to institute, a Rent Reserve in respect of such Collateral located at such Specified Quarry Site, to the extent required in the definitions of Eligible Accounts or Eligible Inventory, as applicable), then such Collateral shall not be included in the Borrowing Base.

Section 6.17         Broker’s Claims.  Each Credit Party hereby indemnifies and agrees to hold each member of the Lender Group harmless from and against any and all losses, liabilities, damages, costs and expenses which may be suffered or incurred by such member of the Lender Group in respect of any claim, suit, action or cause of action now or hereafter asserted by a broker or any Person acting in a similar capacity arising from or in connection with the execution and delivery of this Agreement or any other Loan Document or Bank Products Document or the consummation of the transactions contemplated herein or therein.  This Section 6.17 shall survive termination of this Agreement.

Section 6.18         Indemnity; Limitation on Damages.  Each Credit Party will indemnify and hold harmless each Indemnified Person from and against any and all claims, liabilities, investigations, losses, damages, actions, demands, penalties, judgments, suits, litigation, other proceedings, and costs, expenses (including fees and expenses of experts, agents, consultants and counsel) and disbursements, in each case, of any kind or nature (whether or not the Indemnified Person or any Credit Party is a party to any such action, suit or investigation) whatsoever which may be imposed on, incurred by, or asserted against an Indemnified Person resulting from any breach or alleged breach by the Credit Parties of any representation or warranty made hereunder, or otherwise in any way relating to or arising out of the Commitments, this Agreement, the other Loan Documents, the Bank Products Documents or any other document contemplated by this Agreement, the making, administration or enforcement of the Loan Documents and the Loans or any Bank Products Documents, any transaction contemplated hereby, Borrowers’ use of any Loan proceeds or the Commitments, or any related matters unless, with respect to any of the above, such Indemnified Person is determined by a final non-appealable judgment of a court of competent jurisdiction to have acted or failed to act with gross negligence or willful misconduct.  NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT.  This Section 6.18 shall survive termination of this Agreement.

Section 6.19         Environmental Matters.

(a)          Each Credit Party shall, and shall cause its Subsidiaries to, comply in all material respects with the Environmental Laws and shall notify the Administrative Agent within thirty (30) days in the event of any discharge or discovery of any Hazardous Materials at, upon, under or within the Properties in amounts that require material remediation.  Each Credit Party shall forward to the Administrative Agent copies of all documents alleging a material violation of Environmental Laws, all responses thereto and all documents submitted to environmental agencies relative to any material remediation of Hazardous Materials on the Properties, in each case, within thirty (30) days of receipt, delivery or submission (as the case may be) of the same.

(b)          The Credit Parties and their Subsidiaries will not use or permit any other party to use any Hazardous Materials at any of their places of business except such materials as are used in the Credit Parties’ and their Subsidiaries’ normal, ordinary or customary course of business, maintenance and repairs, and then only in material compliance with all applicable Environmental Laws.  The Credit Parties and their Subsidiaries shall not install or permit to be installed in the Property friable asbestos or any substance containing asbestos and deemed hazardous by an Applicable Law respecting such material, or any other building material deemed to be in violation of any relevant Applicable Law and with respect to any such material currently present in any Property shall promptly either (i) remove any material which is present in violation of such Applicable Law and is required to be removed or (ii) otherwise materially comply with such Applicable Law, at the Credit Parties’ expense.

(c)          Promptly upon the written request of the Administrative Agent from time to time, provided that the Administrative Agent has a reasonable belief that a discharge of Hazardous Materials has occurred that is a violation of, could reasonably be expected to result in material liability under Environmental Law or would be subject to a material reporting, investigation or remediation requirement under Environmental Law, the Credit Parties shall provide the Administrative Agent with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable to the Administrative Agent, to assess such discharge of Hazardous Materials and the potential costs in connection with abatement, cleanup or removal of Hazardous Materials discharged on, under, at or within the Properties.  Such assessment or report shall be at Credit Parties’ expense if, in the judgment of the Administrative Agent, there is reason to believe that a violation of Environmental Laws has occurred.

(d)         Each Credit Party shall at all times indemnify and hold harmless each Indemnified Person against and from any and all claims, suits, actions, debts, damages, costs, losses, obligations, judgments, charges, and expenses, of any nature whatsoever under or on account of the Environmental Laws, except to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person as determined by a final non-appealable order of a court of competent jurisdiction, including the assertion of any lien thereunder with respect to:

(i)           any discharge of Hazardous Materials, the threat of a discharge of any Hazardous Materials or the presence of any Hazardous Materials on  the Properties that originates or emanates from the Properties;

(ii)          any costs of removal or remedial action incurred by the US government or any costs incurred by any other person or damages from injury to, destruction of, or loss of natural resources, including reasonable costs of assessing such injury, destruction or loss incurred pursuant to any Environmental Laws in each case relating to the business of the Credit Parties or their Properties;

(iii)         liability for personal injury or property damage arising under any statutory or common law tort theory (including without limitation damages assessed) for the maintenance of a public or private environmental nuisance or for the carrying on of an abnormally dangerous activity at or caused by any Credit Party or Subsidiary of a Credit Party near the Properties; and/or

(iv)        any other environmental matter affecting the Properties within the jurisdiction of the Environmental Protection Agency, any other Federal agency, or any state, local, or foreign environmental agency.

(e)          In the event of any discharge or discovery of any Hazardous Materials at, upon, under or within the Properties in amounts that require remediation, if the applicable Credit Party or Subsidiary fails to begin the investigation and remediation within thirty (30) days after notice to the Administrative Agent, the Administrative Agent may at its election, but without the obligation to do so, give such notices and/or cause such work to be performed at the Properties and/or take any and all other actions as the Administrative Agent shall deem necessary or advisable in order to abate the discharge of such Hazardous Material, remove such Hazardous Material or cure such Credit Party’s or Subsidiary’s noncompliance.

(f)          All of the representations, warranties, covenants and indemnities of this Section 6.19 and Section 5.1(y) shall survive the termination of this Agreement, the repayment of the Obligations and/or the release of the liens with respect to the Properties and shall survive the transfer of any or all right, title and interest in and to the Properties by the Credit Parties or any of their Subsidiaries to any party, whether or not affiliated with the Credit Parties.

Section 6.20         Formation/Acquisition of Subsidiaries.

(a)          Subject to Section 6.20(b), at the time of the formation of any direct or indirect Subsidiary of a Borrower after the Agreement Date or the acquisition of any direct or indirect Subsidiary of a Borrower after the Agreement Date, the Credit Parties, as appropriate, shall (i) with respect to any new Domestic Subsidiary of a Borrower, cause such new Domestic Subsidiary, as applicable, to provide to the Administrative Agent, for the benefit of the Lender Group, a joinder and supplement to this Agreement substantially in the form of Exhibit J (each, a “Joinder Supplement”), pursuant to which such new Domestic Subsidiary shall agree to join as a Borrower or a Guarantor and as a Credit Party under this Agreement, a supplement to the Security Agreement, and such other security documents, together with appropriate Uniform Commercial Code financing statements, all in form and substance reasonably satisfactory to the Administrative Agent, and (ii) provide to the Administrative Agent, for the benefit of the Lender Group, all other documentation, including one or more opinions of counsel satisfactory to the Administrative Agent, which in its reasonable opinion is appropriate with respect to such formation and the execution and delivery of the applicable documentation referred to above and, in the case of a joinder of a Borrower, all  documentation requested by the Lenders to comply with their “know your customer” obligations under the PATRIOT ACT or otherwise imposed by OFAC.  Nothing in this Section 6.20 shall authorize any Credit Party or any Subsidiary of a Credit Party to form or acquire any Subsidiary absent express authorization to so form or acquire such Subsidiary pursuant to Article 8.  Any document, agreement or instrument executed or issued pursuant to this Section 6.20 shall be a “Loan Document” for purposes of this Agreement.

(b)          Immaterial Subsidiaries shall not be required to become Credit Parties pursuant to Section 6.20(a), provided, that if the assets of all such Immaterial Subsidiaries at any time of determination exceeds five percent (5%) of the total consolidated net tangible assets of the Parent and its Subsidiaries, then the Borrowers shall, and shall cause their Subsidiaries to, cause such number of Immaterial Subsidiaries to become Credit Parties in accordance with Section 6.20(a) as is necessary to cause the matters described in the proviso above to cease to be true after giving pro forma effect to any such Immaterial Subsidiary’s becoming a Credit Party.

Section 6.21         Intellectual Property.  The Credit Parties shall, and shall cause each of their respective Subsidiaries to (a) promptly register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office, the United States Copyright Office and any other applicable Governmental Authority either within or outside of the United States, as the case may be, those registrable Intellectual Property rights now owned or hereafter developed or acquired by such Credit Party or any of its Subsidiaries that are material to the conduct of the business of such Credit Party or Subsidiary and (b) promptly notify the Administrative Agent in writing of the filing of any applications or registrations of any Intellectual Property right of such Credit Party or any of its Subsidiaries that is material to the conduct of the business of such Credit Party and or Subsidiary with the United States Patent and Trademark Office, the United States Copyright Office or any other Governmental Authority.  Each Credit Party shall, and shall cause its Subsidiaries to (i) protect, defend and maintain the validity and enforceability of each item of Intellectual Property that is material to the conduct of the business of such Credit Party or Subsidiary, (ii) promptly advise the Administrative Agent in writing of any conflicting or potentially infringing activities by third parties of which it becomes aware with respect to such Intellectual Property and (iii) not allow any material Intellectual Property to be abandoned, forfeited or dedicated to the public without the written consent of the Majority Lenders.

Section 6.22         Use of Proceeds.  The Credit Parties and their Subsidiaries will use the proceeds of the Loans only for the purposes specified in Section 2.12 hereof. No part of the proceeds of any Loan will be used by the Credit Parties, whether directly or indirectly, to purchase or carry Margin Stock or for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X, or in any other manner that would violate Section 5.1(t).

Section 6.23         Post-Closing Matters.   The Credit Parties shall, and shall cause each of their respective Subsidiaries to, as applicable, not later than the dates specified therefor on Schedule 6.23 (or such later dates as the Administrative Agent may agree in writing in its sole discretion), satisfy each of the requirements set forth on Schedule 6.23.

Section 6.24         Remaining Steps as to As-Extracted Collateral.

(a)          On or before the date that is sixty (60) days after the Agreement Date the Credit Parties shall deliver to the Administrative Agent all search reports (including record owner title search reports with respect to leased Real Property for which no memorandum of lease has been recorded in favor of a Credit Party) and information necessary (including legal descriptions and record owner information), as determined by the Administrative Agent, for the Administrative Agent, on behalf of the Lender Group, to obtain, upon the due filing of financing statements in the appropriate filings offices, first priority perfected Liens (subject to Liens permitted under clause (h) of the definition of Permitted Liens) on Collateral (“Collateral Delivery Requirements”) located at (and in the case of Accounts derived from) at least ninety-five percent (95%) of all Quarry Sites (including such Quarry Sites for which Collateral Delivery Requirements were satisfied on the Closing Date).

(b)          On or before the date that is one-hundred twenty (120) days after the Agreement Date the Credit Parties shall deliver to the Administrative Agent all Collateral Delivery Requirements on Collateral located at (and in the case of Accounts derived from) one-hundred percent (100%) of all Quarry Sites (including such Quarry Sites for which Collateral Requirements were previously satisfied).

Section 6.25         Certain Terms Regarding Agreement Date Collateral Account.  The Credit Parties shall maintain not less than $62,500,000 in the Agreement Date Collateral Account as collateral for the benefit of the Lender Group until the first date (the “Collateral Account Release Date”) on which (a) the Credit Parties shall have a Borrowing Base (calculated without giving effect to any Reserves (other than the Temporary Reserves) and excluding the Eligible Collateral Account Amount) of not less than $400,000,000, as determined by the Administrative Agent in its Permitted Discretion, and (b) no Default or Event of Default exists.   On the Collateral Account Release Date, the Administrative Agent shall (in consultation with the Borrowers with respect to any Specified Investments therein which must be converted to cash) direct all funds and the proceeds of any Specified Investments in the Agreement Date Collateral Account in accordance with instructions provided by the Borrowers; provided, however, that if the Collateral Account Release Date occurs while the Cash Dominion Condition exists, then such funds and the proceeds of any Specified Investments shall be directed only to a Collections Account or the Master Collections Account.

Section 6.26        Reclamation Bonds.  The Credit Parties shall maintain, in the amounts and forms required pursuant to Mining Law or by a Governmental Authority, all performance bonds, surety bonds or escrow agreements and any payment or prepayments made with respect to, or certificates of deposit, letters of credit or other sums or assets required to be posted by the Credit Parties under any Mining Law, and shall timely perform all Reclamation required by Mining Laws, except, in each case, to the extent failure to do so could not reasonably be expected to result in a Materially Adverse Effect.

ARTICLE 7

INFORMATION COVENANTS

Until the later of the date the Obligations are repaid in full in cash and the date the Commitments are terminated, the Credit Parties will furnish or cause to be furnished to each member of the Lender Group:

Section 7.1           Monthly and Quarterly Financial Statements and Information.

(a)          Within thirty (30) days after the last day of each fiscal month in each fiscal year of the Borrowers (except for the last month of each fiscal quarter, in which case within forty (40) days), the balance sheet of the Parent as at the end of such fiscal month, and the related income statement and related statement of cash flows for such fiscal month and for the fiscal year to date period ended with the last day of such fiscal month (provided that the statements of cash flows shall only be provided for each fiscal quarter and year to date periods), all of which shall be on a consolidated and consolidating by division (except for the statement of cash flows) basis with the Parent’s consolidated Subsidiaries, which financial statements shall set forth in comparative form (i) the figures for the applicable period set forth in the projections provided by the Credit Parties pursuant to Section 4.1, as amended or superseded by projections delivered pursuant to Section 7.5(d), and (ii) such figures as at the end of such month during the previous fiscal year, all of which shall be certified by an Authorized Signatory of the Parent to be, in his or her opinion, complete and correct in all material respects and to present fairly in accordance with GAAP the financial position of the Parent and its consolidated Subsidiaries, as at the end of such period and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal audit and year-end adjustments and lack of footnotes.

(b)          Within forty (40) days after the last day of each fiscal quarter in each fiscal year of the Borrowers, the balance sheet of the Parent as at the end of such fiscal quarter, and the related income statement and related statement of cash flows for such fiscal quarter and for the fiscal year to date period ended with the last day of such fiscal quarter, all of which shall be on a consolidated and consolidating by division (except for the statement of cash flows)  basis with the Parent’s consolidated Subsidiaries, which financial statements shall set forth in comparative form (i) the figures for the applicable period set forth in the projections provided by the Credit Parties pursuant to Section 4.1, as amended or superseded by projections delivered pursuant to Section 7.5(d), and (ii) such figures as at the end of such quarter during the previous fiscal year, all of which shall be certified by an Authorized Signatory of the Parent to be, in his or her opinion, complete and correct in all material respects and to present fairly in accordance with GAAP the financial position of the Parent and its consolidated Subsidiaries, as at the end of such period and the results of operations for such period, and for the elapsed portion of the year  ended with the last day of such period, subject only to normal audit and year-end adjustments and lack of footnotes.

Section 7.2           Annual Financial Statements and Information.  Within sixty (60) days after the end of each fiscal year of the Borrowers, the audited balance sheet of the Parent as at the end of such year and the related audited statements of income and statement of shareholders equity and related audited statements of cash flows for such year, all of which shall be on a consolidated and consolidating by division (except for the statement of cash flows) basis with the Parent’s consolidated Subsidiaries, which financial statements shall set forth in comparative form (i) the figures for the applicable period set forth in the projections provided by the Credit Parties pursuant to Section 4.1, as amended or superseded by projections delivered pursuant to Section 7.5(d), and (ii) such figures as at the end of and for the previous year, and shall be accompanied by an unqualified opinion of independent certified public accountants of recognized national standing satisfactory to the Administrative Agent (which opinion shall be without (A) a “going concern” or like qualification or exception, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require a material adjustment to such item), stating that such financial statements are prepared in all material respects in accordance with GAAP, and present fairly the financial position of the Parent and its consolidated Subsidiaries as at the end of such year without any explanatory paragraphs.

Section 7.3           Compliance Certificates.  At the time the financial statements are furnished pursuant to Section 7.1(b) and Section 7.2, a Compliance Certificate:

(a)          Setting forth as at the end of the applicable fiscal quarter, the arithmetical calculations required to establish whether or not the Credit Parties were in compliance with the requirements of the Financial Covenant (whether or not the Credit Parties are otherwise required to satisfy such covenant at the time such Compliance Certificate is delivered);

(b)          Stating whether any change in GAAP or the application thereof has occurred since the date of the Parent’s  audited financial statements delivered on the Agreement Date, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and

(c)          Stating that, to the best of his or her knowledge, no Default or Event of Default has occurred as at the end of such period, or, if a Default or Event of Default has occurred, disclosing each such Default or Event of Default and its nature, when it occurred and whether it is continuing, and specifying what action the Borrowers have taken or proposes to take with respect thereto.

Section 7.4           Access to Accountants.  Each Credit Party hereby authorizes the Administrative Agent to communicate directly with the Credit Parties’ and their Subsidiaries’ independent public accountants and authorizes these accountants to disclose to the Administrative Agent any and all financial statements and other supporting financial data, including matters relating to the annual audit and copies of any management letter with respect to its business, financial condition and other affairs.

Section 7.5           Additional Reports.

(a)          Within twelve (12) Business Days after the end of each fiscal month (or, to the extent a Cash Dominion Condition shall have occurred and be continuing or, if required by the Administrative Agent in its sole discretion, during the ninety (90) day period preceding a Stated Maturity Date, within two (2) Business Days after the end of each week), or more or less frequently (but in any event no less frequently than once per month) as required by the Administrative Agent from time to time, the Borrowers shall deliver to the Administrative Agent and the Lenders a Borrowing Base Certificate in the form of Exhibit C as of the last day of such fiscal month (or week); provided that, except as provided in the first parenthetical of this sentence, the first Borrowing Base Certificate to be delivered after the Agreement Date shall be delivered on or before December 30, 2011.  Anything in Section 7.5(a) or (b) to the contrary notwithstanding, at any time when the Borrowers are required to deliver the Borrowing Base Certificate and/or the reports described in Section 7.5(b) more frequently than monthly, then, unless otherwise requested by the Administrative Agent in writing, the Borrowers shall not be required to determine which Inventory and Accounts are ineligible on a basis more frequently than monthly so long as the sales and collections of Inventory and Accounts are reported in the Borrowing Base Certificate based on actual sales and collections at the time such Borrowing Base Certificate is delivered.

(b)          Within twelve (12) Business Days after the end of each fiscal month (or, to the extent a Cash Dominion Condition shall have occurred and be continuing or (if required by the Administrative Agent in its sole discretion) during the ninety (90) day period preceding a Stated Maturity Date, within two (2) Business Days after the end of each week), or more frequently or less frequently as required by the Administrative Agent from time to time, the Borrowers shall deliver to the Administrative Agent and to any Lender requesting the same, in form reasonably acceptable to the Administrative Agent, the following:

(i)           an Accounts aging report and such other information regarding Borrowers’ Accounts as the Administrative Agent may reasonably request from time to time, which information may include, without limitation, bank and investment account statements, the Borrowers’ “Monthly Working Trial Balance” report, a report of sales and collections, debit and credit adjustments, a detailed aging of all Accounts of the Borrowers existing as of the last day of the preceding fiscal month or such other date reasonably required by the Administrative Agent, specifying the names, addresses and face value for each Account Debtor obligated on an Account of the Borrowers so listed and all other information necessary to calculate Eligible Accounts as of such last day of the preceding month or such other date reasonably required by the Administrative Agent; and

(ii)          an accounts payable aging report and such other information regarding Borrowers’ accounts payable as the Administrative Agent may reasonably request from time to time; and

(iii)         an inventory report (in form and substance reasonably satisfactory to the Administrative Agent) listing (a) all of the Borrowers’ Inventory and all Eligible Inventory; (b) the type (finished goods, work-in-process, raw materials, and returned or repossessed), cost, and location of all such Inventory; and (c) such other information regarding Borrowers’ Inventory as the Administrative Agent may reasonably request from time to time;

provided that, except as provided in the first parenthetical of this Section 7.5(b), the first delivery of the foregoing reports and information shall be on or before December 30, 2011.

(c)          Promptly upon (and in any event within five (5) Business Days of) receipt thereof, the Credit Parties shall deliver to the Lender Group copies of all final reports, if any, submitted to any Credit Party or any Subsidiary of a Credit Party by the Credit Parties’ and their Subsidiaries’ independent public accountants in connection with any annual or interim audit of the Credit Parties and their Subsidiaries, including, without limitation, any final management report prepared in connection with the annual audit referred to in Section 7.2;

(d)          On or before the last day of January of each fiscal year, commencing with fiscal year beginning January 2012, the Credit Parties shall deliver to the Administrative Agent the annual income statement budget, together with the forecasted balance sheet, cash flow statement, Excess Availability, and Financial Covenant compliance (whether or not the Borrowers are otherwise required to satisfy such covenants) for the fiscal year which includes such January on a month by month basis for the Credit Parties and their Subsidiaries all as presented to the board of directors of the Parent at the relevant meeting of the board of directors;

(e)          Promptly (and in any event within five (5) Business Days) after  the sending or filing thereof, as applicable, the Credit Parties shall, and shall cause their Subsidiaries to, deliver to the Administrative Agent and the Lenders (i) copies of all financial statements, reports, and other information which any Credit Party or any such Subsidiary sends to any holder of its Indebtedness or its Equity Interests and (ii) copies of all reports and registration statements which any Credit Party or any such Subsidiary files with, the Securities and Exchange Commission (or any successor) or any national securities exchange;

(f)           If there is a material change in GAAP after December 31, 2010, that affects the presentation of the financial statements referred to in Section 7.1 and 7.2, then, in addition to delivery of such financial statements, and on the date such financial statements are required to be delivered, the Credit Parties shall furnish the adjustments and reconciliations necessary to enable the Administrative Agent and each Lender to determine compliance with each of the Financial Covenants (whether or not the Borrowers are otherwise required to satisfy such covenants at such time), all of which shall be determined in accordance with GAAP consistently applied;

(g)          From time to time and promptly upon (and in any event within five (5) Business Days of) each request, the Credit Parties shall, and shall cause their Subsidiaries to, deliver to the Administrative Agent such data, certificates, reports, financial statements, opinions of counsel, documents, or further information regarding the business, assets, liabilities, financial position, projections, results of operations, or business prospects of the Credit Parties, such Subsidiaries, or any of them, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to Sections 7.2 and 7.5(e) shall be deemed to have been delivered if such information, or one or more annual, quarterly or other reports containing such information, shall have been timely posted on the Parent’s website on the internet (currently www.vulcanmaterials.com) or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov; provided, that the Borrowers shall (i) promptly notify Administrative Agent (which shall promptly notify each Lender) of any such postings and (ii) deliver paper copies of such information to Administrative Agent or any Lender that reasonably requests such delivery.

Section 7.6           Notice of Litigation and Other Matters.

(a)          Promptly upon (and in any event within five (5) Business Days of) any Credit Party’s obtaining knowledge of the institution of, or a written threat of, any action, suit, governmental investigation or arbitration proceeding against any Credit Party, any Subsidiary of a Credit Party or any Property, which action, suit, governmental investigation or arbitration proceeding, if adversely determined, would expose, in such Credit Party’s reasonable judgment, any Credit Party or any Subsidiary of a Credit Party to liability in an aggregate amount that could reasonably be expected to result in a Materially Adverse Effect, such Credit Party shall notify the Lender Group of the occurrence thereof, and the Credit Parties shall provide such additional information with respect to such matters as the Lender Group, or any of them, may reasonably request.

(b)          Promptly upon (and in any event within five (5) Business Days of) any Credit Party’s obtaining knowledge of any audit or any pending audit by the Internal Revenue Service or any other taxing authority, or any receipt of any notice from the Internal Revenue Service regarding transfer tax liability, such Credit Party shall notify the Lender Group of the occurrence thereof;

(c)          Promptly upon (and in any event within five (5) Business Days of) any Credit Party’s receipt of notice of the pendency of any proceeding for the condemnation or other taking of any Property of any Credit Party or any Subsidiary of a Credit Party, such Credit Party shall notify the Lender Group of the occurrence thereof;

(d)          Promptly upon (and in any event within five (5) Business Days of) any Credit Party’s receipt of notice of any event that could reasonably be expected to result in a Materially Adverse Effect, such Credit Party shall notify the Lender Group of the occurrence thereof;

(e)          Promptly (and in any event within five (5) Business Days) following any material amendment or change approved by the board of directors of the Parent to the budget submitted to the Lender Group pursuant to Section 7.5(d), the Credit Parties shall notify the Lender Group of the occurrence thereof;

(f)           Immediately following any (i) Default or Event of Default under any Loan Document or default by any Credit Party under any Bank Products Document or (ii) default or event of default under any Material Contract or any other agreement to which any Credit Party or any Subsidiary of a Credit Party is a party or by which any Credit Party’s or any such  Subsidiary’s properties is bound (other than a Loan Document) which could reasonably be expected to have a Materially Adverse Effect, then the Credit Parties shall notify the Lender Group of the occurrence thereof giving in each case the details thereof and specifying the action proposed to be taken with respect thereto;

(g)          Promptly (but in any event within ten (10) Business Days):

(i)           following the commencement or, to the knowledge of the Credit Parties threatened commencement, of any litigation regarding any Title IV Plan or naming it or the trustee of any Plan with respect to such Plan (other than claims for benefits in the ordinary course of business), the Credit Parties shall notify the Administrative Agent and the Lenders of the occurrence thereof;

(ii)          after the occurrence thereof with respect to any Plan notice of (A) a “reportable event” described in Section 4043 of ERISA and the regulations issued from time to time thereunder (other than a “reportable event” not subject to the provisions for 30-day notice to the PBGC under such regulations), or (B) any other event which could subject any Credit Party or ERISA Affiliate to any tax, penalty or liability under Title I or Title IV of ERISA or Chapter 43 of the Code, or any tax or penalty resulting from a loss of deduction under Sections 162, 404, 419 or 419A of the Code, where any such taxes, penalties or liabilities exceed or would reasonably be expected to exceed $1,000,000 in the aggregate;

(iii)         after such notice must be provided to the PBGC, or to a Plan participant or beneficiary, any notice required under Section 101(d), 101(j), 302(c)(6), 303, 4041(b)(1)(A) or 4041(c)(1)(A) of ERISA or under Section 412(c)(6) or 430 of the Code with respect to any Plan;

(iv)        after receipt, any notice received by any Credit Party or any ERISA Affiliate thereof concerning the intent of the PBGC or any other governmental authority to terminate a Title IV Plan sponsored or maintained by any Credit Party or ERISA Affiliate, or to impose any liability on such Credit Party or ERISA Affiliate under Title IV of ERISA or Chapter 43 of the Code;

(v)          upon the request of the Administrative Agent, a copy of IRS Form 5500 or annual report for each Title IV Plan filed with the Internal Revenue Service or the Department of Labor (“DOL”); or

(vi)         upon the request of the Administrative Agent, the applicable Credit Party shall use its commercially reasonable efforts to obtain (A) true and complete copies of any and all documents, government reports and Internal Revenue Service determination or opinion letters or rulings for any Plan of a Credit Party or any ERISA Affiliate from the Internal Revenue Service, PBGC or DOL, (B) any reports filed with the Internal Revenue Service, PBGC or DOL with respect to any such Plan, or (C) a current statement of withdrawal liability, obtained pursuant to Section 101(1) of ERISA, for each Multiemployer Plan to which a Credit Party or any ERISA Affiliate thereof contributes or has or had an obligation to contribute;

(h)          Promptly (but in any event within five (5) Business Days) following any Credit Party’s receipt of notice of any outstanding customs tariffs and other similar charges to be paid by such Credit Party, the Credit Parties shall notify the Administrative Agent and the Lenders of the occurrence thereof;

(i)           Promptly, but in any event within three (3) Business Days of a Credit Party’s obtaining knowledge thereof, the Credit Parties shall notify the Administrative Agent of any default by any Person party to any Material Contract;

(j)           Promptly, but in any event within three (3) Business Days of a Credit Party’s obtaining knowledge thereof, the Credit Parties shall notify the Administrative Agent of the cancellation, termination, expiration, or suspension of any Material Contract or vendor agreement pursuant to which a Credit Party sells goods to another Person;

(k)          Promptly, but in any event within three (3) Business Days of a Credit Party’s obtaining knowledge thereof, the Credit Parties shall notify the Administrative Agent of the receipt by such Credit Party or any Subsidiary of a Credit Party of any notice from any Person with respect to the exercise by such Person, or any third party beneficiary of such Person, of any “put” or redemption right pursuant to any employment agreement or otherwise which would require a payment in excess of $250,000;

(l)           Not less than one hundred and eighty (180) days but not more than two hundred and twenty (220) days prior to any Stated Maturity Date, the Credit Parties shall notify the Lender Group thereof and provide such information with respect thereto as may be reasonably requested by the Administrative Agent;

(m)         Promptly upon (and in any event within five (5) Business Days of) any Credit Parties’ entering into a reimbursement or indemnity agreement in connection with any performance, surety, or completion bond or similar assurance for the benefit of any Credit Party, the Credit Parties shall notify the Administrative Agent thereof and provide copies of such agreements;

(n)          Promptly upon (and in any event within five (5) Business Days of) any Credit Party’s knowledge of any claim made under any contract that is subject to any bonding agreement that, individually or in the aggregate, could reasonably be expected to result in payment obligation (pursuant to such Credit Party’s reimbursement or indemnification obligations with respect to such bonding agreement or otherwise) in excess of $2,000,000 in the aggregate or could reasonably be expected to have a Materially Adverse Effect, the Credit Parties shall notify the Administrative Agent thereof;

(o)          Promptly upon (and in any event within five (5) Business Days of) any Credit Party’s default in the compliance with or the performance of its performance or Reclamation bonding agreements (including indemnity agreements relating to any such bonding agreements) and obligations (including any breach or default in the payment of outstanding reimbursement claims owing in connection with any of the performance or Reclamation bonds, or indemnity agreements relating thereto) and such breach or default, either individually or in the aggregate, would result in payment obligation in excess of $2,000,000 in the aggregate or could reasonably be expected to have a Materially Adverse Effect, the Credit Parties shall notify the Administrative Agent thereof; and

(p)          The Credit Parties shall deliver updates or supplements to the schedules of this Agreement containing such information as may be required to render materially correct the representations and warranties contained in the applicable sections to which such schedules relate as of the last day of each fiscal quarter without giving effect to any references therein to the “Agreement Date” in each case, appropriately marked to show the changes made therein; provided that no such supplement to any such Schedules or representation shall be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by the Majority Lenders in writing.

ARTICLE 8

NEGATIVE COVENANTS

Until the later of the date the Obligations are repaid in full in cash and the date the Commitments are terminated:

Section 8.1          Indebtedness.  No Credit Party will, or will permit any of its Subsidiaries to, create, assume, incur, or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness except:

(a)          Indebtedness under this Agreement and the other Loan Documents and the Bank Products Documents;

(b)          Indebtedness existing as of the Agreement Date and described on Schedule 8.1(b);

(c)          Refinancing Indebtedness;

(d)          Guaranties permitted by Section 8.2;

(e)          unsecured Indebtedness of any Credit Party which is a wholly-owned Domestic Subsidiary of the Parent owed to the Parent or any other Credit Party which is a wholly-owned Domestic Subsidiary of the Parent;

(f)          obligations under Hedge Agreements entered into in the ordinary course of business and not for speculative purposes, which obligations shall be unsecured unless such Hedge Agreement is with Bank Products Provider; and

(g)          (i) Indebtedness secured by Property (other than Collateral) in an aggregate principal amount not to exceed at any time outstanding the sum of $150,000,000 minus the amount of remaining lease payments solely related to the principal portion thereof owing in connection with Permitted Sale-Leasebacks and (ii) unsecured Indebtedness, so long as, (1) before and after the incurrence of Indebtedness permitted under clause (i) or (ii), (A) no Default or Event of Default shall exist or result therefrom and (B) the Borrowers will have a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 (or 1.10 to 1.00 if the Borrowers are in a period during which the Financial Covenants are required to be tested pursuant to Section 8.8) for the four (4) fiscal quarter period immediately preceding the date on which such Indebtedness is incurred for which financial statements for the Parent have been delivered pursuant to Section 7.1(b) or 7.2, and within five (5) Business Days prior to the incurrence of such Indebtedness the Administrative Agent shall have received a certificate (with appropriate calculations attached thereto) of the chief financial officer of the Borrower Representative certifying that the foregoing conditions will be satisfied before and after the incurrence of such Indebtedness, and (2) before the incurrence of any Indebtedness permitted under clause (i) that will be secured by Real Property upon which any Collateral is or may be located or derived or any Real Property with respect to which access to any Collateral is necessary or desirable, the Administrative Agent and the secured party with respect to such Indebtedness shall have entered into a subordination agreement, in form and substance satisfactory to the Administrative Agent, pursuant to which, among other things, such secured party subordinates any Lien it may have in the Collateral to the Lien of the Administrative Agent in such Collateral, grants to the Administrative Agent access to such Real Property and agrees not to take any action with respect to such Collateral until the Obligations have been paid in full and all Revolving Loan Commitments terminated; and

(h)          Indebtedness in respect of bid, performance, surety or Reclamation bonds issued for the account of any Credit Party in the ordinary course of business, or any similar financial assurance obligations under Environmental Laws or worker’s compensation laws or with respect to self insurance obligations, including guarantees or obligations of any Credit Party with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed).

Section 8.2           Guaranties.  No Credit Party will, or will permit any Subsidiary of a Credit Party to, at any time guarantee or enter into or assume any Guaranty or be obligated with respect to, or permit to be outstanding, any Guaranty, other than the following:

(a)          Guarantees of the Obligations;

(b)          endorsements of instruments in the ordinary course of business;

(c)          Guaranties by any Credit Party of any obligation of any other Credit Party which is a wholly-owned Domestic Subsidiary of the Parent (but only to the extent the incurrence or existence of the obligation being so guaranteed is permitted hereunder); and

(d)          Guarantees of Indebtedness permitted under Section 8.1.

Section 8.3           Liens.  No Credit Party will, or will permit any Subsidiary of a Credit Party to, create, assume, incur, or permit to exist or to be created, assumed, or permitted to exist, directly or indirectly, any Lien on any of its property, real or personal, now owned or hereafter acquired, except for Permitted Liens.

Section 8.4           Restricted Payments.  No Credit Party will, or will permit any Subsidiary of a Credit Party to, directly or indirectly declare or make any Restricted Payment, or set aside any funds for any such purpose, other than Dividends on Equity Interests which accrue (but are not paid in cash); provided, however, that

(a)          the Parent’s Subsidiaries may make Restricted Payments to the Parent or any other Credit Party which is a wholly-owned Subsidiary of the Parent; and

(b)          the Credit Parties and their Subsidiaries may make Restricted Payments so long as the Specified Conditions are satisfied before and after giving effect to such Restricted Payment.

Section 8.5           Investments.  No Credit Party will, or will permit any Subsidiary of a Credit Party to, make Investments, except that:

(a)          the Borrowers may purchase or otherwise acquire and own and may permit any of its Subsidiaries to purchase or otherwise acquire and own Cash Equivalents;

(b)          the Borrowers and their Subsidiaries may hold the Investments in existence on the Agreement Date and described on Schedules 5.1(c)-1, 5.1(c)-2 and 5.1(m);

(c)          so long as no Default or Event of Default exists, any Credit Party may convert any of its Accounts that are in excess of ninety (90) days past due into notes or Equity Interests from the applicable Account Debtor so long as (i) such Account Debtor is in financial distress as determined by such Credit Party in good faith and in its reasonable business judgment and (ii) the Administrative Agent, for the benefit of the Lender Group, is granted a first priority security interest in such Equity Interests or notes which Lien is perfected contemporaneously with the conversion of such Account to Equity Interests or notes and, if requested by the Administrative Agent, such notes shall be delivered to the Administrative Agent as Collateral, together with an allonge;

(d)          such Credit Parties and their Subsidiaries may hold the Equity Interests of their respective Subsidiaries in existence as of the Agreement Date and set forth on Schedule 5.1(c)-1 and their Subsidiaries created after the Agreement Date in accordance with Section 6.20 and Section 8.7(i);

(e)          without limiting Section 8.2, any such Credit Party may make Investments in any other Credit Party which is a wholly-owned Domestic Subsidiary of the Parent;

(f)           the Credit Parties may hold Investments arising out of Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes;

(g)          the Credit Parties and their Subsidiaries may make other Investments so long as the Specified Conditions are satisfied before and after giving effect to such Investments; provided, however, Investments in and Permitted Acquisitions of Foreign Subsidiaries after the Agreement Date shall not exceed $25,000,000 during the term of this Agreement; and

(h)          the Credit Parties and their Subsidiaries may make Investments in partnerships or joint ventures during the term of this Agreement not to exceed $25,000,000 minus the amount of Permitted Asset Dispositions made under clause (i) of the definition thereof so long as immediately prior to and immediately after giving effect to such Investment no Default or Event of Default shall have occurred and be continuing.

Section 8.6           Affiliate Transactions.  No Credit Party shall, or shall permit any Subsidiary of a Credit Party to, enter into or be a party to any agreement or transaction with any other Subsidiary or any other Affiliate except (a) as described on Schedule 8.6, (b) in the ordinary course of and pursuant to the reasonable requirements of the applicable Credit Party’s or Subsidiary’s business and upon fair and reasonable terms that are no less favorable to such Credit Party or such Subsidiary than it would obtain in a comparable arms length transaction with a Person not an Affiliate of such Credit Party or such Subsidiary, and otherwise on terms consistent with the historical business relationship of such Credit Party or such Subsidiary, or (c) as expressly permitted by Sections 8.4 and 8.5.

Section 8.7           Acquisitions; Joint Ventures; Liquidation; Change in Ownership, Name, or Year; Dispositions; Accounting Changes; Etc.   No Credit Party shall, or shall permit any Subsidiary (other than an Immaterial Subsidiary) to, at any time:

(a)          liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up its business, except that any Subsidiary of the Parent may liquidate or dissolve itself into the Parent or any other Credit Party which is a wholly-owned Domestic Subsidiary of the Parent in accordance with Applicable Law;

(b)         sell, lease, abandon, transfer or otherwise dispose of, in a single transaction or a series of related transactions, any assets, property or business, except for Permitted Asset Dispositions;

(c)          become a partner or joint venturer with any third party after the Agreement Date, other than such partnership or joint venture that would otherwise be permitted pursuant to Investments made under Section 8.5(h) or asset dispositions made under clause (i) of the definition of Permitted Asset Dispositions, or a combination thereof;

(d)         enter into any Acquisition; provided, however, that any Credit Party or any Subsidiary of a Credit Party may enter into or consummate any Permitted Acquisition; provided further, however, the total Acquisition Consideration paid or payable with respect to Acquisitions of Foreign Subsidiaries and all Investments made in Foreign Subsidiaries after the Agreement Date shall not exceed $25,000,000 in the aggregate during the term of this Agreement;

(e)          merge or consolidate with any other Person; provided, however, that (i) any Subsidiary Guarantor may merge into a Borrower so long as such Borrower is the surviving entity after such merger and (ii) any Subsidiary Guarantor or any other Subsidiary of a Borrower may merge into any domestic Subsidiary Guarantor which is wholly-owned by a Borrower so long as the surviving entity after such merger is a domestic Subsidiary Guarantor wholly-owned by a Borrower;

(f)          change its legal name, jurisdiction of organization or organizational type without giving the Administrative Agent thirty (30) days prior written notice of its intention to do so and complying with all reasonable requirements of the Lenders in regard thereto prior to such change;

(g)          change its year-end for accounting purposes from the fiscal year ending December 31;

(h)          make any significant change in accounting treatment or reporting practices, except as required by GAAP;

(i)           form or create any Subsidiary; provided, however, that a Borrower or any Subsidiary of a Borrower may create wholly-owned Domestic Subsidiaries or non-wholly owned Domestic Subsidiaries for the purposes of forming a partnership or joint venture permitted under Section 8.7(c) and, subject to the investment limitations set forth in Section 8.5(g), Foreign Subsidiaries, so long as the Borrowers and such Subsidiaries comply with Sections 6.10 and 6.20; or

(j)           engage in any business other than the type of business in which such Credit Parties and their Subsidiaries are engaged in on the Agreement Date and reasonable extensions thereof and activities incidental thereto.

Section 8.8           Fixed Charge Coverage Ratio.  Upon the occurrence and at all times during the continuance of a Fixed Charge Coverage Ratio Condition, the Fixed Charge Coverage Ratio shall be not less than 1.10 to 1.00.

Section 8.9           Sales and Leasebacks.  No Credit Party shall, or shall permit any Subsidiary of a Credit Party to, enter into any arrangement, directly or indirectly, with any third party whereby such Credit Party or such Subsidiary, as applicable, shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and whereby such Credit Party or such Subsidiary, as applicable, shall then or thereafter rent or lease as lessee such property or any part thereof or other property which such Credit Party or such Subsidiary intends to use for substantially the same purpose or purposes as the property sold or transferred, except where (i) the Indebtedness incurred in connection with such arrangement would be permitted under Section 8.1(g)(i) and (ii) any Lien created as a consequence of such arrangement would be permitted under clause (i) of the definition of Permitted Lien, provided that at or prior to the time such transaction is consummated the Administrative Agent shall have received a Third Party Agreement with respect to any real property transferred in connection with such transaction (transactions permitted hereunder a “Permitted Sale-Leaseback”).

Section 8.10         Amendment and Waiver.

(a)          No Credit Party shall, or shall permit any Subsidiary of a Credit Party to enter into any amendment, or agree to or accept any waiver, which would adversely affect the rights of such Credit Party or such Subsidiary, as applicable, or any member of the Lender Group, of its articles or certificate of incorporation or formation and by-laws, partnership agreement or other governing documents.

(b)          No Credit Party shall, or shall permit any Subsidiary of a Credit Party to (i) permit any Material Contract to be cancelled or terminated prior to its stated maturity or stated expiration; or (ii) enter into any amendment, restatement, or modification, or agree to or accept any waiver, of any Material Contract which would adversely affect the rights of such Credit Party or such Subsidiary, as applicable, or any member of the Lender Group, in any material respect.

Section 8.11         ERISA Liability.  No Credit Party or any of their Subsidiaries shall, without the express written consent of the Administrative Agent, establish or maintain any Multiemployer Plans, Title IV Plans, or Retiree Welfare Plans that are not listed on Schedule 5.1(o) as of the Agreement Date.  No Credit Party shall fail to meet all of the applicable minimum funding requirements of ERISA and the Code, without regard to any waivers thereof.  No Credit Party shall, or shall cause or permit (to the extent that the Credit Party has the ability to control the affairs of an ERISA Affiliate) any ERISA Affiliate to, (a) cause or permit to occur any event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA to the extent such Lien could reasonably be expected to result in liability of the Credit Party or any ERISA Affiliate in an amount exceeding $10,000,000, or (b) cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to result in a Materially Adverse Effect.

Section 8.12         Prepayments.  No Credit Party shall, or shall permit any Subsidiary of a Credit Party to, prepay, redeem, defease or purchase in any manner, or deposit or set aside funds for the purpose of any of the foregoing, make any payment in respect of principal of, or make any payment in respect of interest on, any Indebtedness (other than the Obligations), except any Credit Party or any Subsidiary of a Credit Party may (a) make regularly scheduled payments of principal or interest required in accordance with the terms of the instruments governing any Indebtedness permitted hereunder and (b) make prepayments of principal or interest on the Senior Notes and any other Material Indebtedness so long as the Specified Conditions are satisfied before and after giving effect to such prepayments.

Section 8.13         Restrictive Agreements.  No Credit Party shall, or shall permit any Subsidiary to, directly or indirectly, enter into any agreement (other than the Loan Documents) with any Person that (a) prohibits or restricts or limits the ability of any Credit Party or any such Subsidiary to create, incur, pledge, or suffer to exist any Lien upon any Collateral (other than prohibitions of Liens on assets that are subject to purchase money security interests that are Permitted Liens hereunder), (b) restricts the ability of any Subsidiary to pay any dividends, distributions or other restricted payments to such Credit Party, or (c) violates the terms hereof, any other Loan Document or any Bank Products Document.

ARTICLE 9

DEFAULT

Section 9.1          Events of Default.  Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule, or regulation of any governmental or non-governmental body:

(a)          Any representation or warranty made under this Agreement, any other Loan Document shall prove incorrect or misleading in any material respect (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty shall be true and correct in all respects) when made or deemed to have been made pursuant to Section 5.4; or

(b)          (i) Any payment of any principal hereunder or under the other Loan Documents, or any reimbursement obligations with respect to any Letter of Credit, shall not be received by the Administrative Agent on the date such payment is due, or (ii) any payment of interest, fees, or other amounts hereunder or under the other Loan Documents or any other Obligations shall not be received by the Administrative Agent or Lender, as applicable, on or before three (3) Business Days after the due date thereof; or

(c)          Any Credit Party shall default in the performance or observance of any agreement or covenant contained in Section 2.12, 6.1(i), 6.7, 6.12, 6.15, 6.16, 6.20, 6.22, 6.23, 6.24, 6.25, or 6.26; in Article 7 or Article 8 or, subject to any express right to cure set forth therein, in any Security Document; or

(d)          Any Credit Party shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 9.1, and such default, if curable, shall not be cured within the earlier of (i) a period of thirty (30) days from the date that such Credit Party knew or should have known of the occurrence of such default, or (ii) a period of thirty (30) days after written notice of such default is given to such Credit Party; or

(e)          There shall occur any default in the performance or observance of any agreement or covenant contained in any of the other Loan Documents (other than this Agreement or the Security Documents or as otherwise provided in this Section 9.1) which shall not be cured within the applicable cure period, if any, provided for in such Loan Document; or

(f)           There shall occur any Change in Control; or

(g)          (i) There shall be entered a decree or order for relief in respect of any Credit Party or any Subsidiary of a Credit Party under the Bankruptcy Code, or any other applicable Federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of any Credit Party or of any Subsidiary of a Credit Party or of any substantial part of its properties, or ordering the winding-up or liquidation of the affairs of any Credit Party or any Subsidiary of a Credit Party, or (ii) an involuntary petition shall be filed against any Credit Party or any Subsidiary of a Credit Party and a temporary stay entered and (A) such petition and stay shall not be diligently contested, or (B) any such petition and stay shall continue undismissed for a period of sixty (60) consecutive days; or

(h)          Any Credit Party or any Subsidiary of a Credit Party shall commence an insolvency proceeding or any Credit Party or any Subsidiary of a Credit Party shall consent to the institution of an insolvency proceeding or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of such Credit Party or any Subsidiary of a Credit Party or of any substantial part of its properties, or any Credit Party or any Subsidiary of a Credit Party shall fail generally to pay its debts as they become due, or any Credit Party or any Subsidiary of a Credit Party shall take any action in furtherance of any such action; or

(i)           One or more judgments, orders (consensual or otherwise) or awards (other than a money judgment or judgments fully covered (except for customary deductibles or copayments not to exceed $25,000,000 in the aggregate) by insurance as to which the insurance company has acknowledged coverage) shall be entered by any court against any Credit Party or any Subsidiary of any Credit Party for the payment of money which exceeds, together with all such other judgments, orders, or awards of the Credit Parties and their Subsidiaries, $25,000,000 in the aggregate, or a warrant of attachment or execution or similar process shall be issued or levied against property of any Credit Party or any Subsidiary of a Credit Party pursuant to any judgment which, together with all other such property of the Credit Parties and their Subsidiaries subject to other such process, exceeds in value $25,000,000 in the aggregate; or

(j)           There shall be at any time the occurrence of (i) any “accumulated funding deficiency,” as defined in ERISA or in Section 412 of the Code or any other failure to meet the minimum funding requirements of ERISA or Section 412 or Section 430 of the Code, with respect to any Title IV Plan maintained by any Credit Party or any ERISA Affiliate, or to which any Credit Party or any of its ERISA Affiliates has any liabilities, or any trust created thereunder; or (ii) a Credit Party or ERISA Affiliate is required to provide security under Applicable Law, the terms of such Plan, Section 401 and 436 of the Code, or Section 206 of ERISA except to the extent that such requirement to provide security could not reasonably be expected to result in liability of the Credit Party or ERISA Affiliate in an amount exceeding $10,000,000; or (iii) the appointment of a trustee by a United States District Court to administer any such Title IV Plan; or (iv) the institution by the PBGC of proceedings to terminate any such Title IV Plan; or (v) the incurrence by any Credit Party or any ERISA Affiliate of any liability to the PBGC in connection with the termination of any such Title IV Plan except to the extent that such liability could not reasonably be expected to result in liability of the Credit Party or ERISA Affiliate in an amount exceeding $10,000,000; or (vi) the engaging of any Title IV Plan or trust created under any Title IV Plan of any Credit Party or any ERISA Affiliate in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any such Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such Plan or trust to any material tax or penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code except to the extent that such tax or penalty could not reasonably be expected to result in a Materially Adverse Effect; (vii) the imposition of a Lien against the assets of a Credit Party or ERISA Affiliate under Code Section 412, or ERISA Sections 302 or 4068, securing an obligation or liability in excess of $10,000,000; or (viii) an ERISA Event (or a similar type of event with respect to a Foreign Plan) that could reasonably be expected to result in a Materially Adverse Effect; or

(k)          (i) Any Credit Party or any of their Subsidiaries shall fail to make any payment in respect of outstanding Indebtedness (other than the Obligations) having an aggregate outstanding principal amount in excess of $25,000,000 (individually or in the aggregate with other Indebtedness) or more when due after the expiration of any applicable grace period, or any event or condition shall occur which results in the acceleration of the maturity of such Indebtedness (including, without limitation, any required mandatory prepayment or “put” of such Indebtedness to any such Person) or enables (or, with the giving of notice or passing of time or both, would enable) the holders of such Indebtedness or a commitment related to such Indebtedness (or any Person acting on such holders’ behalf) to accelerate the maturity thereof or terminate any such commitment before its normal expiration (including, without limitation, any required mandatory prepayment or “put” of such Indebtedness to such Person) or (ii) there shall occur any default under any Hedge Agreement which could result in the payment by the Parent or any Subsidiary of an amount in excess of $25,000,000 (after the expiration of any applicable cure period set forth therein); or

(l)           All or any portion of any Loan Document shall at any time and for any reason be declared to be null and void, or a proceeding shall be commenced by any Credit Party, any Subsidiary of a Credit Party or any Affiliate thereof, or by any Governmental Authority having jurisdiction over any Credit Party, any Subsidiary of a Credit Party or any Affiliate thereof, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Credit Party, any Subsidiary of a Credit Party or any Affiliate thereof shall deny that it has any liability or obligation for the payment of any Obligation purported to be created under any Loan Document shall be terminated as a result of a default or event of default by any Credit Party or revoked; or

(m)         Any Security Document or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Administrative Agent, for the benefit of the Lender Group, (i) with respect to As-Extracted Collateral constituting Accounts and Inventory, on any such Accounts and Inventory in the Borrowing Base or purported to be in the Borrowing Base as of the Agreement Date or on any such Accounts and Inventory for which the security interest therein or purported to be therein was perfected after the Agreement Date in accordance with Section 6.24, or (ii) with respect to Collateral (other than As-Extracted Collateral constituting Accounts and Inventory), on any Collateral purported to be covered thereby; or

(n)         Any Credit Party is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than fifteen (15) days; or

(o)         Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Credit Party or any of their Subsidiaries, if any such event or circumstance could reasonably be expected to have a Materially Adverse Effect; or

(p)         Any cessation of a substantial part of the business of any Credit Party or any of their Subsidiaries for a period which materially and adversely affects the ability of such Person to continue its business on a profitable basis; or

(q)          The indictment, or the threatened indictment of any Credit Party or any of their Subsidiaries under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Credit Party or any of their Subsidiaries, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person; or

(r)           any Credit Party shall default in the compliance with or the performance of its performance or Reclamation bonding agreements (including indemnity agreements relating to any such bonding agreements) and obligations thereunder (including any breach or default in the payment of outstanding reimbursement claims owing in connection with any of the performance or Reclamation bonds, or indemnity agreements relating thereto) and such breach or default, either individually or in the aggregate, would result in payment obligation in excess of $10,000,000 in the aggregate or could reasonably be expected to have a Materially Adverse Effect.

Anything in Sections 9.1(g) or (h) to the contrary notwithstanding, if any Event of Default under Sections 9.1(g) or (h) would occur (but for the application of this paragraph) solely with respect to an Immaterial Subsidiary, then so long as such Immaterial Subsidiary continues to be an Immaterial Subsidiary while the facts or circumstances which gave rise to such Event of Default continue to exist and have not been waived in accordance with Section 11.12 such Event of Default shall be deemed not to have occurred for any purpose under this Agreement or any other Loan Document; provided, however, (a) if any Immaterial Subsidiary ceases to be an Immaterial Subsidiary at any time when the facts or circumstances which gave rise to such Event of Default continue to exist and have not been waived in accordance with Section 11.12, then such Event of Default shall be deemed to have occurred immediately following the time at which such Immaterial Subsidiary ceased to be an Immaterial Subsidiary, and (b) if an Event of Default with respect to more than one Immaterial Subsidiary would have occurred but for the application of this paragraph and the facts or circumstances which gave rise to such Event of Default continue to exist and have not been waived in accordance with Section 11.12, and if (i) the aggregate EBITDA attributable to all such Immaterial Subsidiaries for the four (4) consecutive fiscal quarter period ending on or immediately prior to any time of determination exceeds two percent (2%) of the aggregate EBITDA of the Parent and its Subsidiaries on a consolidated basis for such period or (ii) the assets of all such Immaterial Subsidiaries at any time of determination exceeds two percent (2%) of the total consolidated net tangible assets of the Parent and its Subsidiaries, then each such Event of Default shall be deemed to have immediately occurred.

Section 9.2          Remedies.  If an Event of Default shall have occurred and be continuing, in addition to the rights and remedies set forth elsewhere in this Agreement, the other Loan Documents, the Bank Products Documents or under Applicable Law:

(a)          With the exception of an Event of Default specified in Section 9.1(g) or (h), the Administrative Agent may in its discretion (unless otherwise instructed by the Majority Lenders) or shall at the direction of the Majority Lenders, (i) terminate the Commitments, or (ii) declare the principal of and interest on the Loans and all other Obligations (other than any Bank Products Obligations existing from time to time of any Credit Party to a Lender Group member (or an Affiliate of a Lender Group member) to be forthwith due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding, or both.

(b)           Upon the occurrence and continuance of an Event of Default specified in Sections 9.1(g) or (h), such principal, interest, and other Obligations (other than any Bank Products Obligations existing from time to time of any Credit Party to a Lender Group member (or an Affiliate of a Lender Group member) shall thereupon and concurrently therewith become due and payable, and the Commitments shall forthwith terminate, all without any action by the Lender Group, or any of them and without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(c)           The Administrative Agent may in its discretion (unless otherwise instructed by the Majority Lenders) or shall at the direction of the Majority Lenders exercise all of the post-default rights granted to the Lender Group, or any of them, under the Loan Documents or under Applicable Law.  The Administrative Agent, for the benefit of the Lender Group, shall have the right to the appointment of a receiver for the Property of the Credit Parties, and the Credit Parties hereby consent to such rights and such appointment and hereby waive any objection the Credit Parties may have thereto or the right to have a bond or other security posted by the Lender Group, or any of them, in connection therewith.

(d)           In regard to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of any acceleration of the Obligations pursuant to the provisions of this Section 9.2 or, upon the request of the Administrative Agent, after the occurrence of an Event of Default and prior to acceleration, the Borrowers shall promptly upon demand by the Administrative Agent deposit in a Letter of Credit Reserve Account opened by the Administrative Agent for the benefit of the Lender Group an amount equal to one hundred and five percent (105%) of the aggregate then undrawn and unexpired amount of such Letter of Credit Obligations.  Amounts held in such Letter of Credit Reserve Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations in the manner set forth in Section 2.11.  Pending the application of such deposit to the payment of the Reimbursement Obligations, the Administrative Agent shall, to the extent reasonably practicable, invest such deposit in an interest bearing open account or similar available savings deposit account and all interest accrued thereon shall be held with such deposit as additional security for the Obligations.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied, and all other Obligations shall have been paid in full, the balance, if any, in such Letter of Credit Reserve Account shall be returned to the Borrowers.  Except as expressly provided hereinabove, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

(e)           The rights and remedies of the Lender Group hereunder shall be cumulative, and not exclusive.

(f)           Each Credit Party hereby grants to the Administrative Agent an irrevocable, non-exclusive license or other right to use, license, or sublicense (without payment of any royalty or other compensation to any Person) any or all of such  Credit Party’s Intellectual Property, computing hardware, brochures, promotional and advertising materials, labels, packaging materials, and other Property in connection with the advertising for sale or lease, marketing, selling, leasing, liquidating, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.  Each Credit Party’s rights and interests in and to any Intellectual Property shall inure to Administrative Agent’s benefit.

ARTICLE 10

THE ADMINISTRATIVE AGENT

 Section 10.1     Appointment and Authorization.  Each member of the Lender Group hereby irrevocably appoints and authorizes, and hereby agrees that it will require any transferee of any of its interest in this Agreement and the other Loan Documents, its Loans, and its portion of the Commitments irrevocably to appoint and authorize, the Administrative Agent to take such actions as its agent on its behalf and to exercise such powers hereunder and under the other Loan Documents as are delegated by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  Without limiting the foregoing, each member of the Lender Group hereby authorizes the Administrative Agent to execute and deliver each Loan Document to which the Administrative Agent is, or is required to be, a party.  Neither the Administrative Agent nor any of its directors, officers, employees, or agents shall be liable for any action taken or omitted to be taken by it hereunder or in connection herewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction.

Section 10.2      Interest Holders.  The Administrative Agent may treat each Lender, or the Person designated in the last notice filed with the Administrative Agent under this Section 10.2, as the holder of all of the interests of such Lender in this Agreement and the other Loan Documents, its Loans and the Commitments until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the Administrative Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Administrative Agent, shall have been filed with the Administrative Agent.

Section 10.3      Consultation with Counsel.  The Administrative Agent may consult with legal counsel selected by it and shall not be liable to any Lender or the Issuing Bank for any action taken or suffered by it in good faith in reliance on the advice of such counsel.

Section 10.4      Documents.  The Administrative Agent shall not be under any duty to examine, inquire into, or pass upon the validity, effectiveness, or genuineness of this Agreement, any other Loan Document, or any instrument, document, or communication furnished pursuant hereto or in connection herewith, and the Administrative Agent shall be entitled to assume that they are valid, effective, and genuine, have been signed or sent by the proper parties, and are what they purport to be.

Section 10.5      Administrative Agent and Affiliates.  With respect to the Commitments and Loans, the Administrative Agent shall have the same rights and powers hereunder as any other Lender, and the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Credit Parties or any Affiliates of, or Persons doing business with, the Credit Parties, as if it were not the Administrative Agent or affiliated with the Administrative Agent and without any obligation to account therefor.  The Lenders and the Issuing Bank acknowledge that the Administrative Agent and its Affiliates have other lending and investment relationships with the Credit Parties and their Affiliates and in the future may enter into additional such relationships.

Section 10.6      Responsibility of the Administrative Agent.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any other member of the Lender Group, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless it has actual knowledge, or has been notified by the any Credit Party, of such fact, or has been notified by a Lender that such Lender considers that a Default or Event of Default exists, and such Lender shall specify in detail the nature thereof in writing.  The Administrative Agent shall provide each Lender with copies of such documents received from any Credit Party as such Lender may reasonably request.

Section 10.7      Action by Administrative Agent.

(a)           The Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement, and shall incur no liability under or in respect of this Agreement with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, unless, subject to clause (b) below, the Administrative Agent shall have been instructed in writing by the Majority Lenders to exercise or refrain from exercising such rights or to take or refrain from taking such action.

(b)           The Administrative Agent shall not be liable to the Lenders and the Issuing Bank, or any of them, in acting or refraining from acting under this Agreement or any other Loan Document in accordance with the instructions of the Majority Lenders (or all Lenders if expressly required by Section 11.12), and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders and the Issuing Bank.

Section 10.8      Notice of Default or Event of Default.  In the event that any member of the Lender Group shall acquire actual knowledge, or shall have been notified in writing, of any Default or Event of Default, such member of the Lender Group shall promptly notify the other members of the Lender Group, and the Administrative Agent shall take such action and assert such rights under this Agreement as the Majority Lenders shall request in writing, and the Administrative Agent shall not be subject to any liability by reason of its acting pursuant to any such request.  If the Majority Lenders shall fail to request the Administrative Agent to take action or to assert rights under this Agreement in respect of any Default or Event of Default after their receipt of the notice of any Default or Event of Default from a member of the Lender Group, or shall request inconsistent action with respect to such Default or Event of Default, the Administrative Agent may, but shall not be required to, take such action and assert such rights (other than rights under Article 9) as it deems in its discretion to be advisable for the protection of the Lender Group, except that, if the Majority Lenders have instructed the Administrative Agent not to take such action or assert such right, in no event shall the Administrative Agent act contrary to such instructions.

Section 10.9      Responsibility Disclaimed.  The Administrative Agent shall not be under any liability or responsibility whatsoever as Administrative Agent:

(a)           To any Credit Party or any other Person or entity as a consequence of any failure or delay in performance by or any breach by, any member of the Lender Group of any of its obligations under this Agreement;

(b)           To any Lender Group member as a consequence of any failure or delay in performance by, or any breach by, any Credit Party or any other obligor of any of its obligations under this Agreement or any other Loan Document; or

(c)           To any Lender Group member for any statements, representations, or warranties in this Agreement, or any other document contemplated by this Agreement or any information provided pursuant to this Agreement, any other Loan Document, or any other document contemplated by this Agreement, or for the validity, effectiveness, enforceability, or sufficiency of this Agreement, any other Loan Document, or any other document contemplated by this Agreement.

  Section 10.10      Indemnification.  The Lenders shall indemnify (to the extent not reimbursed by the Borrowers) and hold harmless the Administrative Agent and each of its employees, representatives, officers, directors, agents, consultants, counsel, accountants, and advisors (each an “Administrative Agent Indemnified Person”) pro rata in accordance with their Aggregate Commitment Ratios from and against any and all claims, liabilities, investigations, losses, damages, actions, demands, penalties, judgments, suits, investigations, costs, expenses (including fees and expenses of experts, agents, consultants and counsel) and disbursements, in each case, of any kind or nature (whether or not an Administrative Agent Indemnified Person is a party to any such action, suit or investigation) whatsoever which may be imposed on, incurred by, or asserted against an Administrative Agent Indemnified Person resulting from any breach or alleged breach by the Credit Parties of any representation or warranty made hereunder, or otherwise in any way relating to or arising out of the Commitments, this Agreement, the other Loan Documents or any other document contemplated by this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, any other Loan Document, or any other document contemplated by this Agreement (other than Bank Products Documents), the making, administration or enforcement of the Loan Documents and the Loans or any transaction contemplated hereby or any related matters unless, with respect to any of the above, such Administrative Agent Indemnified Person is determined by a final non-appealable judgment of a court of competent jurisdiction to have acted or failed to act with gross negligence or willful misconduct.  This Section 10.10 is for the benefit of each Administrative Agent Indemnified Person and shall not in any way limit the obligations of the Credit Parties under Section 6.18.  The provisions of this Section 10.10 shall survive the termination of this Agreement.

Section 10.11    Credit Decision.  Each member of the Lender Group represents and warrants to each other member of the Lender Group that:

(a)           In making its decision to enter into this Agreement and to make its Loans it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Credit Parties and that it has made an independent credit judgment, and that it has not relied upon information provided by the Administrative Agent;

(b)           So long as any portion of the Obligations remains outstanding, it will continue to make its own independent evaluation of the financial condition and affairs of the Credit Parties; and

(c)           Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Credit Parties which may come into the possession of any of the Administrative Agent or any Affiliates of the Administrative Agent.

Section 10.12    Successor Administrative Agent.

(a)           Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent (with the consent of the Borrower if no Default or Event of Default then exists).  If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent which shall be any Lender or a Person organized under the laws of the US, a State or any political subdivision thereof which has combined capital and reserves in excess of $250,000,000.   Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)           If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor.  If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)           With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lender Group under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article 10 and Section 6.18 and 11.2 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Indemnified Persons in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.

Section 10.13    Administrative Agent May File Proofs of Claim.  The Administrative Agent may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, its agents, financial advisors and counsel), the Lenders and the Issuing Bank allowed in any judicial proceedings relative to any Credit Party, or any of their respective creditors or property, and shall be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims and any custodian in any such judicial proceedings is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due to the Administrative Agent for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, its agents, financial advisors and counsel, and any other amounts due the Administrative Agent under Section 11.2.  Nothing contained in the Loan Agreement or the Loan Documents shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting this Agreement, any Revolving Loan Notes, the Letters of Credit or the rights of any holder thereof, or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank in any such proceeding.

Section 10.14    Collateral.  The Administrative Agent is hereby authorized to hold all Collateral pledged pursuant to any Loan Document and to act on behalf of the Lender Group, in its own capacity and through other agents appointed by it, under the Security Documents; provided, that the Administrative Agent shall not agree to the release of any Collateral except in accordance with the terms of this Agreement.  The Lender Group acknowledges that the Loans, any Overadvances, all Obligations with respect to Bank Products Documents and all interest, fees and expenses hereunder constitute one Indebtedness, secured by all of the Collateral.  The Administrative Agent hereby appoints each Lender and the Issuing Bank as its agent (and each Lender and the Issuing Bank hereby accepts such appointment) for the purpose of perfecting the Administrative Agent’s Liens in assets which, in accordance with the UCC, can be perfected by possession.  Should any Lender or the Issuing Bank obtain possession of any such Collateral, subject to the limitations set forth in the Controlled Account Agreements, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.

Section 10.15    Release of Collateral.

(a)           Each Lender and the Issuing Bank hereby directs, in accordance with the terms of this Agreement, the Administrative Agent to release any Lien held by the Administrative Agent for the benefit of the Lender Group:

(i)           against all of the Collateral, upon final payment in full in cash of the Obligations and termination of the Commitments; or

(ii)          against any part of the Collateral sold or disposed of by the Credit Parties if such sale or disposition is permitted by Section 8.7 or is otherwise consented to by the requisite Lenders for such release as set forth in Section 11.12, as certified to the Administrative Agent by the Borrowers in a certificate of an Authorized Signatory.

(b)           Each Lender and the Issuing Bank hereby directs the Administrative Agent to execute and deliver or file or authorize the filing of such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 10.15 promptly upon the effectiveness of any such release.  Upon request by the Administrative Agent at any time, the Lenders and the Issuing Bank will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.15.

ARTICLE 11

MISCELLANEOUS

  Section 11.1    Notices.

(a)           All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given five (5) days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one (1) day after being entrusted to a reputable commercial overnight delivery service, or when delivered to the telegraph office or sent out (with receipt confirmed) by telex or telecopy (or to the extent specifically permitted under Section 11.1(c) only, when sent out by electronic means) addressed to the party to which such notice is directed at its address determined as in this Section 11.1.  All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)           If to any Credit Party, to such Credit Party in care of the Parent at:

Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242
Attn:  Patty Cobb/Treasury Services
Telecopy No.:  205-298-2962

(ii)           If to the Administrative Agent, to it at:

SunTrust Bank
303 Peachtree Street
23rd Floor
Atlanta, Georgia 30308
Attn:  B. Earl Garris
Telecopy No.:  404-230-1965

With a copy to (which shall not constitute notice):

Jones Day
Suite 800
Atlanta, Georgia 30309
Attn:  Aldo LaFiandra, Esq.
Telecopy No:  404-581-8330

(iii)           If to the Lenders, to them at the addresses set forth on the signature pages of this Agreement or in any Assignment and Acceptance pursuant to which such Lender became a Lender hereunder; and

(iv)           If to the Issuing Bank, at the address set forth on the signature pages of this Agreement.

(b)           Any party hereto may change the address to which notices shall be directed under this Section 11.1 by giving ten five (5) Business Days’ prior written notice of such change to the other parties.

(c)           (i) Notices and other communications to the Lender Group hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender Group member pursuant to Article 2 if such Lender Group member, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent or Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (x) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (y) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (x) of notification that such notice or communication is available and identifying the website address therefor.

(ii)           Each of the Credit Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent as determined by a final, nonappealable court of competent jurisdiction.

(iii)          The Platform is provided “as is” and “as available.”  Neither of the Administrative Agent nor any of its officers, directors, employees, agents, advisors or representatives warrant the accuracy, adequacy, or completeness of the Platform and each expressly disclaims liability for errors or omissions in the Platform.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Affiliates of the Administrative Agent in connection with the Platform.

(iv)          Each of the Credit Parties, the Lenders and the Issuing Banks agree that the Administrative Agent may, but shall not be obligated to, store any electronic communications received in connection with this Agreement on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

  Section 11.2    Expenses.  The Borrowers agree to promptly pay or promptly reimburse:

(a)           All reasonable out-of-pocket expenses of the Administrative Agent, the Issuing Bank, the Swing Bank and their respective Affiliates in connection with the preparation, negotiation, execution, delivery and syndication of this Agreement, the other Loan Documents and the Bank Products Documents, the transactions contemplated hereunder and thereunder, and the making of the initial Loans hereunder, including, but not limited to, the reasonable fees and disbursements of counsel, advisors, and consultants for the Administrative Agent, the Issuing Bank, the Swing Bank and their respective Affiliates;

(b)           All reasonable out-of-pocket expenses of the Administrative Agent, the Issuing Bank, the Swing Bank and their respective Affiliates and agents in connection with the administration of the transactions contemplated in this Agreement, the other Loan Documents and the Bank Products Documents, and the preparation, negotiation, execution, and delivery of any waiver, amendment, or consent by the Lenders relating to this Agreement, the other Loan Documents or the Bank Products Documents, the custody, preservation, use or operation of, or, upon an Event of Default, the sale of, collection from, or other realization upon, any of the Collateral in accordance with this Agreement and the other Loan Documents and Bank Products Documents, including, but not limited to, all out-of-pocket expenses of the Administrative Agent and its Affiliates in connection with periodic field audits, appraisals, and other inspections described in Section 6.7, plus out-of-pocket expenses for each field audit, appraisal, or other inspection of a Credit Party or any Subsidiary of a Credit Party performed by personnel employed or engaged by the Administrative Agent and its Affiliates, and the reasonable fees and disbursements of counsel, advisors, and consultants for the Administrative Agent, the Issuing Bank, the Swing Bank and their respective Affiliates; provided that, anything in this paragraph (b) the contrary notwithstanding, except during the existence of a Default or Event of Default, the Borrowers shall be required to reimburse the Administrative Agent and the Lenders for fees and expenses with respect to two (2) field audits and two (2) appraisals per fiscal year unless Average Excess Availability is less than fifteen percent (15%) of the Revolving Loan Commitment during any six (6) consecutive month period ending in such fiscal year, in which case the Borrowers shall be required to reimburse the Administrative Agent and the Lenders for three (3) field audits and three (3) appraisals during such fiscal year, provided further that if Average Excess Availability is greater than fifty percent (50%) of the Revolving Loan Commitment over any six (6) consecutive month period during any fiscal year and Average Excess Availability is not less than fifteen percent (15%) of the Revolving Loan Commitment over any six (6) month period during such fiscal year then the Administrative Agent shall be entitled in its sole discretion to reduce the reimbursement requirement for field audits and appraisals to one (1) field audit and one (1) appraisal in such fiscal year; for the avoidance of doubt, the Administrative Agent may conduct as many field audits and appraisals as the Administrative Agent may determine and all such field audits and appraisals conducted during the existence of a Default or an Event of Default shall be conducted at the sole cost and expense of the Borrowers;

(c)           All reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder;

(d)           All out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, the Issuing Bank, the Swing Bank, and any Lender in connection with any restructuring, refinancing, or “work out” of the transactions contemplated by this Agreement, and of obtaining performance and enforcing their rights under this Agreement, the other Loan Documents and the Bank Products Documents, and all out-of-pocket costs and expenses of collection if default is made in the payment of the Obligations, which in each case shall include the fees and out-of-pocket expenses of counsel for the Administrative Agent, the Issuing Bank, the Swing Bank, any Lender and their respective Affiliates, and the fees and out-of-pocket expenses of any experts, consultants, agents, or advisors engaged by the Administrative Agent, the Issuing Bank, the Swing Bank, the Lenders, and any of their respective Affiliates; and

(e)           All taxes, assessments, general or special, and other charges levied on, or assessed, placed or made against any of the Collateral, any Revolving Loan Notes or the Obligations.

 Section 11.3     Waivers.  The rights and remedies of the Lender Group under this Agreement, the other Loan Documents and the Bank Products Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have.  No failure or delay by the Lender Group, or any of them, or the Majority Lenders in exercising any right shall operate as a waiver of such right.  The Lender Group expressly reserves the right to require strict compliance with the terms of this Agreement in connection with any funding of a request for a Loan.  In the event the Lenders decide to fund a request for a Loan at a time when the Borrower is not in strict compliance with the terms of this Agreement, such decision by the Lenders shall not be deemed to constitute an undertaking by the Lenders to fund any further requests for Loans or preclude the Lenders from exercising any rights available to the Lenders under the Loan Documents or at law or equity.  Any waiver or indulgence granted by the Lenders or by the Majority Lenders shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Lenders at variance with the terms of the Agreement such as to require further notice by the Lenders of the Lenders’ intent to require strict adherence to the terms of the Agreement in the future.  Any such actions shall not in any way affect the ability of the Lenders, in their discretion, to exercise any rights available to them under this Agreement or under any other agreement, whether or not the Lenders are party, relating to the Borrower.

 Section 11.4     Set-Off.  In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, except to the extent limited by Applicable Law, at any time that a Default or Event of Default exists, each member of the Lender Group and each subsequent holder of the Obligations is hereby authorized by the Credit Parties at any time or from time to time, without notice to the Credit Parties or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, including, but not limited to, Indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured, but not including any amounts held by any member of the Lender Group or any of its Affiliates in any escrow account) and any other Indebtedness at any time held or owing by any member of the Lender Group or any such holder to or for the credit or the account of any Credit Party, against and on account of the obligations and liabilities of the Credit Parties, to any member of the Lender Group or any such holder under this Agreement, any Revolving Loan Notes, any other Loan Document and any Bank Products Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, any Revolving Loan Notes, any other Loan Document or any Bank Products Document, irrespective of whether or not (a) the Lender Group shall have made any demand hereunder or (b) the Lender Group shall have declared the principal of and interest on the Loans and any Revolving Loan Notes and other amounts due hereunder to be due and payable as permitted by Section 9.2 and although said obligations and liabilities, or any of them, shall be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off.  Any sums obtained by any member of the Lender Group or by any subsequent holder of the Obligations shall be subject to the application of payments provisions of Article 2.

  Section 11.5    Assignment.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of the Administrative Agent) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender (and any Lender that is an Issuing Bank) may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and the Loans at the time owing to it and, if applicable, all or a portion of its portion of the Letter of Credit Commitment and excluding rights and obligations with respect to Bank Products Documents); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s portion of the Revolving Loan Commitment and the Loans at the time owing to it, the aggregate amount of the portion of the Revolving Loan Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent), shall not be less than $1,000,000, (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, any assignment shall require the prior written consent of the Administrative Agent and, so long as no Default or Event of Default exists, the Borrower Representative (each such consent not to be unreasonably withheld or delayed); provided, however, that if the consent of the Borrower Representative to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in this Section), the Borrower Representative shall be deemed to have given its consent five (5) Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower Representative prior to such fifth Business Day, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.8(b), 2.9, 6.18, 12.3 and 12.5.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the portion of the Revolving Loan Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Any Lender may, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers and the Lender Group shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) in no event shall any Credit Party or any Affiliate of any Credit Party be a Participant.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, to the extent the Participant is adversely effected thereby, agree to any amendment, modification or waiver with respect to any extensions, postponements or delays of the Maturity Date or the scheduled date of payment of interest or principal or fees any reduction of principal (without a corresponding payment with respect thereto), or reduction in the rate of interest (other than a waiver in respect of application of the Default Rate) or fees due to the Lender hereunder or any other Loan Documents that adversely affects such Participant.  Subject to paragraph (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.8(b), 2.9, 6.18, 6.19(d) and 12.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.8(b) as though it were a Lender.

(e)           A Participant shall not be entitled to receive any greater payment under Section 2.8(b) or Section 12.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.8(b) unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.8(b) as though it were a Lender.

(f)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is a Fund, any pledge or assignment of all or any portion of such Lender’s rights under this Agreement to any holders of obligations owed, or securities issued, by such Lender as security for such obligations or securities, or to any trustee for, or any other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

 Section 11.6     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.  In proving this Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought.  Any signatures delivered by a party by facsimile transmission or by e-mail transmission of an electronic file in Adobe Corporation’s Portable Document Format or PDF file shall be deemed an original signature hereto.  The foregoing shall apply to each other Loan Document mutatis mutandis.

 Section 11.7     Under Seal; Governing Law.  This Agreement and the other Loan Documents are intended to take effect as sealed instruments and shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws principles thereof, except to the extent otherwise provided in the Loan Documents.

 Section 11.8     Severability.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

  Section 11.9     Headings.  Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

Section 11.10     Source of Funds.  Notwithstanding the use by the Lenders of the Base Rate and the Eurodollar Rate as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrower at interest rates tied to such reference rates.

Section 11.11    Entire Agreement.  THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  Each Credit Party represents and warrants to the Lender Group that it has read the provisions of this Section 11.11 and discussed the provisions of this Section 11.11 and the rest of this Loan Agreement with counsel for such Credit Party, and such Credit Party acknowledges and agrees that the Lender Group is expressly relying upon such representations and warranties of such Credit Party (as well as the other representations and warranties of such Credit Party set forth in this Agreement and the other Loan Documents) in entering into this Agreement.

Section 11.12     Amendments and Waivers.

(a)           Neither this Agreement, any other Loan Document nor any term hereof or thereof may be amended orally, nor may any provision hereof be waived orally but only by an instrument in writing signed by the Majority Lenders, or in the case of Loan Documents executed by the Administrative Agent (and not the other members of the Lender Group), signed by the Administrative Agent and approved by the Majority Lenders and, in the case of an amendment, also by the Borrowers, except that:  (i) (A) the consent of each of the Lenders shall be required for any sale or release of all or substantially all of the Collateral or any release of all or substantially all of the value of the Guarantees securing the Obligations, or any contractual subordination of the payment of the Obligations to any other Indebtedness or the subordination of the Administrative Agent’s security interest in the Collateral, (B) the consent of each of the Lenders affected thereby shall be required for any extensions, postponements or delays of the Maturity Date or the scheduled date of payment of interest or principal (other than amendments, or waivers of mandatory prepayments) or fees, or any reduction of principal (without a corresponding payment with respect thereto), or reduction in the rate of interest or fees due to the Lenders hereunder or under any other Loan Documents, or any amendment or modification of the definition of “Applicable Margin” or the definition of any component thereof if the effect thereof is to reduce the rate of interest or fees due to the Lenders hereunder or under any other Loan Documents, (C) the consent of each of the Lenders affected thereby shall be required for any amendment of this Section 11.12 or of the definition of “Majority Lenders” or any other provision of the Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder; (D) the Revolving Loan Commitment of a Lender may not be increased without the consent of such Lender; (E) the consent of each of the Lenders shall be required for any amendment to the definition of “Borrowing Base” (or any component definition thereof) which increases, or that would have the effect of increasing, the amounts or percentages set forth therein to an amount or a percentage greater than set forth in such definitions as of the Agreement Date (provided that the exercise by the Administrative Agent of any of its rights hereunder with respect to Reserves, Eligible Accounts, or Eligible Inventory shall not be deemed to be such an amendment); (F) the consent of each of the Lenders shall be required for any amendment to the definition of “Excess Availability” and the defined terms used therein; (G) the consent of each of the Lenders shall be required for any amendment to Section 2.10, 2.11 or 6.16(c); and (H) the consent of each of the Lenders shall be required for any amendment to or waiver of Section 6.24 or 6.25; (ii) the consent of the Issuing Bank shall be required for any amendment to Section 2.1(b), Section 2.15, Section 2.17 (as it relates to the issuance of any Letter of Credit), or the definition of “Letter of Credit Commitment”; (iii) the consent of the Guarantors and the Majority Lenders shall be required for any amendment to Article 3; (iv) the consent of the Swing Bank shall be required for any amendment to Section 2.1(c), Section 2.2(g), or Section 2.17 (as it relates to the making of any Swing Loan); (v) the consent of the Administrative Agent only shall be required to amend Schedule 1.1(a) to reflect assignments of all or any portion of the Revolving Loan Commitment and Loans in accordance with this Agreement.  In addition to the required consents set forth above, if any Credit Party has entered into a Hedge Agreement with SunTrust Bank or any of its Affiliates while SunTrust Bank was the Administrative Agent, and if SunTrust Bank is no longer the Administrative Agent, the consent of SunTrust Bank or such Affiliate of SunTrust Bank, as applicable, shall be required for any amendment to Section 2.11 or any amendment described in clause (i)(A) above.  Any amendment, modification, waiver, consent, termination or release of any Bank Products Documents may be effected by the parties thereto without the consent of the Lender Group.  Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the portion of the Revolving Loan Commitment and Letter of Credit Commitment, if applicable, of such Lender shall have terminated (but such Lender shall be entitled to the benefit of Article 12 and Section 11.2), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

(b)           Each Lender grants to the Administrative Agent the right to purchase all (but not less than all) of such Lender’s portion of the Revolving Loan Commitment, the Letter of Credit Commitment, the Loans and Letter of Credit Obligations owing to it and any Revolving Loan Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents at a price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid Unused Line Fee and letter of credit fees owing to such Lender plus the amount necessary to cash collateralize any Letters of Credit issued by such Lender, which right may be exercised by the Administrative Agent if such Lender for whatever reason fails to execute and deliver any amendment, waiver or consent which requires the written consent of all of the Lenders and to which the Majority Lenders, the Administrative Agent and the Borrowers have agreed, within five (5) Business Days of the date the execution version thereof was delivered to such Lender.  Each Lender agrees that if the Administrative Agent exercises its option hereunder, it shall promptly (but, in any event, within three (3) Business Days) execute and deliver an Assignment and Acceptance and other agreements and documentation necessary to effectuate such assignment.  The Administrative Agent may assign its purchase rights hereunder to any assignee if such assignment complies with the requirements of Section 11.5(b).

(c)           If any fees are paid to the Lenders as consideration for amendments, waivers or consents with respect to this Agreement, at Administrative Agent’s election, such fees may be paid only to those Lenders that agree to such amendments, waivers or consents within the time specified for submission thereof.

Section 11.13    Other Relationships.  No relationship created hereunder or under any other Loan Document shall in any way affect the ability of any member of the Lender Group to enter into or maintain business relationships with the Borrowers, or any of its Affiliates, beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.

Section 11.14     Pronouns.  The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

Section 11.15     Disclosure.  The Administrative Agent, with the consent of the Borrowers, shall have the right to issue press releases regarding the making of the Loans and issuance of Letters of Credit and the Revolving Loan Commitment to the Borrowers pursuant to the terms of this Agreement.

Section 11.16     Replacement of Lender.  In the event that a Replacement Event occurs and is continuing with respect to any Lender, the Borrowers may designate another financial institution (such financial institution being herein called a “Replacement Lender”) acceptable to the Administrative Agent, and which is not a Borrower or an Affiliate of a Borrower, to assume such Lender’s Revolving Loan Commitment hereunder, to purchase the Loans and participations of such Lender and such Lender’s rights hereunder and (if such Lender is the Issuing Bank) to issue Letters of Credit in substitution for all outstanding Letters of Credit issued by such Lender, without recourse to or representation or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid commitment fees and letter of credit fees owing to such Lender plus amounts necessary to cash collateralize any Letters of Credit issued by such Lender, and upon such assumption, purchase and substitution, and subject to the execution and delivery to the Administrative Agent by the Replacement Lender of documentation satisfactory to the Administrative Agent (pursuant to which such Replacement Lender shall assume the obligations of such original Lender under this Agreement), the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder and such Lender shall no longer be a party hereto or have any rights hereunder provided that the obligations of the Borrowers to indemnify such Lender with respect to any event occurring or obligations arising before such replacement shall survive such replacement.  The Administrative Agent is hereby irrevocably appointed as attorney-in-fact to execute any such documentation on behalf of any Replacement Lender if such Replacement Lender fails to execute same within five (5) Business Days after being presented with such documentation.  “Replacement Event” shall mean, with respect to any Lender, (a) the commencement of or the taking of possession by, a receiver, custodian, conservator, trustee or liquidator of such Lender, or the declaration by the appropriate regulatory authority that such Lender is insolvent; (b) the making of any claim by any Lender under Section 2.8(b), 12.2, 12.3 or 12.5, unless the changing of the lending office by such Lender would obviate the need of such Lender to make future claims under such Sections; (c) such Lender’s becoming a Defaulting Lender; or (d) such Lender refuses to consent to a proposed amendment, modification, waiver or other action requiring consent of the holders of 100% of the Revolving Loan Commitment or 100% of the affected Lenders under Section 11.12 that is consented to by the Majority Lenders prior to the replacement of any such Lenders in connection therewith.

Section 11.17     Confidentiality; Material Non-Public Information.

(a)           No member of the Lender Group shall disclose any material non-public confidential information (“MNPI”) regarding the Credit Parties to any other Person without the consent of the Borrowers, other than (i) to such member of the Lender Group’s Affiliates and their officers, directors, employees, agents and advisors, to other members of the Lender Group and, as contemplated by Section 11.5, to actual or prospective assignees and participants, and then only on a confidential basis, (ii) as required by any law, rule or regulation or judicial process, (iii) to any rating agency when required by it, provided, that, prior to any such disclosure, such rating agency shall be advised of the confidential nature of the information relating to the Credit Parties received by it from such member of the Lender Group, (iv) as requested or required by any state, Federal or foreign authority or examiner regulating banks or banking, and (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder.

(b)           The parties hereto agree that, except as provided in the immediately following sentence, all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) shall be deemed to contain MNPI for purposes of US federal and state securities laws; provided that, upon the request of the Administrative Agent from time to time, the Credit Parties shall be entitled to require the Borrower to confirm whether any Borrower Materials that have been provided or delivered hereunder do not contain MNPI. The Credit Parties represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI:  (A) the Loan Documents, including the schedules and exhibits attached thereto, (B) administrative materials of a customary nature prepared by the Credit Parties or Administrative Agent (including, Request for Loan, Notices of Conversion/Continuation, Request for Issuance of Letter of Credit, Swing Loan requests and any similar requests or notices), and (C) information which has been filed by the Credit Parties with the Securities and Exchange Commission or publicly disclosed by the Credit Parties.  Before distribution of any Borrower Materials, at the request of the Administrative Agent, the Credit Parties agree to execute and deliver to the Administrative Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

Section 11.18    Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by any Borrower or any other Credit Party, or the transfer to the Lender Group of any property, should for any reason subsequently be declared to be void or voidable under any state or Federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group, or any of them, is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group, or any of them, is required or elects to repay or restore, and as to all reasonable costs, expenses and attorneys fees of the Lender Group related thereto, the liability of such Borrower or such other Credit Party, as applicable, automatically shall be revived, reinstated and restored and shall exist as though such Voidable Transfer had never been made.

Section 11.19    Dealings with Multiple Borrowers.

(a)           All Obligations of the Borrowers shall be joint and several Obligations of the Borrowers.  The Administrative Agent and the Lenders shall have the right to deal with any Authorized Signatory of the Borrower Representative or any other Borrower with regard to all matters concerning the rights and obligations of any member of the Lender Group hereunder and pursuant to Applicable Law with regard to the transactions contemplated under the Loan Documents.  All actions or inactions of the Authorized Signatories of the Borrower Representative or any other Borrower with regard to the transactions contemplated under the Loan Documents shall be deemed with full authority and binding upon all Borrowers.  Each Borrower hereby appoints the Borrower Representative as its true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of such Person hereunder and under applicable law with regard to the transactions contemplated under the Loan Documents.  The provisions of this Section 11.19 and the Lender Group’s reliance thereon are material inducements to the agreement of the Lender Group to enter into this Agreement and to consummate the transactions contemplated hereby.

(b)           Each of the Borrowers, in consideration of the financial accommodation to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers, jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations.  To the extent that any of the Borrowers shall fail to make any payment or performance with respect to any of the Obligations, then the other Borrowers will do so, when and as due.

(c)           Except as otherwise expressly provided herein and subject to the terms of this Agreement and the other Loan Documents, (i) each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loan made or issuance of any Letter of Credit under this Agreement, notice of occurrence of any Event of Default, or of any demand for any payment under this Agreement or any other Loan Document, notice of any action at any time taken or omitted by any Lender Group member under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement and the other Loan Documents, and (ii) each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Lender Group member at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Lender Group member in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.

(d)           The provisions of this Section 11.19 are made for the benefit of the Lender Group members and their respective successors and assigns, and such Persons shall not be required to marshal any of their respective claims, exercise their respective rights against any of the other Borrowers or any other Credit Party, exhaust their respective remedies against any of the other Borrowers or any other Credit Party, resort to any other source or means of obtaining payment of any of the Obligations, or elect any other remedy.  If any payment made on the Obligations is rescinded or must be returned by any Lender Group member upon the insolvency, bankruptcy or reorganization of any of the Borrowers or any other Credit Party, or otherwise, the provisions of this Section 11.19 will forthwith be reinstated in effect, as though such payment had not been made.

(e)           Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the joint obligations of a Borrower or any other Credit Party shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Borrower and each other Credit Party hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code), after taking into account, among other things, such Borrower’s and such Credit Party’s right of contribution and indemnification from each other Borrower or other Credit Party under applicable law.

(f)           Pursuant to Section 6.20 of this Agreement, any new Domestic Subsidiary of a Borrower may be required to enter into this Agreement as a Borrower by executing and delivering to the Administrative Agent a Joinder Supplement.  Upon the execution and delivery of a Joinder Supplement by such new Domestic Subsidiary, such new Domestic Subsidiary shall become a Borrower and Credit Party hereunder with the same force and effect as if originally named as a Borrower or Credit Party herein.  The execution and delivery of any Joinder Supplement (or any joinder to any other applicable Loan Document) adding an additional Borrower as a party to this Agreement (or any other applicable Loan Document) shall not require the consent of any other party hereto.  The rights and obligations of each party hereunder shall remain in full force and effect notwithstanding the addition of any new Borrower hereunder.

Section 11.20     Contribution Obligations.

 (a)           If, as of any date, the aggregate amount of payments made by a Credit Party on account of the Obligations and proceeds of such Credit Party’s Collateral that are applied to the Obligations exceeds the aggregate amount of proceeds from Loans used by such Credit Party in its business (such excess amount being referred to as an “Accommodation Payment”), then each of the other Credit Parties (each such Credit Party being referred to as a “Contributing Credit Party”) shall be obligated to make contribution to such Credit Party (the “Paying Credit Party”) in an amount equal to (i) the product derived by multiplying the sum of each Accommodation Payment of each Credit Party by the Allocable Percentage (as defined below) of the Credit Party from whom contribution is sought less (ii) the amount, if any, of the then outstanding Accommodation Payment of such Contributing Credit Party (such last mentioned amount which is to be subtracted from the aforesaid product to be increased by any amounts theretofore paid by such Contributing Credit Party by way of contribution hereunder, and to be decreased by any amounts theretofore received by such Contributing Credit Party by way of contribution hereunder); provided, however, that a Paying Credit Party’s recovery of contribution hereunder from the other Credit Parties shall be limited to that amount paid by the Paying Credit Party in excess of its Allocable Percentage of all Accommodation Payments then outstanding of all Credit Parties.  As used herein, the term “Allocable Percentage” shall mean, on any date of determination thereof, a fraction the denominator of which shall be equal to the number of Credit Parties who are parties to this Agreement on such date and the numerator of which shall be one; provided, however, that such percentages shall be modified in the event that contribution from a Credit Party is not possible by reason of insolvency, bankruptcy or otherwise by reducing such Credit Party’s Allocable Percentage equitably and by adjusting the Allocable Percentage of the other Credit Parties proportionately so that the Allocable Percentages of all Credit Parties at all times equals 100%.

(b)           Each Credit Party hereby subordinates any claims, including any right of payment, subrogation, contribution (including rights of contribution pursuant to Section 11.20(a)) and indemnity, that it may have from or against any other Credit Party, and any successor or assign of any other Credit Party, including any trustee, receiver or debtor-in-possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the prior payment in full of all of the Obligations in cash and termination of all Commitments; provided, unless an Event of Default shall then exist, the foregoing shall not prevent or prohibit the repayment of intercompany accounts and loans among the Credit Parties in the ordinary course of business.

(c)           Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the joint obligations of any Credit Party shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or Federal law relating to fraudulent conveyances or transfers) then the obligations of each Credit Party hereunder shall be limited to the maximum amount that is permissible under applicable law (whether Federal or state and including, without limitation, the Bankruptcy Code), after taking into account, among other things, such Credit Party’s right of contribution and indemnification from each other Credit Party under this Agreement or applicable law.

(d)           The provisions of this Section 11.20 are made for the benefit of the Lenders and their respective successors and permitted assigns, and may be enforced by any such Person from time to time against any of the Credit Parties as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Credit Parties or to exhaust any remedies available to it against any of the other Credit Parties or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy.  The provisions of this Section 11.20 shall remain in effect until the payment in full of all of the Obligations in cash and termination of all Commitments.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of the Credit Parties, or otherwise, the provisions of this Section 11.19 will forthwith be reinstated in effect, as though such payment had not been made.

Section 11.21    No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Credit Party acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Lender Group members are arm’s-length commercial transactions between such Credit Party and its Affiliates, on the one hand, and the Lender Group members, on the other hand, (ii) such Credit Party has consulted its own legal, accounting, regulatory, and tax advisors to the extent it has deemed appropriate, and (iii) such Credit Party is capable of evaluating, and understands and accepts, the terms, risks, and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Lender Group members is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent, or fiduciary for any Credit Party or any of its Affiliates, or any other Person and (B) no Lender Group member has any obligation to any Credit Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) each of the Lender Group members and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Credit Party and its Affiliates, and no Lender Group member has any obligation to disclose any of such interests to such Credit Party or its Affiliates.  To the fullest extent permitted by law, each Credit Party hereby waives and releases any claims that it may have against each of the Lender Group members with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE 12

YIELD PROTECTION

 Section 12.1     Eurodollar Rate Basis Determination.  Notwithstanding anything contained herein which may be construed to the contrary, if with respect to any proposed Eurodollar Loan for any Eurodollar Loan Period, the Administrative Agent determines that deposits in Dollars (in the applicable amount) are not being offered to leading banks in the London interbank market for such Eurodollar Loan Period, the Administrative Agent shall forthwith give notice thereof to the Borrowers and the Lenders, whereupon until the Administrative Agent notifies the Borrowers that the circumstances giving rise to such situation no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

 Section 12.2      Illegality.  If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain, or fund its Eurodollar Loans, such Lender shall so notify the Administrative Agent, and the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrowers.  Before giving any notice to the Administrative Agent pursuant to this Section 12.2, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.  Upon receipt of such notice, notwithstanding anything contained in Article 2, the Borrowers shall repay in full the then outstanding principal amount of each affected Eurodollar Loan of such Lender, together with accrued interest thereon, either (a) on the last day of the then current Eurodollar Loan Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain and fund such Eurodollar Loan to such day or (b) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Loan to such day.  Concurrently with repaying each affected Eurodollar Loan of such Lender, notwithstanding anything contained in Article 2, the Borrowers shall borrow a Base Rate Loan from such Lender, and such Lender shall make such Loan in an amount such that the outstanding principal amount of the Revolving Loans held by such Lender shall equal the outstanding principal amount of such Revolving Loans immediately prior to such repayment.

  Section 12.3     Increased Costs.

(a)           If any Change in Law:

(i)           Shall subject any Lender to any tax, duty, or other charge with respect to its obligation to make Eurodollar Loans or its Eurodollar Loans, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its Eurodollar Loans or in respect of any other amounts due under this Agreement in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for changes in the rate of tax on the overall net income of such Lender);

(ii)           Shall impose, modify, or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in an applicable Eurodollar Reserve Percentage), special deposit, assessment, or other requirement or condition against assets of, deposits (other than as described in Section 12.5) with or for the account of, or commitments or credit extended by any Lender, or shall impose on any Lender or the eurodollar interbank borrowing market any other condition affecting its obligation to make such Eurodollar Loans or its Eurodollar Loans; and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any such Eurodollar Loans or to reduce the amount of any sum received or receivable by the Lender under this Agreement or under any Revolving Loan Notes with respect thereto, and such increase is not given effect in the determination of the Eurodollar Rate;

(iii)           Shall subject the Issuing Bank or any Lender to any tax, duty or other charge with respect to the obligation to issue Letters of Credit, maintain Letters of Credit or participate in Letters of Credit, or shall change the basis of taxation of payments to the Issuing Bank or any Lender in respect of amounts drawn under Letters of Credit or in respect of any other amounts due under this Agreement in respect of Letters of Credit or the obligation of the Issuing Bank to issue Letters of Credit or maintain Letters of Credit or the obligation of the Lenders to participate in Letters of Credit (except for changes in the rate of tax on the overall net income of the Issuing Bank or any Lender); or

(iv)           Shall impose, modify, or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, assessment, or other requirement or condition against assets of, deposits (other than as described in Section 12.5) with or for the account of, or commitments or credit extended by the Issuing Bank, or shall impose on the Issuing Bank or any Lender any other condition affecting the obligation to issue Letters of Credit, maintain Letters of Credit or participate in Letters of Credit; and the result of any of the foregoing is to increase the cost to the Issuing Bank or any Lender of issuing, maintaining or participating in any such Letters of Credit or to reduce the amount of any sum received or receivable by the Issuing Bank or any Lender under this Agreement with respect thereto, then promptly upon demand, which demand shall be accompanied by the certificate described in Section 12.3(b), by such Lender or Issuing Bank, the Borrowers agree to pay, without duplication of amounts due under Section 2.8(b), to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such increased costs.  Each Lender or Issuing Bank will promptly notify the Borrowers and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender or the Issuing Bank to compensation pursuant to this Section 12.3 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender or the Issuing Bank, be otherwise disadvantageous to such Lender or the Issuing Bank.

(b)           A certificate of any Lender or the Issuing Bank claiming compensation under this Section 12.3 and setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor shall be conclusive in the absence of manifest error.  In determining such amount, such Lender or the Issuing Bank may use any reasonable averaging and attribution methods.  If any Lender demands compensation under this Section 12.3, the Borrowers may at any time, upon at least three (3) Business Days prior notice to such Lender, prepay in full the then outstanding affected Eurodollar Loans of such Lender, together with accrued interest thereon to the date of prepayment, along with any reimbursement required under Section 2.9.  Concurrently with prepaying such Eurodollar Loans, the Borrowers shall borrow a Base Rate Loan, or a Eurodollar Loan not so affected, from such Lender, and such Lender shall make such Loan in an amount such that the outstanding principal amount of the Revolving Loans held by such Lender shall equal the outstanding principal amount of such Revolving Loans immediately prior to such prepayment.

(c)           The Issuing Bank and each Lender shall endeavor to notify the Borrowers of any event occurring after the date of this Agreement entitling the Issuing Bank or such Lender, as the case may be, to compensation under this Section 12.3 within one hundred eighty (180) days after the Issuing Bank or such Lender, as the case may be, obtains actual knowledge thereof; provided that if the Issuing Bank or such Lender, as the case may be, fails to give such notice within one hundred eighty (180) days after it obtains actual knowledge of such an event, the Issuing Bank or such Lender, as the case may be, shall, with respect to compensation payable pursuant to this Section 12.3 in respect of any costs resulting from such event, only be entitled to payment under this Section 12.3 for costs incurred from and after the date one hundred eighty (180) days prior to the date that the Issuing Bank or such Lender, as the case may be, gives such notice.

 Section 12.4     Effect On Other Loans.  If notice has been given pursuant to Sections 12.1, 12.2 or 12.3 suspending the obligation of any Lender to make any Eurodollar Loan, or requiring Eurodollar Loans of any Lender to be repaid or prepaid, then, unless and until such Lender (or, in the case of Section 12.1, the Administrative Agent) notifies the Borrowers that the circumstances giving rise to such repayment no longer apply, all Loans which would otherwise be made by such Lender as to the Eurodollar Loans affected shall, at the option of the Borrowers, be made instead as Base Rate Loans.

 Section 12.5      Capital Adequacy.  If any Lender or Issuing Bank (or any Affiliate of the foregoing) shall have reasonably determined that a Change in Law has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s (or any Affiliate of the foregoing) capital as a consequence of such Lender’s or Issuing Bank’s portion of the Revolving Loan Commitment or obligations hereunder to a level below that which it could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s (or any Affiliate of the foregoing) policies with respect to capital adequacy immediately before such Change in Law and assuming that such Lender’s or Issuing Bank’s (or any Affiliate of the foregoing) capital was fully utilized prior to such adoption, change or compliance), then, promptly upon demand, which demand shall be accompanied by the certificate described in the last sentence of this Section 12.5, by such Lender or Issuing Bank, the Borrowers shall immediately pay to such Lender or Issuing Bank such additional amounts as shall be sufficient to compensate such Lender or Issuing Bank for any such reduction actually suffered; provided, however, that there shall be no duplication of amounts paid to a Lender pursuant to this sentence and Section 12.3.  A certificate of such Lender or Issuing Bank setting forth the amount to be paid to such Lender or Issuing Bank by the Borrowers as a result of any event referred to in this paragraph shall, absent manifest error, be conclusive.  The Issuing Bank and each Lender shall endeavor to notify the Borrowers of any event occurring after the date of this Agreement entitling the Issuing Bank or such Lender, as the case may be, to compensation under this Section 12.5 within one hundred eighty (180) days after the Issuing Bank or such Lender, as the case may be, obtains actual knowledge thereof; provided that if the Issuing Bank or such Lender, as the case may be, fails to give such notice within one hundred eighty (180) days after it obtains actual knowledge of such an event, the Issuing Bank or such Lender, as the case may be, shall, with respect to compensation payable pursuant to this Section 12.5 in respect of any costs resulting from such event, only be entitled to payment under this Section 12.5 for costs incurred from and after the date one hundred eighty (180) days prior to the date that the Issuing Bank or such Lender, as the case may be, gives such notice.

ARTICLE 13

JURISDICTION, VENUE AND WAIVER OF JURY TRIAL

  Section 13.1      Jurisdiction and Service of Process.  FOR PURPOSES OF ANY LEGAL ACTION OR PROCEEDING BROUGHT BY ANY MEMBER OF THE LENDER GROUP WITH RESPECT TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY BANK PRODUCTS DOCUMENT, EACH CREDIT PARTY HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE STATE OF NEW YORK AND HEREBY IRREVOCABLY DESIGNATES AND APPOINTS, AS ITS AUTHORIZED AGENT FOR SERVICE OF PROCESS, THE BORROWERS, OR SUCH OTHER PERSON AS SUCH CREDIT PARTY SHALL DESIGNATE HEREAFTER BY WRITTEN NOTICE GIVEN TO THE ADMINISTRATIVE AGENT.  THE CONSENT TO JURISDICTION HEREIN SHALL NOT BE EXCLUSIVE.  THE LENDER GROUP SHALL FOR ALL PURPOSES AUTOMATICALLY, AND WITHOUT ANY ACT ON THEIR PART, BE ENTITLED TO TREAT SUCH DESIGNEE OF EACH CREDIT PARTY AS THE AUTHORIZED AGENT TO RECEIVE FOR AND ON BEHALF OF SUCH CREDIT PARTY SERVICE OF WRITS, OR SUMMONS OR OTHER LEGAL PROCESS, WHICH SERVICE SHALL BE DEEMED EFFECTIVE PERSONAL SERVICE ON SUCH CREDIT PARTY SERVED WHEN DELIVERED, WHETHER OR NOT SUCH AGENT GIVES NOTICE TO SUCH CREDIT PARTY; AND DELIVERY OF SUCH SERVICE TO ITS AUTHORIZED AGENT SHALL BE DEEMED TO BE MADE WHEN PERSONALLY DELIVERED OR THREE (3) BUSINESS DAYS AFTER MAILING BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH AUTHORIZED AGENT.  EACH CREDIT PARTY FURTHER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH ABOVE, SUCH SERVICE TO BECOME EFFECTIVE THREE (3) BUSINESS DAYS AFTER SUCH MAILING.  IN THE EVENT THAT, FOR ANY REASON, SUCH AGENT OR ITS SUCCESSORS SHALL NO LONGER SERVE AS AGENT OF EACH CREDIT PARTY TO RECEIVE SERVICE OF PROCESS, EACH CREDIT PARTY SHALL SERVE AND ADVISE THE ADMINISTRATIVE AGENT THEREOF SO THAT AT ALL TIMES EACH CREDIT PARTY WILL MAINTAIN AN AGENT TO RECEIVE SERVICE OF PROCESS ON BEHALF OF SUCH CREDIT PARTY WITH RESPECT TO THIS AGREEMENT, ALL OTHER LOAN DOCUMENTS AND THE BANK PRODUCTS DOCUMENTS.  IN THE EVENT THAT, FOR ANY REASON, SERVICE OF LEGAL PROCESS CANNOT BE MADE IN THE MANNER DESCRIBED ABOVE, SUCH SERVICE MAY BE MADE IN SUCH MANNER AS PERMITTED BY LAW.

 Section 13.2      Consent to Venue.  EACH CREDIT PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY IRREVOCABLY WAIVES ANY OBJECTION IT WOULD MAKE NOW OR HEREAFTER FOR THE LAYING OF VENUE OF ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY BANK PRODUCTS DOCUMENT BROUGHT IN THE FEDERAL COURTS OF THE UNITED STATES SITTING IN NEW YORK COUNTY, NEW YORK, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

 Section 13.3     Waiver of Jury Trial.  EACH CREDIT PARTY AND EACH MEMBER OF THE LENDER GROUP TO THE EXTENT PERMITTED BY APPLICABLE LAW WAIVES, AND OTHERWISE AGREES NOT TO REQUEST, A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION, PROCEEDING OR COUNTERCLAIM OF ANY TYPE IN WHICH ANY CREDIT PARTY, ANY MEMBER OF THE LENDER GROUP OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE BANK PRODUCTS DOCUMENTS AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS ARTICLE 13.

[Signatures on following pages.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the day and year first above written.

BORROWERS:	VULCAN MATERIALS COMPANY

	By:	/s/ Daniel F. Sansone
		Name:	Daniel F. Sansone
		Title:	Executive Vice President and
Chief Financial Officer

VULCAN CONSTRUCTION MATERIALS, LP

By:	/s/ Daniel F. Sansone
	Name:	Daniel F. Sansone
	Title:	President

ATLANTIC GRANITE COMPANY
FLORIDA CEMENT, INC.
FLORIDA ROCK INDUSTRIES, INC.
HARPER BROS. INC.
MARCH ACQUISITIONS, LLC
MARYLAND ROCK INDUSTRIES, INC.
MARYLAND STONE, INC.
PALOMAR TRANSIT MIX CO.
RAIL SERVICES & STORAGE EAST COAST, INC.
RECO TRANSPORTATION, LLC
S & G CONCRETE CO.
S & G PRESTRESS COMPANY
STATEWIDE TRANSPORT, INC.
TCS MATERIALS, INC.
THE ARUNDEL CORPORATION
TRIANGLE ROCK PRODUCTS, INC.
VIRGINIA CONCRETE COMPANY, INCORPORATED

By:	/s/ Daniel F. Sansone
	Name:	Daniel F. Sansone
	Title:	Vice President

CALMAT CO.

By:	/s/ Daniel F. Sansone
	Name:	Daniel F. Sansone
	Title:	Senior Vice President

DELMARVA AGGREGATES, LLC

By:	/s/ Daniel F. Sansone
	Name:	Daniel F. Sansone
	Title:	Vice President of The Arundel
Corporation, the Managing
Member of Delmarva Aggregates,
LLC

FULTON CONCRETE COMPANY, INC.

By:	/s/ Daniel F. Sansone
	Name:	Daniel F. Sansone
	Title:	Chairman

HERITAGE LOGISTICS, LLC

By:	/s/ Jerry F. Perkins Jr.
	Name:	Jerry F. Perkins Jr.
	Title:	Vice President

VAL-ROCK, INC.

By:	/s/ Daniel F. Sansone
	Name:	Daniel F. Sansone
	Title:	Senior Vice President

VULCAN AGGREGATES COMPANY, LLC

By:	/s/ Robert A. Wason IV
	Name:	Robert A. Wason IV
	Title:	President

VULCAN CONSTRUCTION MATERIALS, LLC

By:	/s/ Robert A. Wason IV
	Name:	Robert A. Wason IV
	Title:	Vice President

GUARANTORS:	AZUSA ROCK, INC.
BLUE PINE HOLDINGS, LLC
ELECTRON ACQUISITIONS, LLC
FLACEM, LLC
MULE PEN QUARRY CORPORATION
ROCKLAND LLC

By:	/s/ Daniel F. Sansone
	Name:	Daniel F. Sansone
	Title:	Vice President

VULCAN LANDS, INC.

By:	/s/ Daniel F. Sansone
	Name:	Daniel F. Sansone
	Title:	Chairman

BECKER PROPERTIES, LLC

By:	/s/ Daniel F. Sansone
	Name:	Daniel F. Sansone
	Title:	Senior Vice President

LEGACY VULCAN CORP.

By:	/s/ Daniel F. Sansone
	Name:	Daniel F. Sansone
	Title:	Executive Vice President and
Chief Financial Officer

ADMINISTRATIVE AGENT, ISSUING BANK, SWING BANK AND A LENDER:	SUNTRUST BANK, as the Administrative Agent, an Issuing Bank, the Swing Bank, and a Lender

	By:	/s/ Mark Bohntinsey
		Name:	Mark Bohntinsey
		Title:	Senior Vice President

LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and an Issuing Bank

	By:	/s/ Samantha Alexander
		Name:	Samantha Alexander
		Title:	Director

BANK OF AMERICA, N.A., as a Lender and an Issuing Bank

By:	/s/ Dennis S. Losin
	Name:	Dennis S. Losin
	Title:	Sr. Vice President

REGIONS BANK, as a Lender and an Issuing Bank

By:	/s/ Cheryl P. Boyd
	Name:	Cheryl P. Boyd
	Title:	Sr. Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender and an Issuing Bank

By:	/s/ Jeffrey D. Patton
	Name:	Jeffrey D. Patton
	Title:	Assistant Vice President

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

THE NORTHERN TRUST COMPANY, as a Lender and an Issuing Bank

By:	/s/ Sara Bravo
	Name:	Sara Bravo
	Title:	Second Vice President

SYNOVUS BANK, as a Lender

By:	/s/ Anne Lovette
	Name:	Anne Lovette
	Title:	Sr. Relationship Manager

ATLANTIC CAPITAL BANK, as a Lender

By:	/s/ J. Christopher Deisley
	Name:	J. Christopher Deisley
	Title:	Senior Vice President

Schedule 1.1(a)

Commitment Ratios

Lender	Revolving Loan Commitment	Revolving Commitment Ratio	Aggregate Commitment Ratio
SunTrust Bank	$125,000,000	20.8333333%	20.8333333%
Wells Fargo Bank, National Association	$125,000,000	20.8333333%	20.8333333%
Bank of America, N.A.	$105,000,000	17.5000000%	17.5000000%
Regions Bank	$75,000,000	12.5000000%	12.5000000%
U.S. Bank National Association	$60,000,000	10.0000000%	10.0000000%
Goldman Sachs Bank USA	$40,000,000	6.6666667%	6.6666667%
The Northern Trust Company	$35,000,000	5.8333333%	5.8333333%
Synovus Bank	$25,000,000	4.1666667%	4.1666667%
Atlantic Capital Bank	$10,000,000	1.6666667%	1.6666667%

Totals	$600,000,000	100%	100%